As filed with the Securities and Exchange Commission on __________
Registration Number 333-149633

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCESS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	83-0221517 (I.R.S. Employer Identification No.)
2600 Stemmons Freeway, Suite 176 Dallas, Texas 75207 (214) 905-5100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen B. Thompson
Chief Financial Officer
Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
(214) 905-5100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:
John J. Concannon III, Esq. Bingham McCutchen LLP 150 Federal Street Boston, MA 02110 (617) 951-8000

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Larger accelerated filer  ☐                                                                                                Accelerated filer  ☐

Non-accelerated filer  ☐                                                                                     Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.01 par value per share	7,577,868(1)	$2.50 (3)	$18,944,670	$745 (3)
Common stock, $0.01 par value per share	1,582,360 (2)	$2.50 (3)	$3,955,900	$155 (3)
Total common stock, $0.01 par value per share	9,160,228		$22,900,570	$900 (4)

(1)           7,577,868 shares are issuable to selling stockholders upon conversion of Series A Preferred Stock.

(2)           1,582,360 shares of Common Stock that may be issued as dividends on the Series A Preferred Stock.

(3)            Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the high and low prices as reported on the OTC Bulletin Board on October 6, 2008.

(4)           The registrant previously paid $1,436 of the registration fee in connection with the filing of its Form S-1 Registration Statement filed with the Securities and Exchange Commission on March 11, 2008.

Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the warrants and certificate of the Series A Preferred Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION, OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED October 8, 2008

PROSPECTUS

ACCESS PHARMACEUTICALS, INC.

9,160,228 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 9,160,228 shares of common stock, $0.01 par value per share, of Access Pharmaceuticals, Inc. (“Access”) by certain stockholders of Access, namely SCO Capital Partners LLC, (“SCO”) and affiliates (SCO Capital Partners LP and Beach Capital LLC), Credit Suisse Securities (USA) LLC, Enable Growth Partners LP, William G. Garrison, Edward and Patricia Kelly, Dennis Lavalle, Lake End Capital LLC, David Luci, Midsummer Investment, Ltd., Oracle Partners LP and affiliates (Oracle Institutional Partners LP, Oracle Offshore Ltd., SAM Oracle Investments, Inc.), Perceptive Life Sciences Master Fund Ltd., Rockmore Investment Master Fund Ltd., Brio Capital LP, Catalytix LDC Life Science Hedge AC, Cobblestone Asset Management LLC, Cranshire Capital LP, and Schroder & Co. Bank AG.

Access is not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering.  All costs associated with this registration will be borne by Access.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering. On October 6, 2008, the last reported sale price of our common stock was $2.45 per share. Our common stock is presently listed on the OTC Bulletin Board under the symbol “ACCP”. These prices will fluctuate based on the demand for the shares of common stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

These securities are speculative and involve a high degree of risk.
You should purchase securities only if you can afford a complete loss of your investment.

See “Risk factors” beginning on page 10.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS ________________, 2008.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information you should consider before investing in shares of our common stock. You should read this entire Prospectus carefully, including “Risk Factors” beginning on page 10 and our financial statements and the notes to those financial statements beginning on F-1 before making an investment decision.

EXPLANATORY NOTE

Of the 9,160,228 shares being registered for sale in this offering:

(1)
1,457,699 of such shares relate to shares of common stock underlying Series A Preferred Stock which were issued to Oracle and affiliates on November 13, 2007 in exchange for the cancellation of $4,015,000 of principal amount of convertible promissory notes plus interest, as amended, originally issued to Oracle on September 13, 2000. The Company had previously registered the common stock underlying such convertible notes on a registration statement on Form S-1 Registration Statement No. 333-135734 which was declared effective on August 7, 2006.

(2)
6,120,169 of such shares relate to shares of common stock underlying Series A Preferred Stock which were issued to Lake End Capital LLC and SCO and affiliates on November 13, 2007 in exchange for the cancellation of $6,000,000 of principal amount of convertible promissory notes plus interest originally issued to Lake End Capital LLC and SCO and affiliates on February 16, 2006 ($5,000,000), October 24, 2006 ($500,000) and December 6, 2006, ($500,000). The Company had previously registered the common stock underlying $5,000,000 of the convertible notes issued on a registration statement on Form S-1 Registration Statement No. 333-135734, which was declared effective on August 7, 2006.

(3)
1,582,360 of such shares relate to common stock dividends which may be paid on the Series A Preferred Stock.  The Series A Preferred Stock accrues dividends at the rate of 6% per annum.  Subject to certain conditions being met, Access in its sole discretion may choose to pay these dividends in shares of common stock rather than in cash. The common stock dividend shares being registered represents anticipated dividends on the Series A Preferred Stock over 2 years assuming a fixed market price of $2.00 per share for Access’ common stock.

ABOUT ACCESS

Company Overview

Access Pharmaceuticals, Inc. (together with our subsidiaries, “We”, “Access” or the “Company”) is a Delaware corporation. We are an emerging biopharmaceutical company focused on developing products based upon our nanopolymer chemistry technologies. We currently have one approved product, two products in Phase 2 clinical trials and five products in pre-clinical development. Our description of our business, including our list of products and patents, takes into consideration our acquisition of Somanta Pharmaceuticals, Inc. which closed January 4, 2008.

•
MuGard™ is our approved product for the management of oral mucositis, a frequent side-effect of cancer therapy for which there is no established treatment. The market for mucositis treatment is estimated to be in excess of US$1 billion world-wide. MuGard, a proprietary nanopolymer formulation, has received marketing allowance in the U.S. from the Food & Drug Administration (“FDA”).

•
Our lead development candidate for the treatment of cancer is ProLindac™, a nanopolymer DACH-platinum prodrug. ProLindac is currently in a Phase 2 clinical trial being conducted in the EU in patients with ovarian cancer. The DACH-platinum incorporated in ProLindac is the same active moiety as that in oxaliplatin (Eloxatin; Sanofi-Aventis), which has sales in excess of $2.0 billion.

•
Pre-clinical development of Cobalamin™, our proprietary nanopolymer oral drug delivery technology based on the natural vitamin B12 uptake mechanism. We are currently developing a product for the oral delivery  of insulin.

•	Pre-clinical development of Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to cancer cells, notably breast, ovarian and colorectal cancers.
•	Pre-clinical development of Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells.
•	Pre-clinical development of Alchemix®, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance.
•	Pre-clinical development of Cobalamin-mediated targeted delivery.
•	Phenylbutyrate (“PB”), an HDAC inhibitor and a differentiating agent, is a Phase 2 clinical candidate being developed in collaboration with Virium Pharmaceuticals.

Products

Access used its drug delivery technologies to develop the following products and product candidates:

Access Drug Portfolio
Compound	Originator	Technology	Indication	Clinical Stage (1)

MuGard™	Access	Mucoadhesive liquid	Mucositis	Marketing clearance received
ProLindacTM (Polymer Platinate, AP5346) (2)	Access – U London	Synthetic polymer	Cancer	Phase 2
Phenylbutyrate (PB)	National Institute of Health	Small molecule	Cancer	Phase 2
Oral Insulin	Access	Cobalamin	Diabetes	Pre-clinical
Oral Delivery System	Access	Cobalamin	Various	Pre-clinical
Angiolix®	Immunodex, Inc.	Humanized monoclonal antibody	Cancer	Pre-clinical
Prodrax®	Univ London	Small molecule	Cancer	Pre-clinical
Alchemix®	DeMontford Univ	Small molecule	Cancer	Pre-clinical
Cobalamin-Targeted Therapeutics	Access	Cobalamin	Anti-tumor	Pre-clinical

(1)	For more information, see “Government Regulation” for description of clinical stages.
(2)	Licensed from the School of Pharmacy, The University of London. Subject to a 1% royalty and milestone payments on sales.

Other Key Developments

On September 3, 2008, we announced that we had retained Piper Jaffray to augment ongoing business development efforts with the goal of establishing additional strategic development and commercialization partnerships for our product pipeline. The Piper Jaffray healthcare investment banking team will focus on partnering opportunities for ProLindac, Angiolix and the Cobalamin programs.

On July 10, 2008, we announced the signing of a definitive merger agreement to acquire MacroChem Corporation. Pursuant to the terms of the merger agreement, MacroChem’s common shareholders and warrant holders will receive an aggregate of 2.5 million shares of Access common stock which would represent approximately 8% of the combined company. The closing of the transaction is subject to numerous conditions. There can be no assurance that the transaction will be consummated or if consummated that it will be on the terms described above.

On June 4, 2008, we announced the signing of a definitive licensing agreement with Jiangsu Aosaikang Pharmaeutical Co., Ltd (“ASK”). Under which agreement ASK will manufacture, develop and commercialize our proprietary product ProLindac for the Greater China Region which includes the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan. Under the terms of the agreement ASK  paid Access an upfront fee and will pay subsequent milestone payments along with a royalty upon commercialization of ProLindac. In addition, in cooperation with Access, ASK has committed to fund two Phase 2 studies for ProLindac in colorectal cancer and one other indication to be determined by both parties.

Steven H. Rouhandeh was appointed as a director and Chairman of the Board effective as of March 4, 2008.

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.5 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 545,000 shares of our common stock, which includes placement agent warrants to purchase 90,883 shares of our common stock, at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,700,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On January 14, 2008, we announced the signing of a definitive licensing agreement under which RHEI Pharmaceuticals, Inc. will market and manufacture MuGard in the Peoples Republic of China and certain Southeast Asian countries. RHEI will also obtain the necessary regulatory approvals for MuGard in the territory.

On January 4, 2008 we closed the acquisition of Somanta Pharmaceuticals, Inc. (“Somanta”). In connection with the merger, Access issued an aggregate of approximately 1.5 million shares of Access Pharmaceuticals, Inc. common stock to the common and preferred shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share.

In addition, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable.

On December 26, 2007, Jeffrey B. Davis, Chairman of the Board of Directors was named Chief Executive Officer. Stephen R. Seiler resigned as President and Chief Executive Officer and concurrently resigned from the Board of Directors effective December 19, 2007.

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share. SCO Capital Partners LLC currently has two designees serving on our Board of Directors. In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

As a condition to closing, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan. The Investor Rights Agreement grants certain registration and other rights to each of the investors.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

On August 27, 2007, we signed a definitive licensing agreement with SpePharm Holding, B.V. under which SpePharm will market Access’ product MuGard in Europe.

On August 1, 2007, we announced that Esteban Cvitkovic, a member of our board of directors as Vice Chairman Europe, agreed to an expanded role as Senior Director, Oncology Clinical R&D.

On April 26, 2007, we entered into a Note Purchase Agreement with Somanta Pharmaceuticals, Inc. in order for Access to loan Somanta amounts to keep certain of their licenses and vendors current. As of September 30, 2007 we have loaned Somanta $859,000.

All shares and per share information reflect a one for five reverse stock split effected June 5, 2006.

Access was incorporated in Wyoming in 1974 as Chemex Corporation, and in 1983 Access changed its name to Chemex Pharmaceuticals, Inc. Access changed its state of incorporation from Wyoming to Delaware on June 30, 1989. In 1996 Access merged with Access Pharmaceuticals, Inc., a private Texas corporation, and changed its name to Access Pharmaceuticals, Inc. Access’ principal executive office is located at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207; Access’ telephone number is (214) 905-5100.

SUMMARY OF THE OFFERING

This offering relates to the sale of common stock by certain persons who are the selling stockholders who intend to sell up to 9,160,228 shares of common stock, consisting of (1) 7,577,868 shares are issuable to selling stockholders upon conversion of Series A Preferred Stock and (2) 1,582,360 shares of Common Stock that may be issued as dividends on the Series A Preferred Stock.

Our registration of these shares does not necessarily mean that the selling shareholders will convert any of these shares or sell any or all of the shares of our common stock that we are registering.

Common stock offered by Access:	None.

Common stock offered by selling shareholders:	9,160,228 shares, which includes 7,577,868 shares issuable upon conversion of Series A Preferred Stock, and 1,582,360 shares to be issued as dividends as described above.

Common stock outstanding:	As of October 6, 2008, 6,475,447 shares of our common stock were issued and outstanding.

Offering Price:	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions.

Proceeds to Access:	We will not receive proceeds from the resale of shares by the selling shareholders.

Use of proceeds:	We will not receive any of the proceeds from the sale by any selling shareholder of our common stock.

OTC Bulletin Board Symbol:	ACCP:OB

SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following summary condensed consolidated financial information as of and for the years ended December 31, 2007, 2006, 2005, 2004, and 2003 have been derived from our audited financial statements. The financial information as of and for the six months ended June 30, 2008 and 2007 is derived from our unaudited condensed financial statements. The summary condensed consolidated financial information set forth below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes theret

o included elsewhere in this Prospectus.

For the Six Months Ended June 30		For the Year Ended December 31,
2008	2007	2007	2006	2005	2004	2003
		(in thousands, except per share amounts)
Consolidated Statement of Operations and Comprehensive Loss Data:
Total revenues	$170	$-	$57	$-	$-	$-	$-
Operating loss	(12,718)	(3,337)	(6,900)	(5,175)	(9,622)	(6,003)	(5,426)
Interest and miscellaneous income	105	60	125	294	100	226	279
Interest and other expense	(225)	(2,959)	(3,514)	(7,436)	(2,100)	(1,385)	(1,281)
Loss on extinguishment of debt	-	-	(11,628)	-	-	-	-
Unrealized loss on fair value of warrants	-	-	-	(1,107)	-	-	-
Income tax benefit	-	-	61	173	4,067	-	-
Loss from continuing operations	(12,838)	(6,236)	(21,856)	(13,251)	(7,555)	(7,162)	(6,428)

Preferred stock dividends	(2,350)	-	(14,908)
Discontinued operations net of taxes
($61 in 2007, $173 in 2006 and $4,067 in 2005)	-	-	112	377	(5,855)	(3,076)	(507)
Net loss	(15,188)	(6,236)	(36,652)	(12,874)	(1,700)	(10,238)	(6,935)

Common Stock Data:
Net loss per basic and diluted common share	$(2.76)	$(1.76)	$(10.32)	$(3.65)	$(0.53)	$(3.38)	$(2.61)
Weighted average basic and diluted common shares outstanding	5,508	3,537	3,552	3,532	3,237	3,032	2,653

	June 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
			(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$5,888	$1,900	$6,921	$4,389	$474	$2,261	$2,587
Total assets	6,920	3,634	9,149	6,426	7,213	11,090	11,811
Deferred revenue	2,047	173	978	173	173	1,199	1,184
Convertible notes, net of discount	5,500	16,395	5,564	8,833	7,636	13,530	13,530
Total liabilities	10,994	19,135	8,468	16,313	11,450	17,751	17,636
Total stockholders' equity (deficit)	(4,074)	(15,501)	681	(9,887)	(4,237)	(6,661)	(5,825)

Somanta Pharmaceuticals, Inc.

We have derived the following historical information from Somanta’s audited consolidated financial statements from inception through the fiscal year ended April 30, 2007, contained in Somanta’s annual reports on Form 10-KSB. The information is only a summary and should be read in conjunction with Somanta’s consolidated financial statements and accompanying notes, as well as management’s discussion and analysis of results of operations and financial condition, all of which can be found in publicly available documents, including those incorporated by reference into this Registration Statement.

	For the Year Ended April 30,
	2007	2006	2005
	(In thousands, except per share amounts)
Consolidated Statement of Operations and Comprehensive Loss Data
Total revenues	$1	$1	$-
Operating loss	(4,550)	(4,108)	(1,129)
Interest and miscellaneous income	28	17	-
Interest and other expense	(2,969)	(908)	-
Income tax	4	2	-
Net loss	(7,496)	(5,002)	(1,129)
Deemed dividends on convertible preferred stock	-	(1,522)	-
Net loss applicable to common shareholders	(7,496)	(6,524)	(1,129)
Comprehensive loss-foreign currency translation adjustment	-	-	(6)
Comprehensive loss	(7,496)	(6,524)	(1,135)

Common Stock Data:
Net loss per basic and diluted common share	$(0.56)	$(0.47)	$(0.20)
Weighted average basic and diluted common shares outstanding	14,278,247	14,274,365	5,576,845

	As of April 30,
	2007	2006
	(In thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and short term investments	$5	$1,588
Restricted cash	2	152
Total assets	67	1,859
Current liabilities	8,245	3,443
Total liabilities	8,245	3,443
Total stockholders' equity (deficit)	(8,178)	(1,585)

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following unaudited pro forma condensed combined financial statements apply to the merger between Somanta and Access, by which Somanta became a wholly owned subsidiary of Access, and are based upon the historical condensed consolidated financial statements and notes thereto (as applicable) of Access and Somanta, which are incorporated by reference into this Form S-1/A. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger as if the merger had been completed on December 31, 2007, and combines Access’s December 31, 2007, audited consolidated balance sheet with Somanta’s January 4, 2008 unaudited consolidated balance sheet. The unaudited pro forma condensed combined statement of operations gives pro forma effect to the merger as if it had been completed on January 1, 2007, and combines Access’ audited consolidated statement of operations for the year ended December 31, 2007, with Somanta’s unaudited consolidated statement of operations for the nine months ended October 31, 2007.

The pro forma adjustments are based upon available information and certain assumptions that Access believes are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.” beginning on page F-82.

Total consideration paid in connection with the acquisition included:

•
Approximately 1.5 million shares of Access common stock was issued to the common and preferred shareholders of Somanta as consideration having a value of approximately $4,650,000 (the value was calculated using Access’ stock price on January 4, 2008 times the shares issued);

•
exchange all outstanding warrants for Somanta common stock for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share. The warrants were valued at approximately $281,000. All of the warrants are exercisable immediately and expire approximately four years from date of issue. The weighted average fair value of the warrants was $1.46 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.26%, expected volatility 114% and an expected term of approximately 4 years;

•	an aggregate of $475,000 in direct transaction costs; and
•	cancelled receivable from Somanta of $931,000.

Approximately $8,879,000 of the purchase price represents the estimated fair value of the acquired in-process research and development projects that have no alternative future use. Accordingly this amount was immediately expensed and for the purposes of this pro forma is included in additional paid-in capital.

The following table summarizes the initial fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands) based on a preliminary valuation. Subsequent adjustments may be recorded upon the completion of the valuation and the final determination of the purchase price allocation.

Cash	$1
Prepaid expenses	25
Office equipment, net	14
Accounts payable	(2,582)
In-process research & development	8,879
$6,337

The selected unaudited pro forma condensed combined financial data (i) have been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included in this Registration Statement as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-82, and (ii) should be read in conjunction with the consolidated financial statements of Access and Somanta and other information filed by Access and Somanta with the SEC and incorporated by reference into this Registration Statement.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations Data:	For the Twelve Months Ended December 31, 2006	For the Twelve Months Ended December 31, 2007
	(in thousands)	(in thousands)
Total revenues	$1	$58
Total expenses	9,727	9,791
Loss from operations	(9,726)	(9,233)
Interest and miscellaneous income	322	122
Interest and other expenses	(7,436)	(3,541)
Loss on extinguishment of debt	-	(11,628)
Change in fair value of warrant liabilities	(4,038)	5,119
Currency translation loss	-	(1)
Loss before discontinued operations and before tax benefit	(20,916)	(19,162)
Income tax benefit	169	56
Loss from continuing operations	(20,747)	(19,106)
Less preferred stock dividends	-	(14,908)
Loss from continuing operations allocable to common stockholders	(20,747)	(34,014)
Discontinued operations, net of taxes of $173,000 and $61,000	377	(112)
Net loss allocable to common stockholders	$(20,370)	$(33,902)

Note 1: The above statement gives effect to the merger of Access and Somanta, as if the merger had occurred on January 1, 2006. Somanta statements used were for the twelve months ended April 30, 2007 and the nine month period ended October 31, 2007.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet:	As of December 31, 2007
(in thousands)
Cash and cash equivalents	$161
Short term investments, at cost	6,762
Total current assets	6,983
Property and equipment, net	144
Patents net	710
Total assets	7,849
Accounts payables and accrued expenses	3,969
Current portion of deferred revenue	68
Current portion of long-term debt net of discount	64
Long-term deferred revenue	910
Long-term debt	5,500
Total liabilities	10,641
Additional paid-in capital	120,774
Notes receivable from stockholders	(1,045)
Accumulated deficit	(122,568)
Total stockholders’ deficit	(2,792)

Note 1: Somanta statements used were for the period ended January 4, 2008 (unaudited).

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this Prospectus, before you make a decision to invest in our company.

Without obtaining adequate capital funding, Access may not be able to continue as a going concern.

The report of Access’ independent registered public accounting firm for the fiscal year ended December 31, 2007 contained a fourth explanatory paragraph to reflect its significant doubt about Access’ ability to continue as a going concern as a result of Access’ history of losses and Access’ liquidity position. If Access is unable to obtain adequate capital funding in the future, Access may not be able to continue as a going concern, which would have an adverse effect on Access’ business and operations, and investors’ investment in Access may decline.

Access may be required to pay liquidated damages to certain investors if it does not maintain an effective registration statement relating to common stock issuable upon conversion of Series A Preferred stock or upon exercise of certain warrants.

Pursuant to issuing Series A Preferred Stock and warrants, Access entered into an Investor Rights Agreement with the purchasers of Series A Preferred Stock. The Investor Rights Agreement requires, among other things, that under certain circumstances Access maintain an effective registration statement for common stock issuable upon conversion of Series A Preferred Stock or upon exercise of certain warrants. If Access fails to maintain such an effective registration statement it may be required to pay liquidated damages to the holders of such Series A Preferred Stock and warrants for the period of time in which an effective registration statement was required to be in place but was not in place. As of June 18, 2008, the registration statement filed by Access relating to such securities had not been declared effective. As such, Access is required to accrue liquidated damages at a rate of 1% per month, of the holders’ total investment amount with respect to securities that are required to be registered but are not covered by an effective registration statement. Such liquidated damages shall continue to accrue until the registration statement is declared effective, such securities are no longer required to be covered by a registration statement, or until such damages reach the maximum amount of 10% of the holders’ total investment amount.

Failure to achieve and maintain effective internal controls could have a material adverse effect on Access’ business.

Effective internal controls are necessary for Access to provide reliable financial reports. If Access cannot provide reliable financial reports, Access’ operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

As noted in our Form 10-Q at June 30, 2008, Item 4T, we have determined that a material weakness exists relating to the monitoring and review of work performed by our Chief Financial Officer in connection with our internal control over financial reporting. All of our financial reporting is carried out by our Chief Financial Officer. This lack of accounting staff results in a lack of segregation of duties and accounting technical expertise necessary for an effective system of internal control.

While Access continues to evaluate and improve its internal controls, Access cannot be certain that these measures will ensure that Access implements and maintains adequate controls over its financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could result in our financial results being misstated, could harm our operating results or cause Access to fail to meet its reporting obligations.

Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in Access’ reported financial information, which could have a material adverse effect on its stock price.

Access has experienced a history of losses, Access expects to incur future losses and Access may be unable to obtain necessary additional capital to fund operations in the future.

Access has recorded minimal revenue to date and has incurred a cumulative operating loss of approximately $15.2 million for the six months ended June 30, 2008. Net losses for the years ended 2007 and 2006 were $36.7 million and $12.9 million, respectively. Access’ losses have resulted principally from costs incurred in research and development activities related to Access’ efforts to develop clinical drug candidates and from the associated administrative costs. Access expects to incur additional operating losses over the next several years. Access also expects cumulative losses to increase if Access expands research and development efforts and preclinical and clinical trials. Access’ net cash burn rate for the six months ended June 30, 2008 was approximately $556,000 per month. Access projects its net cash burn rate from operations for the next 16 months to be approximately $525,000 per month. Capital expenditures are forecasted to be minor for the next 16 months.

Access requires substantial capital for its development programs and operating expenses, to pursue regulatory clearances and to prosecute and defend its intellectual property rights. Access believes that its existing capital resources, interest income, product sales, royalties, revenue and milestones from possible licensing agreements and collaborative agreements will be sufficient to fund its currently expected operating expenses and capital requirements into the fourth quarter of 2009. Access will need to raise substantial additional capital to support its ongoing operations.

If Access does raise additional funds by issuing equity securities, further dilution to existing stockholders would result and future investors may be granted rights superior to those of existing stockholders. If adequate funds are not available to Access through additional equity offerings, Access may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require Access to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that Access would not otherwise issue or relinquish in order to continue independent operations.

Access has issued and outstanding shares of Series A Preferred Stock with rights and preferences superior to those of its common stock.

The issued and outstanding shares of Series A Preferred Stock grants the holders of such preferred stock anti-dilution, dividend and liquidations rights that are superior to those held by the holders of our common stock.  Should Access issue additional shares of common stock for a price below $3.00 per share, the conversion price of the Series A Preferred Stock shall be lowered to the lowest issue price below $3.00 per share which will have the effect of diluting the holders of our common stock.

Access does not have operating revenue and it may never attain profitability.

To date, Access has funded its operations primarily through private sales of common stock, preferred stock and convertible notes. Contract research payments and licensing fees from corporate alliances and mergers have also provided funding for its operations. Its ability to achieve significant revenue or profitability depends upon its ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for Access’ drug candidates and to manufacture and commercialize the resulting drugs. Access sold its only revenue producing assets to Uluru, Inc. in October 2005. Access is not expecting any revenues in the short-term from its other assets. Furthermore, Access may not be able to ever successfully identify, develop, commercialize, patent, manufacture, obtain required regulatory approvals and market any additional products. Moreover, even if Access does identify, develop, commercialize, patent, manufacture, and obtain required regulatory approvals to market additional products, Access may not generate revenues or royalties from commercial sales of these products for a significant number of years, if at all. Therefore, its proposed operations are subject to all the risks inherent in the establishment of a new business enterprise.  In the next few years, its revenues may be limited to minimal product sales and royalties, any amounts that Access receives under strategic partnerships and research or drug development collaborations that Access may establish and, as a result, Access may be unable to achieve or maintain profitability in the future or to achieve significant revenues in order to fund its operations.

Although Access expects that the acquisition of Somanta will result in benefits to the combined company the combined company may not realize those benefits because of integration and other challenges.

Access’ ability to realize the anticipated benefits of the merger will depend, in part, on the ability of Access to integrate the business of Somanta with the business of Access. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Access and Somanta. The difficulties of combining the operations of the companies include, among others:

•	unanticipated issues in integrating information, communications and other systems;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Access may not successfully commercialize its drug candidates.

Access’ drug candidates are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies, and its failure to develop safe commercially viable drugs would severely limit its ability to become profitable or to achieve significant revenues. Access may be unable to successfully commercialize Access’ drug candidates because:

•	some or all of its drug candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;
•	its drug candidates, if safe and effective, may be too difficult to develop into commercially viable drugs;
•	it may be difficult to manufacture or market its drug candidates on a large scale;
•	proprietary rights of third parties may preclude it from marketing its drug candidates; and
•	third parties may market superior or equivalent drugs.

The success of Access’ research and development activities, upon which Access primarily focuses, is uncertain.

Access’ primary focus is on its research and development activities and the commercialization of compounds covered by proprietary biopharmaceutical patents and patent applications. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow Access’ research and development effort and Access’ business could ultimately suffer. Access anticipates that it will remain principally engaged in research and development activities for an indeterminate, but substantial, period of time.

Access may be unable to successfully develop, market, or commercialize its products or its product candidates without establishing new relationships and maintaining current relationships.

Access’ strategy for the research, development and commercialization of its potential pharmaceutical products may require it to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to its existing relationships with other parties. Specifically, Access may seek to joint venture, sublicense or enter other marketing arrangements with parties that have an established marketing capability or Access may choose to pursue the commercialization of such products on its own. Access may, however, be unable to establish such additional collaborative arrangements, license agreements, or marketing agreements as Access may deem necessary to develop, commercialize and market Access’ potential pharmaceutical products on acceptable terms. Furthermore, if Access maintains and establishes arrangements or relationships with third parties, its business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships.

Access’ ability to successfully commercialize, and market Access’ product candidates could be limited if a number of these existing relationships were terminated.

Furthermore, its strategy with respect to its polymer platinate program is to enter into a licensing agreement with a pharmaceutical company pursuant to which the further costs of developing a product would be shared with its licensing partner. Although Access has had discussions with potential licensing partners with respect to its polymer platinate program, to date Access has not entered into any licensing arrangement. Access may be unable to execute its licensing strategy for polymer platinate.

Access may be unable to successfully manufacture its products and its product candidates in clinical quantities or for commercial purposes without the assistance of contract manufacturers, which may be difficult for it to obtain and maintain.

Access has limited experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes and Access may not be able to manufacture any new pharmaceutical products that Access may develop. As a result, Access has established, and in the future intends to establish arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling and distribution of finished pharmaceutical products if any of its potential products are approved for commercialization. If Access is unable to contract for a sufficient supply of its potential pharmaceutical products on acceptable terms, its preclinical and human clinical testing schedule may be delayed, resulting in the delay of its clinical programs and submission of product candidates for regulatory approval, which could cause its business to suffer. Its business could suffer if there are delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute its finished pharmaceutical or other medical products, if any, market introduction and subsequent sales of such products. Moreover, contract manufacturers that Access may use must adhere to current Good Manufacturing Practices, as required by the FDA. In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until the manufacturing facility passes a pre-approval plant inspection. If Access is unable to obtain or retain third party manufacturing on commercially acceptable terms, Access may not be able to commercialize its products as planned. Its potential dependence upon third parties for the manufacture of its products may adversely affect its ability to generate profits or acceptable profit margins and its ability to develop and deliver such products on a timely and competitive basis.

ProLindac™ is manufactured by third parties for Access’ Phase 2 clinical trials. Manufacturing is ongoing for the current clinical trials. Certain manufacturing steps are conducted by the Company to enable significant cost savings to be realized.

Access is subject to extensive governmental regulation which increases its cost of doing business and may affect its ability to commercialize any new products that Access may develop.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish its safety and efficacy. All of its drugs and drug candidates require receipt and maintenance of governmental approvals for commercialization. Preclinical and clinical trials and manufacturing of its drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. The status of Access’ principal products is as follows:

•	A mucoadhesive liquid technology product, MuGard™, has received marketing approval by the FDA.
•	ProLindac™ is currently in a Phase 2 trial in Europe.
•	ProLindac™ has been approved for an additional Phase 1 trial in the US by the FDA.
•	Phenylbutrate is in planning stage for a Phase 2 trial in the United States.
•	Cobalamin™ mediated delivery technology is currently in the pre-clinical phase.
•	Angiolix® is currently in the pre-clinical phase.
•	Prodrax® is currently in the pre-clinical phase.
•	Alchemix® is currently in the pre-clinical phase.
•	Access also has other products in the preclinical phase.

Due to the time consuming and uncertain nature of the drug candidate development process and the governmental approval process described above, Access cannot assure you when Access, independently or with its collaborative partners, might submit a NDA, for FDA or other regulatory review.

Government regulation also affects the manufacturing and marketing of pharmaceutical products. Government regulations may delay marketing of Access’ potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon its activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect Access’ marketing as well as its ability to generate significant revenues from commercial sales. Access’ drug candidates may not receive FDA or other regulatory approvals on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if Access obtains initial regulatory approvals for its drug candidates, Access’ drugs and its manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug, including withdrawal of the drug from the market. The FDA and other regulatory authorities stringently apply regulatory standards and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect Access’ ability to successfully commercialize new products.

Before Access can obtain regulatory approvals for the commercial sale of any of its potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans.  Preclinical or clinical trials of any of its future drug candidates may not demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA approval or even lead it to terminate its efforts to develop the drug for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. In particular, polymer platinate has taken longer to progress through clinical trials than originally planned. This extra time has not been related to concerns of the formulations but rather due to the lengthy regulatory process. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate. A delay or failure to receive regulatory approval for any of Access’ drug candidates could prevent Access from successfully commercializing such candidates and Access could incur substantial additional expenses in its attempts to further develop such candidates and obtain future regulatory approval.

Access may incur substantial product liability expenses due to the use or misuse of its products for which Access may be unable to obtain insurance coverage.

Access’ business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to its drug candidates, if any, that receive regulatory approval for commercial sale and Access may face substantial liability for damages in the event of adverse side effects or product defects identified with any of its products that are used in clinical tests or marketed to the public. Access generally procures product liability insurance for drug candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, Access may be unable to obtain insurance coverage at acceptable costs or in a sufficient amount in the future, if at all. Access may be unable to satisfy any claims for which Access may be held liable as a result of the use or misuse of products which Access has developed, manufactured or sold and any such product liability claim could adversely affect its business, operating results or financial condition.

Access may incur significant liabilities if it fails to comply with stringent environmental regulations or if Access did not comply with these regulations in the past.

Access’ research and development processes involve the controlled use of hazardous materials. Access is subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling and disposal of such material and certain waste products. Although Access believes that its activities and its safety procedures for storing, using, handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, Access could be held liable for any damages that result and any such liability could exceed its resources.

Intense competition may limit Access’ ability to successfully develop and market commercial products.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Access’ competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions.

The following products may compete with polymer platinate:

• Cisplatin, marketed by Bristol-Myers Squibb, the originator of the drug, and several generic manufacturers;
• Carboplatin, marketed by Bristol-Myers Squibb in the US; and
• Oxaliplatin, marketed exclusively by Sanofi-Aventis.

The following companies are working on therapies and formulations that may be competitive with Access’ polymer platinate:

•     Antigenics and Regulon are developing liposomal platinum formulations;
•     Spectrum Pharmaceuticals and GPC Biotech are developing oral platinum formulations;
•     Poniard Pharmaceuticals is developing both i.v. and oral platinum formulations;
•     Nanocarrier and Debio are developing micellar nanoparticle platinum formulations; and
• American Pharmaceutical Partners, Cell Therapeutics, Daiichi, and Enzon are developing alternate drugs in combination with polymers and other drug delivery systems.

Companies working on therapies and formulations that may be competitive with Access’ vitamin mediated drug delivery system are Bristol-Myers Squibb, Centocor (acquired by Johnson & Johnson), Endocyte, GlaxoSmithKline, Imclone and Xoma which are developing targeted monoclonal antibody therapy.

Amgen, Carrington Laboratories, CuraGen Corporation, Cytogen Corporation, Endo Pharmaceuticals, MGI Pharma, Nuvelo, Inc. and OSI Pharmaceuticals are developing products to treat mucositis that may compete with Access’ mucoadhesive liquid technology.

BioDelivery Sciences International, Biovail Corporation, Cellgate, CIMA Labs, Inc., Cytogen Corporation, Depomed Inc., Emisphere Technologies, Inc., Eurand, Flamel Technologies, Nobex and Xenoport are developing products which compete with Access’ oral drug delivery system.

Companies working on therapies and formulations that may be competitive with Access’ Sodium Phenylbutyrate are Medicis Pharmaceuticals currently sells Sodium Phenylbutyrate (Buphenyl ®) for the treatment of a urea cycle disorder, hyperuremia. We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma.

We are targeting a propriety gene product which is expressed by cancerous tumors. We are not aware of any other organization developing similar products targeting this type of protein.

Companies working on therapies and formulations that may be competitive with Access’ Prodrax are Novocea, Inc., which has exclusively licensed from KuDOS Pharmaceuticals, a subsidiary of Astra Zeneca, a small molecule prodrug that is selectively activated by low oxygen tumors that is similar to our Prodrax, and Novocea is developing this small molecule prodrug in a similar fashion to Prodrax.

We are not aware of any other organization developing a drug similar to Alchemix. Several groups are developing agents against p-glycoprotein, which is only one of the identified mechanisms of drug resistance within cells, and other groups are developing agents that have the potential to become chemosensitisers, which means they will make cancer cells more sensitive to the effects of chemotherapy.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations. As a result, Access’ competitors may successfully develop technologies and drugs that are more effective or less costly than any that Access is developing or which would render Access’ technology and future products obsolete and noncompetitive.

In addition, some of Access’ competitors have greater experience than Access does in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, Access’ competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than Access does. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from Access’ research and development efforts or from its joint efforts with collaborative partners therefore may not be commercially competitive with its competitors' existing products or products under development.

Access depends on licenses from third parties and the maintenance of its licenses are necessary for its success.

Access, as a result of its acquisition of Somanta Pharmaceuticals, Inc., has obtained rights to some product candidates through license agreements with various third party licensors as follows:

•	Exclusive Patent and Know-how Sub-license Agreement between Somanta and Immunodex, Inc. dated August 18, 2005, as amended;

•	Patent and Know-how Assignment and License Agreement between Somanta and De Montfort University dated March 20, 2003;

•	Patent and Know-how Assignment and License Option Agreement between Somanta and The School of Pharmacy, University of London dated March 16, 2004, as amended on September 21, 2005; and

•	The Phenylbutyrate Co-Development and Sublicense Agreement between Somanta and Virium Pharmaceuticals, Inc. dated February 16, 2005, as amended.

Access is dependent upon these licenses for its rights to develop and commercialize its product candidates. While Access believes it is in compliance with its obligations under the licenses, certain licenses may be terminated or converted to non-exclusive licenses by the licensor if Access breaches the terms of the license. Access cannot guarantee you that the licenses will not be terminated or converted in the future.

While Access expects that it will be able to continue to identify licensable product candidates or research suitable for licensing and commercialization by it, there can be no assurance that this will occur. For example, Access is in discussions with the National Institutes of Health to obtain licenses to certain patents held by them that will be necessary for the manufacture of its product candidate Angiolix. Unless Access obtains licenses on terms that are acceptable to it, Access may not be able to manufacture and obtain product registrations on Angiolix.  On December 5, 2006, NIH provided Access with proposed terms for a non-exclusive license. Access is in discussion with NIH on those proposed terms and conditions. On May 15, 2007, NIH terminated Access’ non-exclusive license application since it had not accepted the terms and had not executed the proposed license agreement.

Access’ ability to successfully develop and commercialize its drug candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in the development of its drug candidates, may depend substantially upon reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs. Limited reimbursement for the cost of any drugs that Access develops may reduce the demand for, or price of such drugs, which would hamper its ability to obtain collaborative partners to commercialize its drugs, or to obtain a sufficient financial return on its own manufacture and commercialization of any future drugs.

The market may not accept any pharmaceutical products that Access successfully develops.

The drugs that Access is attempting to develop may compete with a number of well-established drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by it will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of its drug candidates, the potential advantage of its drug candidates over existing therapies and the reimbursement policies of government and third-party payers. Physicians, patients or the medical community in general may not accept or use any drugs that Access may develop independently or with its collaborative partners and if they do not, its business could suffer.

Trends toward managed health care and downward price pressures on medical products and services may limit its ability to profitably sell any drugs that Access may develop.

Lower prices for pharmaceutical products may result from:

•	third-party payers' increasing challenges to the prices charged for medical products and services;

•
the trend toward managed health care in the United States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products; and

•	legislative proposals to reform healthcare or reduce government insurance programs.

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit Access’ ability to profitably sell any drugs that Access may successfully develop. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause its business to suffer.

Access may not be successful in protecting its intellectual property and proprietary rights.

Access’ success depends, in part, on its ability to obtain U.S. and foreign patent protection for its drug candidates and processes, preserve its trade secrets and operate its business without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. Access cannot assure you that any existing or future patents issued to, or licensed by, it will not subsequently be challenged, infringed upon, invalidated or circumvented by others. As a result, although Access, together with its subsidiaries, are either the owner or licensee to 17 U.S. patents and to 9 U.S. patent applications now pending, and 5 European patents and 13 European patent applications, Access cannot assure you that any additional patents will issue from any of the patent applications owned by, or licensed to, it. Furthermore, any rights that Access may have under issued patents may not provide it with significant protection against competitive products or otherwise be commercially viable.

Access’ patents for the following technologies expire in the years and during the date ranges indicated below:

•	Mucoadhesive technology in 2021,
•	ProLindac™ in 2021,
•	Phenylbutyrate between 2011 and 2016,
•	Angiolix® in 2015,
•	Alchemix® in 2015,
•	Cobalamin mediated technology between 2008 and 2019

In addition to issued patents, Access has a number of pending patent applications. If issued, the patents underlying theses applications could extend the patent life of its technologies beyond the dates listed above.

Patents may have been granted to third parties or may be granted covering products or processes that are necessary or useful to the development of Access’ drug candidates. If Access’ drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, Access’ development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, Access may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. Access cannot assure you that it will be able to obtain such licenses on acceptable terms, if at all. If Access becomes involved in litigation regarding its intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of its legal position, and the potential damages that Access could be required to pay could be substantial.

Access’ business could suffer if Access loses the services of, or fail to attract, key personnel.

Access is highly dependent upon the efforts of its senior management and scientific team, including its Chief Executive Officer, Jeffrey B. Davis. The loss of the services of one or more of these individuals could delay or prevent the achievement of its research, development, marketing, or product commercialization objectives. While Access has employment agreements with Jeffrey B. Davis, David P. Nowotnik, PhD its Senior Vice President Research and Development, and Stephen B. Thompson, its Vice President and Chief Financial Officer, their employment may be terminated by them or Access at any time. Mr. Davis’, Dr. Nowotnik's and Mr. Thompson’s agreements expire within one year and are extendable each year on the anniversary date. Access does not have employment contracts with its other key personnel. Access does not maintain any "key-man" insurance policies on any of its key employees and Access does not intend to obtain such insurance. In addition, due to the specialized scientific nature of its business, Access is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. In view of the stage of its development and its research and development programs, Access has restricted its hiring to research scientists and a small administrative staff and Access has made only limited investments in manufacturing, production, sales or regulatory compliance resources. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of Access’ activities, however, and Access may be unsuccessful in attracting and retaining these personnel.

An investment in Access’ common stock may be less attractive because it is not traded on a recognized public market.

Access’ common stock has traded on the OTC Bulletin Board, or OTCBB since June 5, 2006. From February 1, 2006 until June 5, 2006 Access traded on the “Pink Sheets” after its common stock was de-listed from trading on AMEX. The OTCBB and Pink Sheets are viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of its common stock.

Access’ common stock is subject to Rules 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell its common stock to persons other than established customers and "accredited investors" (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell Access’ common stock and purchasers of its common stock to sell their shares of Access’ common stock.

Additionally, Access’ common stock is subject to SEC regulations applicable to "penny stock." Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for Access’ common stock.  The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of Access’ common stock.

Ownership of Access’ shares is concentrated in the hands of a few investors which could limit the ability of Access’ other stockholders to influence the direction of the company.

As calculated by the SEC rules of beneficial ownership, SCO Capital Partners LLC and affiliates, Larry N. Feinberg (Oracle Partners LP, Oracle Institutional Partners LP and Oracle Investment Management Inc.), Lake End Capital LLC and Midsummer Investment, Ltd. each beneficially owned approximately 71.0%, 28.7%, 20.4%, and 10.4%, respectively, of Access’ common stock as of October 6, 2008. Accordingly, they collectively may have the ability to significantly influence or determine the election of all of Access’ directors or the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of Access’ other stockholders.

Provisions of Access’ charter documents could discourage an acquisition of our company that would benefit its stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of Access’ Certificate of Incorporation, By-laws and Stockholders Rights Plan may make it more difficult for a third party to acquire control of the Company, even if a change in control would benefit Access stockholders. In particular, shares of Access preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as Access’ Board of Directors may determine, including, for example, rights to convert into Access common stock. The rights of the holders of Access common stock will be subject to, and may be adversely affected by, the rights of the holders of any of Access’ preferred stock that may be issued in the future. The issuance of Access preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of Access. This could limit the price that certain investors might be willing to pay in the future for shares of Access common stock and discourage these investors from acquiring a majority of Access common stock. Further, the existence of these corporate governance provisions could have the effect of entrenching management and making it more difficult to change Access’ management.

Substantial sales of Access common stock could lower its stock price.

The market price for Access common stock could drop as a result of sales of a large number of its presently outstanding shares or shares that Access may issue or be obligated to issue in the future. All of the 6,475,447 shares of Access common stock that are outstanding as of October 6, 2008, are unrestricted and freely tradable or tradable pursuant to a resale registration statement or under Rule 144 of the Securities Act or are covered by a registration rights agreement.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 6,475,447 shares of common stock outstanding as of October 6, 2008, 6,475,447 shares are, or will be, freely tradable without restriction, unless held by our “affiliates.” Some of these shares may be resold under Rule 144. The sale of the 10,849,528 shares issuable upon conversion of our preferred stock and 9,701,725 shares issuable upon exercise of outstanding warrants could also lower the market price of our common stock.

The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.

The selling stockholders intend to sell in the public market 9,160,228 shares of our common stock being registered in this offering. That means that up to 9,160,228 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and our shareholders who are significant shareholders, as defined by the SEC, will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

The price in this offering will fluctuate based on the prevailing market price of our common stock on the OTC Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. These statements include, without limitation, statements relating to uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, the future success of our marketed products and products in development, our sales projections, and the sales projections of our licensing partners, our ability to achieve licensing milestones, our ability to continue as a going concern, anticipated payments to be received from Uluru, anticipated product approvals and timing thereof, product opportunities, clinical trials and U.S. Food and Drug Administration (“FDA”) applications, as well as our drug development strategy, our clinical development organization expectations regarding our rate of technological developments and competition, our plan not to establish an internal marketing organization, our expectations regarding minimizing development risk and developing and introducing technology, the terms of future licensing arrangements, our ability to secure additional financing for our operations and our expected cash burn rate. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “could,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. The forward-looking information is based on various factors and was derived using numerous assumptions.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this Prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this Prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The forward-looking statements contained in this Prospectus represent our judgment as of the date of this Prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to us. A description of each selling shareholder's relationship to us and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table. The shares listed in the table do not include the shares of common stock that may be paid as a dividend on outstanding shares of Series A Preferred Stock.

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering (23)	Percentage of Outstanding Shares Beneficially Owned After Offering
Beach Capital LLC (2)	949,496	12.8%	514,299	6.3%
Brio Capital LP (3)	75,000	1.1%	-	1.1%
Catalytix LDC Life Science Hedge AC (4)	24,999	*	-	*
Cobblestone Asset Mangement LLC (5)	155,450	2.4%	-	2.4%
Cranshire Capital, LP (6)	183,333	2.8%	-	2.8%
Credit Suisse Securities (USA) LLC (7)	500,000	7.2%	-	7.2%
Enable Growth Partners LP (8)	249,999	3.7%	-	3.7%
William G. Garrison (9)	66,667	1.0%	-	1.0%
Edward and Patricia Kelly (10)	99,999	1.5%	-	1.5%
Lake End Capital LLC (11)	1,637,788	20.4%	709,734	12.7%
Dennis Lavalle (12)	45,000	*	-	*
David P. Luci (13)	43,500	*	-	*
Midsummer Investment, Ltd (14)	750,000	10.4%	-	10.4%
Oracle Institutional Partners LP (15)	779,997	10.8%	493,221	4.3%
Oracle Offshore Ltd. (16)	76,893	1.2%	47,924	*
Oracle Partners, LP (17)	1,622,482	20.7%	916,554	10.2%
Perceptive Life Sciences Master Fund Ltd (18)	666,666	9.3%	-	9.3%
Rockmore Investment Master Fund Ltd (19)	249,999	3.7%	-	3.7%
Schroder & Co. Bank AG, Zurich (20)	125,000	1.9%	-	1.9%
SCO Capital Partners LLC (21)	11,947,915	67.8%	4,896,136	55.4%
SCO Capital Partners LP (22)	999,999	13.4%	-	13.4%

Total:	21,250,182		7,577,868

--------------------
* - less than 1%

(1)
Applicable percentage of ownership is based on 6,475,447 shares of common stock outstanding as of October 6, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of October 6, 2008, for each stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. Unless a holder of Series A Cumulative Convertible Preferred Stock either elected otherwise prior to the purchase of such preferred stock or elects otherwise upon not less than 61 days prior written notice, its ability to convert its Series A Cumulative Convertible Preferred Stock into common stock or to vote on an as-if-converted to common stock basis is restricted  pursuant to a beneficial ownership cap to the extent that such conversion would result in the holder owning more than 4.99% of our issued and outstanding common stock or voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.99% of our issued and outstanding common stock. The warrants issued in connection with the Series A Cumulative Convertible Preferred Stock are subject to a similar beneficial ownership cap restriction on their exercise. SCO Capital Partners LLC, SCO Capital Partners, L.P. and Beach Capital LLC, have elected not to be governed by these restrictions. For purposes of the table, beneficial ownership has been calculated as if there were no such beneficial ownership cap.

(2)
Beach Capital LLC is known to directly beneficially own warrants to purchase an aggregate of 435,197 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 514,299 shares of Access’ Common Stock. Beach Capital LLC and affiliates (SCO Capital Partners LP and SCO Capital Partners LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock. Steven H. Rouhandeh, in his capacity as managing member of Beach Capital LLC has the power to direct the vote and disposition of the shares owned by Beach Capital LLC.  Beach Capital LLC has opted out of the beneficial ownership cap described above. Each of Mr. Davis and Mr. Alvino, Access’ directors and Mr. Davis an executive with SCO Capital Partners LLC, disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)
Brio Capital LP is known to beneficially own an aggregate of warrants to purchase and aggregate of 25,000 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 50,000 shares of Access’ Common Stock.

(4)
Catalytix LDC Life Science Hedge AC is known to beneficially own warrants to purchase an aggregate of 8,333 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 16,666 shares of Access’ Common Stock.

(5)
Cobblestone Asset Management LLC is known to beneficially own an aggregate of 30,450 shares of Access’ Common Stock, warrants to purchase an aggregate of 41,667 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 83,333 shares of Access’ Common Stock.

(6)
Cranshire Capital, LP is known to beneficially own 50,000 shares of Access’ Common Stock, warrants to purchase an aggregate of 83,333 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 50,000 shares of Access’ Common Stock. Michael P. Koplin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Michael P. Koplin and Downsview Capital, Inc. disclaims beneficial ownership of shares held by Cranshire Capital, L.P.

(7)
Credit Suisse Securities (USA) LLC is known to beneficially own warrants to purchase an aggregate of 166,667 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 333,333 shares of Access’ Common Stock.

(8)
Enable Growth Partners LP is known to beneficially own 10,000 shares of Access’ Common Stock, warrants to purchase an aggregate of 83,333 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 156,666 shares of Access’ Common Stock.

(9)	William G. Garrison is known to beneficially own Series A Preferred Stock which may be converted into an aggregate of 66,667 shares of Access’ Common Stock.
(10)
Edward and Patricia Kelly are known to beneficially own warrants to purchase an aggregate of 33,333 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 66,666 shares of Access’ Common Stock.

(11)
Lake End Capital LLC is known to beneficially own 67,694 shares of Access’ Common Stock, warrants to purchase an aggregate of 777,027 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 793,067 shares of Access’ Common Stock. Lake End Capital LLC and Mr. Davis are known to beneficially own 67,694 shares of Access’ Common Stock, warrants and options to purchase an aggregate of 807,847 shares of Access’ Common Stock and 793,067 shares of Common Stock issuable upon conversion of Series A Preferred Stock. Jeffrey B. Davis, in his capacity as managing member of Lake End Capital LLC, has the power to direct the vote and disposition of the shares owned by Lake End Capital LLC. Mr. Davis is President of SCO Securities LLC, a wholly-owned subsidiary of SCO Financial Group LLC. Mr. Davis is a director of Access designated by SCO Capital Partners LLC pursuant to an agreement between SCO Capital Partners LLC and Access.

(12)
Dennis Lavalle is known to beneficially own warrants to purchase an aggregate of 15,000 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 30,000 shares of Access’ Common Stock.

(13)
David P. Luci is known to beneficially own warrants and options to purchase an aggregate of 35,167 shares of Access’ Common Stock and 8,333 shares of Common Stock issuable upon conversion of Series A Preferred Stock.

(14)
Midsummer Investment, Ltd. is known to beneficially own 90,000 shares of Access’ Common Stock, warrants to purchase an aggregate of 250,000 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 410,000 shares of Access’ Common Stock.

(15)
Oracle Institutional Partners LP is known to beneficially own an aggregate of 40,165 shares of Access’ Common Stock, warrants to purchase an aggregate of 246,611 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 493,221 shares of Access’ Common Stock. Larry N. Feinberg is a partner in Oracle Partners, L.P. Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., SAM Oracle Fund, Inc. and Mr. Feinberg) are known to beneficially own an aggregate of 296,483 shares of Access’ Common Stock, warrants to purchase an aggregate of 728,850 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 1,457,699 shares of Access’ Common Stock.

(16)
Oracle Offshore Ltd is known to beneficially own an aggregate of 5,007 shares of Access’ Common Stock, warrants to purchase an aggregate of 23,962 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 47,924 shares of Access’ Common Stock. Larry N. Feinberg is a partner in Oracle Partners, L.P. Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., SAM Oracle Fund, Inc. and Mr. Feinberg) are known to beneficially own an aggregate of 296,483 shares of Access’ Common Stock, warrants to purchase an aggregate of 728,850 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 1,457,699 shares of Access’ Common Stock.

(17)
Oracle Partners, LP is known to beneficially own an aggregate of 247,651 shares of Access’ Common Stock, warrants to purchase an aggregate of 458,277 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 916,554 shares of Access’ Common Stock. Larry N. Feinberg is a partner in Oracle Partners, L.P. Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., SAM Oracle Fund, Inc. and Mr. Feinberg) are known to beneficially own an aggregate of 296,483 shares of Access’ Common Stock, warrants to purchase an aggregate of 728,850 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 1,457,699 shares of Access’ Common Stock.

(18)	Perceptive Life Sciences Master Fund Ltd is known to beneficially own 666,666 shares of Access’ Common Stock.
(19)
Rockmore Investment Master Fund Ltd is known to beneficially own warrants to purchase an aggregate of 83,333 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 166,666 shares of Access’ Common Stock. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of December 10, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messsrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(20)
Schroder & Co. Bank AG, Zurich is known to beneficially own warrants to purchase an aggregate of 41,667 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 83,333 shares of Access’ Common Stock.

(21)
SCO Capital Partners LLC is known to directly beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 5,597,317 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 5,562,802 shares of Access’ Common Stock. SCO Capital Partners LLC and affiliates (SCO Capital Partners, L.P. and Beach Capital LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock. Steven H. Rouhandeh, in his capacity as chairman and managing member of SCO Capital Partners LLC, has the power to direct the vote and disposition of the shares owned by SCO Capital Partners LLC.  SCO Capital Partners LLC has opted out of the beneficial ownership cap described above.

(22)
SCO Capital Partners, L.P. is known to directly beneficially own warrants to purchase an aggregate of 333,333 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 666,666 shares of Access’ Common Stock. SCO Capital Partners, L.P. and affiliates (SCO Capital Partners LLC and Beach Capital LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock. Steven H. Rouhandeh, in his capacity as managing member of the entity that serves as general partner of SCO Capital Partners, L.P. has the power to direct the vote and disposition of the shares owned by SCO Capital Partners, L.P. SCO Capital Partners, L.P. has opted out of the beneficial ownership cap described above.

(23)
Access’ Common Stock registered in this offering consists of 7,577,868 shares of common stock issued for previously outstanding convertible notes and 1,582,360 shares which will be issued as common stock dividends to holders of the Series A Preferred Stock.  Since, as of the date of this filing, these dividends have not yet been issued, this table does not include specific shares amounts for “Shares to be Sold in the Offering” for certain of the Selling Stockholders.

Excluding shares held by the Selling Stockholders, as of October 6, 2008, there were 4,793,291 shares of our Common Stock issued and outstanding.

As of October 6, 2008 we are not aware of any short positions in our stock held by the Selling Stockholders.

The following information contains a description of each selling shareholder's relationship to us and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

SCO Capital Partners LLC and affiliates

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. Subsequently on February 4, 2008 we entered into an Amended and Restated Purchase Agreement whereby we issued an additional 200 shares of Series A Preferred Stock and warrants to purchase 333,333 shares of our common stock on substantially the same terms contained in the Purchase Agreement and related transaction documents.

The Series A Preferred Stock has a liquidation preference of $10,000 per share, is entitled to a dividend of 6% per annum, payable in shares of our common stock at our option.  The number of shares of common stock into which each share of Series A Preferred Stock is convertible is determined by dividing the liquidation preference per share plus all accrued and unpaid dividends thereon by $3.00.  Unless a holder of Series A Preferred Stock either elected otherwise prior to the purchase of such preferred stock or elects otherwise upon not less than 61 days prior written notice, its ability to convert its Series A Preferred Stock into common stock or to vote on an as-if-converted to common stock basis is restricted pursuant to a beneficial ownership cap to the extent that such conversion would result in the holder owning more than 4.99% of our issued and outstanding common stock or voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.99% of our issued and outstanding common stock.  The warrants issued in connection with the Series A Preferred Stock are subject to a similar beneficial ownership cap restriction on their exercise.  SCO Capital Partners LLC, SCO Capital Partners, L.P. and Beach Capital LLC have elected not to be governed by these restrictions.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share. In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

In connection with its sale and issuance of Series A Preferred Stock and warrants, Access entered into an investor rights agreement whereby it granted registration rights with respect to the shares of common stock of Access underlying the Series A Preferred Stock and warrants.  In addition, in connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

On December 6, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000. The notes and warrants were sold in a private placement to a group of accredited investors led by SCO Capital Partners LLC and affiliates. All of the principal and interest under these notes were exchanged for shares of our Series A Preferred Stock and warrants as described above. The warrants associated with the notes are currently outstanding.

On October 24, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000. The notes and warrants were sold in a private placement to a group of accredited investors led by SCO and affiliates. All of the principal and interest under these notes were exchanged for shares of our Series A Preferred Stock and warrants as described above. The warrants associated with the notes are currently outstanding.

On February 16, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $5,000,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase an aggregate of 3,863,634 shares of common stock of Access. Net proceeds to Access were $4.5 million. The notes and warrants were sold in a private placement to a group of accredited investors led by SCO and affiliates. All of the principal and interest under these notes were exchanged for shares of our Series A Preferred Stock and warrants as described above. The warrants associated with the notes are currently outstanding.

Each noteholder received a warrant to purchase a number of shares of common stock of Access equal to 75% of the total number shares of Access common stock into which such holder's note is convertible. Each warrant has an exercise price of $1.32 per share and is exercisable at any time prior to February 16, 2012, October 24, 2012 and December 6, 2012.

In connection with its sale and issuance of notes and warrants, Access entered into an investors rights agreement whereby it granted SCO the right to designate two individuals to serve on the Board of Directors of Access while the notes are outstanding, and also granted registration rights with respect to the shares of common stock of Access underlying the notes and warrants. In connection with its sale and issuance of notes and warrants, Access entered into an investor rights agreement whereby it granted registration rights with respect to the shares of common stock of Access underlying the notes and warrants.  In addition, pursuant to the purchase agreements in connection with each of the note and warrant financings, Access granted SCO the right to designate two individuals to serve on the Board of Directors of Access while the notes are outstanding, and also granted.  This right has now terminated in accordance with its terms and as been replaced by a similar right pursuant to the Director Designation Agreement described above.

On February 12, 2008, the Board of Directors of the Company elected Steven H. Rouhandeh as director and Chairman of the Board effective as of March 4, 2008. Mr. Steven H. Rouhandeh is a Chief Investment Officer of SCO Capital Partners, L.P., a New York based life sciences fund.

In the event SCO Capital Partners LLC (“SCO”) and its affiliates were to convert all of their shares of Series A Preferred Stock and exercise all of their warrants, they would own approximately 71.0% of the voting securities of Access. SCO Capital Partners, LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock. Steven H. Rouhandeh, in his capacity as managing member of the entity that serves as general partner of SCO Capital Partners, L.P. has the power to direct the vote and disposition of the shares owned by SCO Capital Partners, L.P. Steven H. Rouhandeh, in his capacity as Chairman of SCO Capital Partners, LLC. has the power to direct the vote and disposition of the shares owned by SCO Capital Partners, LLC.

During 2007 SCO and affiliates were paid $240,000 in placement agent fees relating to the issuance of preferred stock and 100,000 warrants to purchase our common stock. SCO and affiliates also were paid $150,000 in investor relations fees in 2007. During 2006 SCO and affiliates were paid $415,000 in fees relating to the issuance of convertible notes and were paid $131,000 in investor relations fees.

On February 15, 2006 we entered into a Consulting Services Agreement with SCO Financial Group LLC (“SCO Financial”) pursuant to which SCO Financial provides certain consulting services to us in exchange for a monthly fee of $12,500. We also pay SCO Financial a success fee of 7% (plus warrant coverage of 10% with exercise price equal to purchaser’s warrants) of the aggregate value of any proceeds received by us pursuant to our issuance of preferred stock.  SCO Financial agreed to waive its right to this 7% fee with respect to any proceeds received by the us as a result of the efforts of other placement agents.

Oracle Partners LP and affiliates

As a condition to the closing of the sale of the Series A Preferred Stock and warrants, Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share.  Prior to the effectiveness of this registration statement, we had previously registered an aggregate of 1,560,000 shares of common stock for Partners, LP and affiliates of Oracle Partners, LP.

Additional Tables and Information Regarding Selling Stockholders.

As noted in Table 1 and Table 1.A below, the total number of shares of common stock being registered is 7,577,868.  These shares represent shares of common stock issuable upon conversion of Series A Preferred Stock which was issued to certain selling stockholders in exchange for convertible notes held by those Selling Stockholders.  At the time of the exchange, the convertible notes had an outstanding principal and accrued interest balance of $21,468,927.  We note that the total proceeds received by us, including the exchanged convertible notes, in conjunction with our sale of Series A Preferred Stock was $33,733,928.

In addition, we note that the Series A Preferred Stock is subject to adjustment in the event we issue or sell any shares of our common stock for a price below the current Series A Preferred Stock conversion price; provided, however, that no such adjustment will be made in connection with (i) shares of common stock issued upon conversion of Series A Preferred Stock or the exercise of warrants issued in connection with the issuance of Series A Preferred Stock, (ii) the exercise of options, warrants or the conversion of convertible notes that were outstanding on the date of issuance of the Series A Preferred Stock, (iii) common stock issued pursuant to any stock-based compensation plans, (iv) common stock issued pursuant to a stock split, combination or subdivision of the outstanding common stock, and (v) shares of common stock issued in connection with a bona-fide strategic transaction.  As noted in Table 1 below, the conversion price of the Series A Preferred Stock at the time of issuance was $3.00 per share.  As of the date hereof, we have not issued or sold, and do not currently have any plans to issue or sell, any shares of our common stock for a price below $3.00 per share.

As noted in Table 1 below, we are also registering 1,582,360 shares of common stock which may be issued by us in satisfaction of certain accrued dividends on our Series A Preferred Stock.  Although we have received adequate financing to pay all required dividends over the next twelve month, in an effort to maximize the amount of funds available for working capital, we anticipate issuing shares of our common stock in lieu of cash dividends over the near term.

As noted in Table 1.A below, we received proceeds of $11,351,451, net of placement agent fees paid to Selling Stockholders, from our sale of Series A Preferred Stock.  Placement agent fees accounted for approximately 8% of the private placement transaction.

TABLE 1 - Detail of Issuance of Series A Preferred Stock
(Including Paid in Kind Dividends)
Event Type	Form of Consideration	Date Acquired	Underlying Common Shares Acquired	Conversion/Exercise Price per Share	Consideration Paid		Market Price	Market Value		Profit (loss) on Conversion
Series A Purchase	Cash	11/9/2007	3,179,996	$3.00	$9,540,001	(3)	$3.11	$9,889,788		349,787
Series A Purchase/Exchange of Note	Exchange of Note	11/9/2007	7,577,868	$3.00	$21,468,927	(1)	$3.11	$23,567,169		2,098,242
Series A Purchase Warrant	Unexercised Warrant	11/9/2007	3,649,880	$3.50	N/A	(2)	$3.11	$11,351,127
Series A Purchase	Cash	2/4/2008	908,331	$3.00	$2,725,000	(3)	$2.80	$2,543,327		(181,673)
Series A Purchase - Warrant	Unexercised Warrant	2/4/2008	499,584	$3.50	N/A	(2)	$2.80	$1,398,835
Other - Paid in Kind Dividends	Possible dividends (value at time of dividend date equal to 20 day moving average)	N/A	1,582,360	N/A	N/A	(4)	N/A	N/A		N/A
Total			17,398,019		$33,733,928			$48,750,246	(3)	$2,266,356

Notes:

(1) - We exchanged shares of our Series A Convertible Preferred Stock for outstanding convertible notes. In this transaction we are registering 7,577,868 shares of Common Stock underlying the Series A Preferred Stock issued in exchange for the convertible notes.
(2) - Includes placement agent warrants listed on Table 2.
(3) - We received $12,265,001 of consideration in the form of cash.  The remainder is comprised of exchanged convertible notes and warrants.
(4) - We are registering 1,582,360 shares of Common Stock which may be issued to the Selling Stockholders in lieu of cash dividends.

TABLE 1.A - Proceeds Received of Private Placement Transaction

Event Type	Form of Consideration	Date Acquired	Common Shares Acquired	Price per Share	Gross Proceeds Paid to Issuer	Percentage of Placement Agent Fees to Net Proceeds
Series A Purchase	Cash	11/9/2007	3,179,996	$3.00	$9,540,001
Series A Purchase	Cash	2/4/2008	908,331	$3.00	$2,725,000
Sub-Total Private Placement Transaction			4,088,327		$12,265,001

Placement Agent Fees (from Table 2)					$913,550
Net Proceeds to Issuer					$11,351,451	8.0%

Note: The total amount of Profit (loss) on Conversion and placement agent fees divided by the Gross Proceeds to the Issuer is approximately 28.0%.

As noted in Table 2 below, we paid certain selling stockholders “placement agent” fees in the form of cash and warrants to purchase shares of our common stock.  The warrants have an exercise price of $3.50, and at the time of issuance the underlying common stock was trading at $3.11 and $2.80 for warrants granted on November 9, 2007, and February 4, 2008, respectively.

Pursuant to the terms of the Investor Rights Agreement, as amended, between the us and the holders of our Series A Preferred Stock, we were required to file a registration statement on Form S-1 with the Securities and Exchange Commission on or before March 20, 2008, with such registration statement to become effective on or before June 18, 2008.  Since our registration statement was not declared effective by June 18, 2008, we may incur additional liquidated damages of 1% of the total Series A Preferred Stock proceeds for each 30 day period that the Registration Statement is not declared effective.  Potential liquidated damages are capped at 10% of the total subscription amount.  However, pursuant to the terms of the Investor Rights Agreement, we may not be required to pay such liquidated damages if such shares are saleable without restriction pursuant to Rule 144 of the Securities Act of 1933.

Pursuant to the rights and preferences of the Series A Preferred Stock, the Company is required to pay semi-annually a dividend of 6% per annum on each outstanding share of Series A Preferred Stock.  In certain circumstances, or with the approval of the holders owning a majority of the shares of Company’s Series A Preferred Stock, we may pay these dividends in shares of our common stock.  In order for us to pay these dividends in shares of our common stock, certain conditions must be met. These conditions include the requirement that the shares to be issued as dividends are covered by an effective Registration Statement.

TABLE 2 - Other Warrants and Placement Agent Fees

Stockholder	Date Acquired / Amount Due	Common Stock Underlying Placement Agent Warrants	Price per Share	Placement Agent Fees Paid	Form of Consid-eration	Market Price at Time of Sale	Market Value at Time of Sale

SCO Capital Partners LLC	2/16/2006	272,727	(1)	$1.32		Warrant	$1.05	$286,363
Lake End Capital Partners LLC	2/16/2006	90,909	(1)	$1.32		Warrant	$1.05	$95,454
Howard Fischer	2/16/2006	45,454	(1)	$1.32		Warrant	$1.05	$47,727
Mark Alvino	2/16/2006	45,454	(1)	$1.32		Warrant	$1.05	$47,727
SCO Capital Partners LLC	2/16/2006				$400,000	Cash		$400,000

SCO Capital Partners LLC	10/24/2006	36,364	(1)	$1.32		Warrant	$1.20	$43,637
Lake End Capital Partners LLC	10/24/2006	9,091	(1)	$1.32		Warrant	$1.20	$10,909
SCO Capital Partners LLC	10/24/2006				$40,000	Cash		$40,000

SCO Capital Partners LLC	12/6/2006	18,182	(1)	$1.32		Warrant	$1.80	$32,728
Lake End Capital Partners LLC	12/6/2006	9,091	(1)	$1.32		Warrant	$1.80	$16,364
Howard Fischer	12/6/2006	9,091	(1)	$1.32		Warrant	$1.80	$16,364
Mark Alvino	12/6/2006	9,091	(1)	$1.32		Warrant	$1.80	$16,364
SCO Capital Partners LLC	12/6/2006				$40,000	Cash		$40,000

SCO Capital Partners LLC	11/9/2007	100,000	(2) (4)	$3.50		Warrant	$3.11	$311,000
SCO Capital Partners LLC	11/9/2007		(2) (4)		$240,000	Cash		$240,000
Rodman & Renshaw LLC	11/9/2007	109,000	(2) (3)	$3.50		Warrant	$3.11	$338,990
Rodman & Renshaw LLC	11/9/2007		(2) (3)		$482,800	Cash		$482,800
SCO Capital Partners LLC	2/4/2008	39,667	(2) (4)	$3.50		Warrant	$2.80	$111,068
SCO Capital Partners LLC	2/4/2008		(2) (4)		$190,750	Cash		$190,750
Lake End Capital LLC	2/4/2008	5,750	(2) (4)	$3.50		Warrant	$2.80	16,100
Total		799,871			$1,393,550			1,962,554

Notes:

(1) - In connection with the convertible note stock offerings on 2/16/06, 11/24/06 and 12/6/06, we paid placement agent fees of 7% of the gross proceeds of the placement plus we issued 6 year warrants to purchase our common stock at an exercise price of $3.50 per share for 10% of the total warrants issued in the placement.
(2) - In connection with the preferred stock offering, we paid placement agent fees of 7% of the gross proceeds of the placement plus we issued 6 year warrants to purchase our common stock at an exercise price of $3.50 per share for 10% of the total warrants issued in the placement.
(3) – Rodman & Renshaw LLC is not a Selling Stockholder, however they are included in this Table 3 as a result of receiving placement agent fees in connection with our private placement transaction.
(4) Total fees paid (not including warrants) to Selling Stockholders were $913,550.  No discounts were received by the Selling Stockholders pursuant to their purchase of Series A Preferred Stock.

Liquidated damages -
We may be required to pay liquidated damages, pursuant to the terms of the Amended and Restated Investor Rights Agreement dated February 4, 2008, to holders of Series A Preferred Stock (some of whom also received placement agent fees) since an effective registration was not in place by June 18, 2008. If required, liquidated damages accrue at the rate of 1% per month, of the holders' total Series A Preferred Stock investment amount until such time as the registration statement is declared effective.  Liquidated damages are capped at a maximum amount of 10% of the holders' total Series A Preferred Stock investment amount. Liquidated damages may also be waived by the investor. As of October 6, 2008, we accrued liquidated damages for (i) two of entities that received placement agent fees and (ii) two affiliates of these entities that did not receive placement agent fees, these accrual amounts are as follows:
   SCO Capital Partners LLC $310,273
   Lake End Capital LLC $38,136
   Beach Capital LLC $20,932
   SCO Capital Partners LP $74,000

Dividends -
We accrue dividends on our Series A Preferred Stock at rate of 6% per year. As of October 6, 2008 we accrued preferred stock dividends for (i) two entities that received placement agent fees and (ii) two affiliates of these entities that did not receive placement agent fees, these accrual amounts are as follows:
   SCO Capital Partners LLC $956,262
   Lake End Capital LLC $128,901
   Beach Capital LLC $85,962
   SCO Capital Partners LP $111,429

As noted in Table 3 below, certain of the Selling Stockholders and their affiliates held warrants and options prior to our issuance of Series A Preferred Stock.  Table 3 below sets forth the warrants and options held by the Selling Stockholders or their affiliates and certain other information, including the profit(loss) on conversion of these securities:

Table 3 - Total Possible Profit for Selling Stockholders - Other Securities (Warrants and Options)

Stockholder	Date Acquired/ Amount Due	Warrants/ Options	Exercise Price per Share	Form of Consideration	Market Price at Time of Sale	Combined Market Value at Time of Sale	Total Possible Profit (Loss) at Time of Sale
SCO Capital Partners LLC	2/24/2004	18,949	$27.00	Warrant	$27.70	$524,887	$13,264
Jeffrey B. Davis	2/24/2004	5,820	$27.00	Warrant	$27.70	$161,214	$4,074
Mark Alvino	2/24/2004	980	$27.00	Warrant	$27.70	$27,146	$686

SCO Capital Partners LLC	2/16/2006	2,727,272	$1.32	Warrant	$1.05	$2,863,636	$(736,363)
Beach Capital LLC	2/16/2006	340,909	$1.32	Warrant	$1.05	$357,954	$(92,045)
Lake End Capital Partners LLC	2/16/2006	340,909	$1.32	Warrant	$1.05	$357,954	$(92,045)
SCO Capital Partners LLC	2/16/2006	272,727	$1.32	Warrant	$1.05	$286,363	$(73,636)
Lake End Capital Partners LLC	2/16/2006	90,909	$1.32	Warrant	$1.05	$95,454	$(24,545)
Howard Fischer	2/16/2006	45,454	$1.32	Warrant	$1.05	$47,727	$(12,273)
Mark Alvino	2/16/2006	45,454	$1.32	Warrant	$1.05	$47,727	$(12,273)

Jeffrey B. Davis	8/16/2006	25,000	$0.63	Option	$0.63	$15,750	$-

SCO Financial Group	1/4/2008	39,722	$3.50	Warrant	$3.10	$123,138	$(15,889)
Jeffrey B. Davis	1/4/2008	3,667	$3.50	Warrant	$3.10	$11,368	$(1,467)
Total		3,957,772				$4,920,318	$(1,042,512)

As noted in Table 4 below, we have been a party to certain other security transactions with the Selling Stockholders and their affiliates.  Each of these prior transactions are listed in the table below and are further described under the heading “Selling Stockholders” above.

TABLE 4 - Prior Securities Transactions between Issuer and the Selling Stockholders
* shares adjusted to reflect reverse stock split, the current market price per share is $2.45 on October 6, 2008.

Stockholder	Date of Transaction	Convertible Notes Principal Amount		Common Stock k to be Issued upon the Exercise of Warrants	Common Stock Underlying Convertible Notes	Market Price per Share (immediately prior to transaction)*	Placement Agent Fees Paid
Shares Registered In Prior Transactions *

Oracle Institutional Partners LP	9/20/2000	698,500	(a)		25,400
					139,700
Oracle Offshore Ltd	9/20/2000	132,000	(a)		4,800
					26,400
Oracle Partners, LP	9/20/2000	2,524,500	(a)		91,800
					504,900
SAM Oracle Investments, Inc.	9/20/2000	660,000	(a)		24,000
					132,000
		4,015,000	(a)		949,000

SCO Capital Partners LLC	2/24/2004			18,949		$ 27.00
Jeffrey B. Davis	2/24/2004			5,820		$ 27.00
Mark Alvino	2/24/2004			980		$ 27.00
SCO Capital Partners LLC	2/24/2004						$ 560,000	(e)
				25,749			$ 560,000

SCO Capital Partners LLC	2/16/2006	4,000,000	(b)		3,636,363
Lake End Capital LLC	2/16/2006	500,000	(b)		454,545
Beach Capital LLC	2/16/2006	500,000	(b)		454,545
SCO Capital Partners LLC	2/16/2006			2,727,272		$ 1.32
Lake End Capital LLC	2/16/2006			340,909		$ 1.32
Beach Capital LLC	2/16/2006			340,909		$ 1.32
SCO Capital Partners LLC	2/16/2006			272,727		$ 1.32
Lake End Capital LLC	2/16/2006			90,909		$ 1.32
Howard Fischer	2/16/2006			45,454		$ 1.32
Mark Alvino	2/16/2006			45,454		$ 1.32
SCO Capital Partners LLC	2/16/2006						$ 400,000	(f)
		5,000,000		3,863,634	4,545,453		$ 400,000
Sub-total 2/16/06 issue					8,409,087

Total Shares Previously Registered				3,889,383	5,494,453

Prior Securities Transactions between Issuer and the Selling Stockholders

SCO Capital Partners LLC	10/24/2006	400,000	(c)		363,636
Lake End Capital LLC	10/24/2006	100,000	(c)		90,909
SCO Capital Partners LLC	10/24/2006			272,727		$ 1.32
Lake End Capital LLC	10/24/2006			68,182		$ 1.32
SCO Capital Partners LLC	10/24/2006			36,364		$ 1.32
Lake End Capital LLC	10/24/2006			9,091		$ 1.32
SCO Capital Partners LLC	10/24/2006						$ 40,000	(f)
		500,000		386,364	454,545		$ 40,000

SCO Capital Partners LLC	12/6/2006	400,000	(d)		363,636
Lake End Capital LLC	12/6/2006	100,000	(d)		90,909
SCO Capital Partners LLC	12/6/2006			272,727		$ 1.32
Lake End Capital LLC	12/6/2006			68,182		$ 1.32
SCO Capital Partners LLC	12/6/2006			18,182		$ 1.32
Lake End Capital LLC	12/6/2006			9,091		$ 1.32
Howard Fischer	12/6/2006			9,091		$ 1.32
Mark Alvino	12/6/2006			9,091		$ 1.32
SCO Capital Partners LLC	12/6/2006						$ 40,000	(f)
		500,000		386,364	454,545		$ 40,000

Total Shares Not Previously Registered				772,728	909,090

Total Prior Security Transactions		10,015,000		4,662,111	6,403,543		$ 1,040,000

Stockholder	Registration Statement	Total Shares Registerd in Registration Statement *	Total Common Shares Outstanding Prior to Transaction *	Total Common Shares Held By Persons Other Than Selling Shareholder & Affiliates *	Percentage of Total & Outstanding Securities Issued/or Issuable in Transaction
Shares Registered In Prior Transactions *
	S-3/A File # 333-92210 – 7/15/03	146,000	2,520,696	2,327,598	5.8%
Oracle Institutional Partners LP	S-1 File # 333-135734 – 7/13/06	803,000	3,530,908	2,837,555	22.7%
Oracle Offshore Ltd
Oracle Partners, LP
SAM Oracle Investments, Inc.
Sub-total 9/20/00 issue		949,000

SCO Capital Partners LLC	S-3 File # 333-113909 – 3/24/04	25,749	2,705,089	2,229,630	1.0%
Jeffrey B. Davis
Mark Alvino
SCO Capital Partners LLC
Sub-total 2/24/04 issue		25,749

SCO Capital Partners LLC	S-1 File # 333-135734 – 7/13/06	8,409,087	3,530,908	3,177,519	238.2%
Lake End Capital LLC
Beach Capital LLC
Howard Fischer
Mark Alvino
Sub-total 2/16/06 issue		8,409,087

Total Shares Previously Registered		9,383,836

Prior Securities Transactions between Issuer and the Selling Stockholders

SCO Capital Partners LLC
Lake End Capital LLC
Sub-total 10/24/06 issue		840,909	3,534,408	2,789,605	23.8%

SCO Capital Partners LLC
Lake End Capital LLC
Howard Fischer
Mark Alvino
Sub-total 12/6/06 issue		840,909	3,535,408	2,790,305	23.8%

Total Shares Not Previously Registered		1,681,818

Total Prior Security Transactions		11,065,654

(a) Convertible note offering completed September 20, 2000. The notes originally had a fixed conversion price of $27.50 per share in common stock. The note paid 7.0% interest per annum for the first twelve months and thereafter adjusted to 7.7% per annum. The notes were originally due September 13, 2005. In September 2005, the notes were amended to a new maturity date of April 28, 2007, with the conversion price being reduced from $5.50 per share (such price being the result of a 1 for 5 reverse split which occurred in February 2006) to $1.00 per share. The notes were again amended until they were exchanged for preferred stock.

(b) Convertible note offering completed February 16, 2006. The notes had a fixed conversion price of $1.10 per share and converted into common stock. The note paid 7.0% interest per annum. The notes were originally due April 27, 2007. The notes were subsequently amended from time to time to extend the maturity date thereon, and such notes were eventually exchanged for preferred stock on November 9, 2007 (see Table 1).

(c) Convertible note offering completed October 24, 2006. The notes had a fixed conversion price of $1.10 per share in common stock. The note paid 7.0% interest per annum. The notes were originally due April 27, 2007. The notes were subsequently amended from time to time to extend the maturity date thereon, and such notes were eventually exchanged for preferred stock on November 9, 2007 (see Table 1).

(d) Convertible note offering completed December 6, 2006. The notes had a fixed conversion price of $1.10 per share in common stock. The note paid 7.0% interest per annum. The notes were originally due April 27, 2007. The notes were subsequently amended from time to time to extend the maturity date thereon, and such notes were eventually exchanged for preferred stock on November 9, 2007 (see Table 1).

(e) Placement Agent fees paid to SCO Capital Partners, LLC in connection with a closed private placement sale of the Company's common stock.

(f) Placement Agent fees paid to SCO Capital Partners, LLC in connection with the issuance of convertible notes.

Prior to our sale of Series A Preferred Stock, we had an aggregate of 3,575,114 shares of common stock outstanding.  Of these 3,575,114 shares, 3,228,199 shares were held by other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders. Prior to the filing of this registration statement on Form S-1/A, we previously registered 9,383,836 shares of Common Stock for resale by the Selling Stockholders. Of these 9,383,836 shares, 3,889,383 shares are currently registered for resale and held by the Selling Stockholders. We also note that no shares have been sold by the Selling Shareholders or any affiliates of the selling shareholders in any registered resale transactions.

The Selling Stockholders are either themselves natural persons or are represented by natural persons as follows:

Selling Stockholder	Natural Person or Persons who exercise sole or shared voting and/or dispositive powers
Beach Capital LLC	Steven H. Rouhandeh
Brio Capital LP	Shaye Hirsch
Catalytix LDC Life Science Hedge AC	Ken Sorenson
Cobblestone Asset Management LLC	Michael J. Palazzi
Cranshire Capital, LP	Lawrence A. Pross or M. Kopin
Credit Suisse Securities (USA) LLC	Greg Grimaldi
Enable Growth Partners LP	Brendan O'Neil
William G. Garrison	William G. Garrison
Edward W. Kelly and Patricia A. Kelly Jt Ten	Edward W. Kelly or Patricia A. Kelly
Lake End Capital LLC	Jeffrey B. Davis
Dennis Lavalle	Dennis Lavalle
David P. Luci	David P. Luci
Midsummer Investment, Ltd	Michael Amsalem
Oracle Institutional Partners LP	Larry A. Feinberg
Oracle Offshore Ltd	Larry A. Feinberg
Oracle Partners, LP	Larry A. Feinberg
Perceptive Life Sciences Master Fund Ltd	J. Edelman
Rockmore Investment Master Fund Ltd	Michael Clateman
SAM Oracle Investments, Inc.	Larry A. Feinberg
Schroder & Co Bank AG, Zurich	Schroder & Co Bank AG
SCO Capital Partners LP	Steven H. Rouhandeh
SCO Capital Partners LLC	Steven H. Rouhandeh

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the OTC Bulletin Board, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

-
a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

-	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

-	ordinary brokerage transactions and transactions in which the broker solicits purchases;

-	through options, swaps or derivatives;

-	in privately negotiated transactions;

-	in making short sales or in transactions to cover short sales; and

-	put or call option transactions relating to the shares.

-               through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-              a combination of any such methods of sale; or

-              any other method permitted pursuant to applicable law.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

-	the name of each such selling security holder and of the participating broker-dealer(s);

-	the number of shares involved;

-	the initial price at which the shares were sold;

-	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

-	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

-	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included in this Prospectus.
Overview

Access Pharmaceuticals, Inc. (together with our subsidiaries, “We”, “Access” or the “Company”) is a Delaware corporation. We are an emerging biopharmaceutical company focused on developing products based upon our nanopolymer chemistry technologies. We currently have one approved product, two products in Phase 2 clinical trials and five products in pre-clinical development. Our description of our business, including our list of products and patents, takes into consideration our acquisition of Somanta Pharmaceuticals, Inc. which closed January 4, 2008.

•
MuGard™ is our approved product for the management of oral mucositis, a frequent side-effect of cancer therapy for which there is no established treatment. The market for mucositis treatment is estimated to be in excess of US$1 billion world-wide. MuGard, a proprietary nanopolymer formulation, has received marketing allowance in the U.S. from the Food & Drug Administration (“FDA”).

•
Our lead development candidate for the treatment of cancer is ProLindac™, a nanopolymer DACH-platinum prodrug. ProLindac is currently in a Phase 2 clinical trial being conducted in the EU in patients with ovarian cancer. The DACH-platinum incorporated in ProLindac is the same active moiety as that in oxaliplatin (Eloxatin; Sanofi-Aventis), which has sales in excess of $2.0 billion.

•
Pre-clinical development of Cobalamin™, our proprietary nanopolymer oral drug delivery technology based on the natural vitamin B12 uptake mechanism. We are currently developing a product for the oral delivery  of insulin.

•	Pre-clinical development of Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to cancer cells, notably breast, ovarian and colorectal cancers.
•	Pre-clinical development of Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells.
•	Pre-clinical development of Alchemix®, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance.
•	Pre-clinical development of Cobalamin-mediated targeted delivery.
•	Phenylbutyrate (“PB”), an HDAC inhibitor and a differentiating agent, is a Phase 2 clinical candidate being developed in collaboration with Virium Pharmaceuticals.

Products

Access used its drug delivery technologies to develop the following products and product candidates:

Access Drug Portfolio
Compound	Originator	Technology	Indication	Clinical Stage (1)

MuGard™	Access	Mucoadhesive liquid	Mucositis	Marketing clearance received
ProLindacTM (Polymer Platinate, AP5346) (2)	Access – U London	Synthetic polymer	Cancer	Phase 2
Phenylbutyrate (PB)	National Institute of Health	Small molecule	Cancer	Phase 2

Oral Insulin	Access	Cobalamin	Diabetes	Pre-clinical
Oral Delivery System	Access	Cobalamin	Various	Pre-clinical
Angiolix®	Immunodex, Inc.	Humanized monoclonal antibody	Cancer	Pre-clinical
Prodrax®	Univ London	Small molecule	Cancer	Pre-clinical
Alchemix®	DeMontford Univ	Small molecule	Cancer	Pre-clinical
Cobalamin-Targeted Therapeutics	Access	Cobalamin	Anti-tumor	Pre-clinical

(3)	For more information, see “Government Regulation” for description of clinical stages.
(4)	Licensed from the School of Pharmacy, The University of London. Subject to a 1% royalty and milestone payments on sales.

Approved Products

MuGard™ - Mucoadhesive Liquid Technology (MLT)

Access’ MuGard is a viscous polymer solution which provides a coating for the oral cavity. MuGard is dispensed in a ready to use form. A multi-site, randomized clinical study was performed in the United States testing MuGard and MuGard containing an anti-inflammatory drug to determine the effect of these products on the prevention and treatment of mucositis. The data from this trial indicated that the patients using MuGard displayed a lower incidence of mucositis than is typically seen in the studied population with no additional benefit from the drug.

Access is currently seeking marketing partners to market MuGard™ in the United States and in other territories worldwide.

We have signed the following definitive licensing agreements to market Access’ product MuGard:
Territory	Partner	Date
United States & Canada	Milestone Biosciences, LLC	August 2008
Europe	SpePharm IP BV	August 2007
China (PRC), Hong Kong, Macau, Taiwan, Brunei, Cambodia, Laos, Malaysia, Myanmar, Phillippines, Singapore, Thailand & Vietnam	RHEI, Pharmaceuticals, Inc.	January 2008

Products in Development Status

ProLindac™ (Polymer Platinate, AP5346) DACH Platinum

We have commenced a European Phase 2 ProLindac trial in ovarian cancer patients who have relapsed after first line platinum therapy. The primary aim of the study is to determine the response rate of ProLindac monotherapy in this patient population. The response rates for other platinum compounds in this indication are well known, and will be used for comparison.

We have submitted an IND application to the US Food and Drug Administration, and have received clearance from the agency to proceed with a Phase 2 clinical study of ProLindac in combination with fluorouracil and leucovorin. The study is designed to evaluate the safety of ProLindac in combination with two standard drugs used to treat colorectal cancer and to establish a safe dose for further clinical studies of this combination in colorectal cancer. We are currently evaluating whether clinical development of ProLindac in this indication might proceed more rapidly by utilizing an alternative clinical strategy and/or conducting studies in the US and/or elsewhere in the world.

In June 2008, we signed a definitive licensing agreement with Jiangsu Aosaikang Pharmaeutical Co., Ltd (“ASK”). Under which agreement ASK will manufacture, develop and commercialize our proprietary product ProLindac for the Greater China Region which includes the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan. Under the terms of the agreement ASK  paid Access an upfront fee and will pay subsequent milestone payments along with a royalty upon commercialization of ProLindac. In addition, in cooperation with Access, ASK has committed to fund two Phase 2 studies for ProLindac in colorectal cancer and one other indication to be determined by both parties.

Recent Events

On September 3, 2008, we announced that we had retained Piper Jaffray to augment ongoing business development efforts with the goal of establishing additional strategic development and commercialization partnerships for our product pipeline. The Piper Jaffray healthcare investment banking team will focus on partnering opportunities for ProLindac, Angiolix and the Cobalamin programs.

On July 10, 2008, we announced the signing of a definitive merger agreement to acquire MacroChem Corporation. Pursuant to the terms of the merger agreement, MacroChem’s common shareholders and warrant holders will receive an aggregate of 2.5 million shares of Access common stock which would represent approximately 8% of the combined company. The closing of the transaction is subject to numerous conditions. There can be no assurance that the transaction will be consummated or if consummated that it will be on the terms described above.

On June 4, 2008, we announced the signing of a definitive licensing agreement with Jiangsu Aosaikang Pharmaeutical Co., Ltd (“ASK”). Under which agreement ASK will manufacture, develop and commercialize our proprietary product ProLindac for the Greater China Region which includes the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan. Under the terms of the agreement ASK  paid Access an upfront fee and will pay subsequent milestone payments along with a royalty upon commercialization of ProLindac. In addition, in cooperation with Access, ASK has committed to fund two Phase 2 studies for ProLindac in colorectal cancer and one other indication to be determined by both parties.

Steven H. Rouhandeh was appointed as a director and Chairman of the Board effective as of March 4, 2008.

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.5 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 499,584 shares of our common stock, which includes placement agent warrants to purchase 45,417 shares of our common stock, at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,725,000. Proceeds, net of issuance costs from the sale were $2,444,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On January 14, 2008, we announced the signing of a definitive licensing agreement under which RHEI Pharmaceuticals, Inc. will market and manufacture MuGard in the Peoples Republic of China and certain Southeast Asian countries. RHEI will also obtain the necessary regulatory approvals for MuGard in the territory.

On January 4, 2008, we closed our acquisition of Somanta Pharmaceuticals, Inc. In connection with the acquisition, Access issued an aggregate of approximately 1.5 million shares of Access Pharmaceuticals, Inc. common stock to the common and preferred shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share.

In addition, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable.

On December 26, 2007, Jeffrey B. Davis, Chairman of the Board of Directors was named Chief Executive Officer. Stephen R. Seiler resigned as President and Chief Executive Officer and concurrently resigned from the Board of Directors effective December 19, 2007.

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share. SCO Capital Partners LLC currently has two designees serving on our Board of Directors. In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

As a condition to closing, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan. The Investor Rights Agreement grants certain registration and other rights to each of the investors.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

On August 27, 2007, we signed a definitive licensing agreement with SpePharm Holding, B.V. under which SpePharm will market Access’ product MuGard in Europe.

On August 1, 2007, we announced that Esteban Cvitkovic, a member of our board of directors as Vice Chairman Europe, agreed to an expanded role as Senior Director, Oncology Clinical R&D.

On April 26, 2007, we entered into a Note Purchase Agreement with Somanta Pharmaceuticals, Inc. in order for Access to loan Somanta amounts to keep certain of their licenses and vendors current. As of September 30, 2007 we have loaned Somanta $859,000.

All shares and per share information reflect a one for five reverse stock split effected June 5, 2006.

Results of Operations

Comparison of Second Quarter 2008 Compared To Second Quarter 2007

Our licensing revenue for the second quarter of 2008 was $22,000 as compared to no revenues for the same period of 2007. We recognize licensing revenue over the period of the performance obligation under our licensing agreement. We have received upfront licensing payments from SpePharm Holding, B.V., RHEI and ASK.

We have a sponsored research and development agreement. Our revenue from this agreement for the second quarter of 2008 was $110,000 as compared to no revenues for the same period of 2007. We recognize revenue over the term of the agreement as services are performed.

Total research and development spending for the second quarter of 2008 was $1,179,000, as compared to $523,000 for the same period in 2007, an increase of $656,000. The increase in expenses was primarily due to:

•	costs for product manufacturing for a new ProLindac clinical trial expected to start in mid 2008 ($513,000);
•	higher scientific consulting expenses ($95,000);
•	higher salary and related cost due to the hiring of additional scientific staff ($82,000);
•	lower clinical trial costs this quarter ($58,000); and
•	other net increases in research spending ($24,000).

Total general and administrative expenses were $1,044,000 for the second quarter of 2008, a decrease of $69,000 compared to 2007 expenses of $1,113,000. The decrease in spending was due primarily to the following:

•	lower salary related expenses due to stock option expenses ($237,000);
•	higher patent expenses ($197,000); and
•	other net decreases in general and administrative expenses ($29,000).

Depreciation and amortization was $64,000 for the second quarter of 2008 as compared to $74,000 for the same period in 2007 reflecting a decrease of $10,000. The decrease in depreciation and amortization was due to assets becoming fully depreciated.

Total operating expenses for the second quarter of 2008 were $2,287,000 as compared to total operating expenses of $1,710,000 for same quarter in 2007, an increase of $577,000.

Interest and miscellaneous income was $29,000 for the second quarter of 2008 as compared to $25,000 for the same quarter of 2007, an increase of $4,000. The increase in interest income was due to additional deposits.

Interest and other expense was $117,000 for the second quarter of 2008 as compared to $424,000 in 2007, a decrease of $307,000. The decrease in interest and other expense was due to $9,015,000 of convertible notes that were outstanding at June 30, 2007 that were not outstanding at June 30, 2007. The convertible notes were exchanged for preferred stock in November of 2007.

Preferred stock dividends of $517,000 were accrued for the second quarter of 2008. Dividends are paid semi-annually in either cash or common stock. There was no preferred stock outstanding at June 30, 2007.

Net loss allocable to common stockholders for the second quarter of 2008 was $2,760,000, or a $0.49 basic and diluted loss per common share, compared with a loss of $2,109,000, or a $0.60 basic and diluted loss per common share for the same period in 2007, an increased loss of $651,000.

Comparison of Six Months Ended June 30, 2008 Compared To Six Months Ended June 30, 2007

Our licensing revenue for the first six months of 2008 was $39,000 as compared to no revenues for the same period of 2007. We recognize licensing revenue over the period of the performance obligation under our licensing agreement. We received upfront licensing payments from SpePharm Holding, B.V., RHEI and ASK.

We have a sponsored research and development agreement. Our revenue from this agreement for the first six months of 2008 was $131,000 as compared to no revenues for the same period of 2007. We recognize revenue over the term of the agreement as services are performed.

Total research and development spending for the first six months of 2008 was $10,824,000, as compared to $936,000 for the same period in 2007, an increase of $9,888,000. The increase in expenses was primarily due to:

•	the Somanta acquisition resulted in a one-time non-cash in-process research and development expense in the first quarter of 2008 ($8,879,000);
•	costs for product manufacturing for a new ProLindac clinical trial expected to start in mid 2008 ($826,000);
•	higher scientific consulting expenses ($154,000);
•	higher salary and related cost due to the hiring of additional scientific staff ($114,000); and
•	other net decreases in research spending ($85,000).

Total general and administrative expenses were $1,933,000 for the first six months of 2008, a decrease of $319,000 over 2007 expenses of $2,252,000. The decrease in spending was due primarily to the following:

•	lower salary related expenses due to stock option expenses ($470,000);
•	lower salary and other salary related expenses ($49,000);
•  higher patent expenses ($148,000);
•  higher general business consulting expenses ($68,000); and
•	other net decreases in general and administrative expenses ($16,000).

Depreciation and amortization was $131,000 for the first six months of 2008 as compared to $149,000 for the same period in 2007 reflecting a decrease of $18,000. The decrease in depreciation and amortization was due to assets becoming fully depreciated.

Total operating expenses for the first six months of 2008 were $12,888,000 as compared to total operating expenses of $3,337,000 for same period in 2007, an increase of $9,551,000.

Interest and miscellaneous income was $105,000 for the first six months of 2008 as compared to $60,000 for the same period of 2007, an increase of $45,000. The increase in interest income was due to additional deposits.

Interest and other expense was $225,000 for the first six months of 2008 as compared to $2,959,000 in 2007, a decrease of $2,734,000. The decrease in interest and other expense was due to amortization of the discount on the Oracle convertible notes and the amortization of the SCO notes recognized in 2007. In addition the decrease in interest and other expense was due to $9,015,000 of convertible notes that were outstanding at June 30, 2007 that were not outstanding at June 30, 2007. The convertible notes were exchanged for preferred stock in November of 2007.

On February 4, 2008, we issued 272.5 shares of our Series A Preferred Stock. The shares are convertible into common stock at $3.00 per share. Based on the price of our common stock on February 4, 2008 a new conversion price was calculated for the Series A Preferred Stock and was considered to be “in the money” at the time of the agreement to exchange the convertible notes for preferred stock. This resulted in a beneficial conversion feature. The preferred stockholder has the right at any time to convert all or any lesser portion of the Series A Preferred Stock into common stock. This resulted in an intrinsic value of the preferred stock. The difference between the implied value of the preferred stock and the beneficial conversion feature was treated as preferred stock dividends of $857,000.

An additional $451,000 in preferred stock dividends was recorded in the first quarter of 2008. The change was due to preferred stock dividends and the beneficial conversion feature associated with the warrants issued in association with the sale of preferred stock in November 2007.

Preferred stock dividends of $1,042,000 were accrued for the first six months of 2008. Dividends are paid semi-annually in either cash or common stock. There was no preferred stock outstanding at June 30, 2007.

Net loss allocable to common stockholders for the first six months of 2008 was $15,188,000, or a $2.76 basic and diluted loss per common share, compared with a loss of $6,236,000, or a $1.76 basic and diluted loss per common share for the same period in 2007, an increased loss of $8,952,000.

Comparison of Years Ended December 31, 2007 and 2006

Our licensing revenue for the year ended December 31, 2007 was $23,000. We recognize licensing revenue over the period of the performance obligation under our licensing agreement. We received a $1.0 million upfront licensing payment in August 2007 from SpePharm Holding, B.V. for marketing MuGard in Europe. We will recognize the upfront licensing fee over 14 ¾ years, the license term.

We have a sponsored research and development agreement. Our revenue from this agreement for the year ended December 31, 2007 was $34,000. We will recognize revenue over the term of the agreement as services are performed.

Total research spending for the year ended December 31, 2007 was $2,602,000, as compared to $2,053,000 2006, an increase of $549,000. The increase in expenses was primarily due to:

•	costs for product manufacturing for a new ProLindac clinical trial expected to start in mid 2008 ($230,000);
•	higher salary and related cost due to the hiring of additional scientific staff ($225,000);
•	higher scientific consulting expenses ($179,000);
•	higher salary related expenses due to stock option expenses ($23,000); and
•	other net increases ($10,000).

The increase in research spending was partially offset by lower clinical development costs ($118,000). We incurred start-up costs for the clinical trial in early 2006.

Total general and administrative expenses were $4,076,000 for the year ended December 31, 2007, an increase of $1,263,000 over 2006 expenses of $2,813,000. The increase in spending was due primarily to the following:

•	higher salary related expenses due to stock option expenses ($785,000);
•	higher investor relations expenses ($476,000) due to our increased investor relations efforts;
•	higher franchise taxes ($48,000);
•	higher travel expenses ($39,000) due to business development activities; and
•	other net increases ($87,000).

The increase in general and administrative spending was partially offset by:
•	lower patent expenses ($43,000); and
•	lower professional fees ($129,000).

Depreciation and amortization was $279,000 for the year ended December 31, 2007 as compared to $309,000 for 2006 reflecting a decrease of $30,000. The decrease in depreciation and amortization was due to assets becoming fully depreciated.

Total operating expenses for the year ended December 31, 2007 were $6,957,000 as compared to total operating expenses of $5,175,000 for 2006, an increase of $1,782,000.

Interest and miscellaneous income was $125,000 for the year ended December 31, 2007 as compared to $294,000 for 2006, a decrease of $169,000. The decrease in interest income was due to accretion of the receivable due from Uluru that was recorded in 2006.

Interest and other expense was $3,514,000 for the year ended December 31, 2007 as compared to $7,436,000 in 2006, a decrease of $3,922,000. The decrease in interest and other expense was due to amortization of the discount on the Oracle convertible notes and the amortization of the SCO notes recognized in 2006.

Convertible notes payable of $10,015,000 and accrued interest of $1,090,000 were converted from debt and accrued interest payable into preferred stock on November 10, 2007. A conversion of portion of the debt and interest resulted in a loss on the extinguishment of debt of $11,628,000. The same transaction also resulted in a beneficial conversion feature that was recorded as preferred stock dividends of $14,648,000.

In 2006, there was an unrealized loss on fair value of warrants of $1,107,000 due to the warrants issued to SCO and affiliates. We changed our accounting for the warrants in the fourth quarter of 2006 and there are no unrealized losses or gains in 2007.

We recognized deferred revenues of $173,000 from discontinued operations in 2007.

Net loss allocable to common stockholders for the year ended December 31, 2007 was $36,652,000, or a $10.32 basic and diluted loss per common share, compared with a loss of $12,874,000, or a $3.65 basic and diluted loss per common share for the same period in 2006, an increased loss of $23,778,000.

Liquidity and Capital Resources

We have funded our operations primarily through private sales of common stock, preferred stock, convertible notes and through licensing agreements. Our principal source of liquidity is cash and cash equivalents. As of August 13, 2008, our cash and cash equivalents and short-term investments were $5,401,000 and our net cash burn rate for the six months ended June 30, 2008 was approximately $556,000 per month. As of June 30, 2008 our working capital was $2,569,000. Our working capital at June 30, 2008 represented a decrease of $3,670,000 as compared to our working capital as of December 31, 2007 of $6,239,000. The decrease in working capital at June 30, 2008 reflects the net capital raised in the February private placement of $2,444,000 and new licensing agreements with RHEI and ASK, offset by operating expenses which included manufacturing product scale-up for our new ProLindac trial and Somanta expenses. As of June 30, 2008, we have one convertible note outstanding in the principle amount of $5,5000,000 which is due September 13, 2011.

As of August 13, 2008, the Company did not have enough capital to achieve its long-term goals. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors would be diluted and the new investors could obtain terms more favorable than previous investors. A failure to obtain necessary additional capital in the future could jeopardize our operations.

We have generally incurred negative cash flows from operations since inception, and have expended, and expect to continue to expend in the future, substantial funds to complete our planned product development efforts. Since inception in 1989, our expenses have significantly exceeded revenues, resulting in an accumulated deficit as of June 30, 2008 of $129,512,000. We expect that our capital resources will be adequate to fund our current level of operations into the fourth quarter of 2009. However, our ability to fund operations over this time could change significantly depending upon changes to future operational funding obligations, acquisitions of products or companies or capital expenditures. As a result we will be required to seek additional financing sources within the next twelve months. We cannot assure you that we will ever be able to generate significant product revenue or achieve or sustain profitability.

Since our inception, we have devoted our resources primarily to fund our research and development programs. We have been unprofitable since inception and to date have received limited revenues from the sale of products. We cannot assure you that we will be able to generate sufficient product revenues to attain profitability on a sustained basis or at all. We expect to incur losses for the next several years as we continue to invest in product research and development, preclinical studies, clinical trials and regulatory compliance.

All shares and per share information reflect a one for five reverse stock split effected June 5, 2006.

Currently, one noteholder holding $5.5 million worth of 7.7% convertible notes has amended their note to a new maturity date, September 13, 2011.

Since our inception, we have devoted our resources primarily to fund our research and development programs. We have been unprofitable since inception and to date have received limited revenues from the sale of products. We cannot assure you that we will be able to generate sufficient product revenues to attain profitability on a sustained basis or at all. We expect to incur losses for the next several years as we continue to invest in product research and development, preclinical studies, clinical trials and regulatory compliance.

We plan to expend substantial funds to conduct research and development programs, preclinical studies and clinical trials of potential products, including research and development with respect to our acquired and developed technology. Our future capital requirements and adequacy of available funds will depend on many factors, including:

•	the successful development and commercialization of ProLindac™, MuGard™ and our other product candidates;

•	the ability to convert, repay or restructure our outstanding convertible notes and debentures;

•	the ability to integrate Somanta Pharmaceuticals, Inc. assets and programs with ours;

•	the ability to establish and maintain collaborative arrangements with corporate partners for the research, development and commercialization of products;

•	continued scientific progress in our research and development programs;

•	the magnitude, scope and results of preclinical testing and clinical trials;

•	the costs involved in filing, prosecuting and enforcing patent claims;

•	the costs involved in conducting clinical trials;

•	competing technological developments;

•	the cost of manufacturing and scale-up;

•	the ability to establish and maintain effective commercialization arrangements and activities; and

•	successful regulatory filings.

We have devoted substantially all of our efforts and resources to research and development conducted on our own behalf. The following table summarizes research and development spending by project category (in thousands), which spending includes, but is not limited to, payroll and personnel expense, lab supplies, preclinical expense, development cost, clinical trial expense, outside manufacturing expense and consulting expense:

(in thousands)	Twelve Months ended December 31,		Six Months ended June 30,	Inception To Date (1)
Project	2007	2006	2008
Polymer Platinate (ProLindac™)	$2,563	$2,043	$1,944	$24,161
Mucoadhesive Liquid Technology (MLT)	21	10	-	1,511
Others (2)	18	-	68	5,130
Total	$2,602	$2,053	$2,012	$30,802

(1)	Cumulative spending from inception of the Company or project through June 30, 2008.
(2)	Includes: Vitamin Mediated Targeted Delivery, carbohydrate targeting and other related projects.

Due to uncertainties and certain of the risk factors described above, including those relating to our ability to successfully commercialize our drug candidates, our ability to obtain necessary additional capital to fund operations in the future, our ability to successfully manufacture our products and our product candidates in clinical quantities or for commercial purposes, government regulation to which we are subject, the uncertainty associated with preclinical and clinical testing, intense competition that we face, market acceptance of our products and protection of our intellectual property, it is not possible to reliably predict future spending or time to completion by project or product category or the period in which material net cash inflows from significant projects are expected to commence.  If we are unable to timely complete a particular project, our research and development efforts could be delayed or reduced, our business could suffer depending on the significance of the project and we might need to raise additional capital to fund operations, as discussed in the risk factors above, including without limitation those relating to the uncertainty of the success of our research and development activities and our ability to obtain necessary additional capital to fund operations in the future.  As discussed in such risk factors, delays in our research and development efforts and any inability to raise additional funds could cause us to eliminate one or more of our research and development programs.

We plan to continue our policy of investing any available funds in certificates of deposit, money market funds, government securities and investment-grade interest-bearing securities. We do not invest in derivative financial instruments.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United State of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. In applying our accounting principles, we must often make individual estimates and assumptions regarding expected outcomes or uncertainties. As you might expect, the actual results or outcomes are often different than the estimated or assumed amounts. These differences are usually minor and are included in our consolidated financial statements as soon as they are known. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Asset Impairment

Our intangible assets at December 31, 2007 consist primarily of patents acquired in acquisitions and licenses which were recorded at fair value on the acquisition date. We perform an impairment test on at least an annual basis or when indications of impairment exist. At December 31, 2007, Management believes no impairment of our intangible assets exists.

Based on an assessment of our accounting policies and underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of us. We do not suggest that other general factors, such as those discussed elsewhere in this report, could not adversely impact our consolidated financial position, results of operations or cash flows. The impairment test involves judgment on the part of management as to the value of goodwill, licenses and intangibles.

Stock Based Compensation Expense
On January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), which requires the measurement and recognition of all share-based payment awards made to employees and directors including stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal year 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We applied the provisions of SAB 107 in its adoption of SFAS 123(R).

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s 2006 fiscal year. Our consolidated financial statements for the years ended December 31, 2007 and 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to include the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2007 and 2006 was approximately $1,048,000 and $284,000, respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the company’s Statement of Operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense for stock option grants was recognized because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. There were no restricted stock awards granted in either 2006 or 2007 ..

Stock-based compensation expense recognized in the our Statement of Operations for the years ended December 31, 2007 and 2006 includes compensation expense for share-based payment awards granted prior to, but  not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Stock-based compensation expense recognized in the Company’s Statement of Operations for the year ended December 31, 2007 and 2006 is based on awards ultimately expected to vest and has been reduced for estimated forfeitures, which currently is nil. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We used the Black-Scholes option-pricing model (“Black-Scholes”) as our method of valuation under SFAS 123(R) in fiscal years 2007 and 2006 and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The fair value of share-based payment awards on the date of grant as determined by the Black-Scholes model is affected by our stock price as well as other assumptions. These assumptions include, but are not limited to the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of January 1, 2007, and the adoption did not have a material impact on the Company’s consolidated financial statements or effective tax rate and did not result in any unrecognized tax benefits.

Interest costs and penalties related to income taxes are classified as interest expense and general and administrative costs, respectively, in the Company’s consolidated financial statements. For the years ended December 31, 2007 and 2006, the Company did not recognize any interest or penalty expense related to income taxes. It is determined not to be reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months. The Company is currently subject to a three year statute of limitations by major tax jurisdictions. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice. The requirements of SFAS 157 are first effective for our fiscal year beginning January 1, 2008. However, in February 2008 the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, our adoption of this standard on January 1, 2008 is limited to financial assets and liabilities. We do not believe the initial adoption of SFAS 157 will have a material effect on our financial condition or results of operations. However, we are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. SFAS 159 is effective beginning in fiscal year 2008. The Company is currently evaluating the effect of adopting SFAS 159, but does not expect it to have a material impact on its consolidated results of operations or financial condition.

Off-Balance Sheet Transactions

None

DESCRIPTION OF BUSINESS

Business

Access Pharmaceuticals, Inc. (together with our subsidiaries, “We”, “Access” or the “Company”) is a Delaware corporation. We are an emerging biopharmaceutical company focused on developing products based upon our nanopolymer chemistry technologies. We currently have one approved product, two products in Phase 2 clinical trials and five products in pre-clinical development. Our description of our business, including our list of products and patents, takes into consideration our acquisition of Somanta Pharmaceuticals, Inc. which closed January 4, 2008.

•
MuGard™ is our approved product for the management of oral mucositis, a frequent side-effect of cancer therapy for which there is no established treatment. The market for mucositis treatment is estimated to be in excess of US$1 billion world-wide. MuGard, a proprietary nanopolymer formulation, has received marketing allowance in the U.S. from the Food & Drug Administration (“FDA”).

•
Our lead development candidate for the treatment of cancer is ProLindac™, a nanopolymer DACH-platinum prodrug. ProLindac is currently in a Phase 2 clinical trial being conducted in the EU in patients with ovarian cancer. The DACH-platinum incorporated in ProLindac is the same active moiety as that in oxaliplatin (Eloxatin; Sanofi-Aventis), which has sales in excess of $2.0 billion.

•
Pre-clinical development of Cobalamin™, our proprietary nanopolymer oral drug delivery technology based on the natural vitamin B12 uptake mechanism. We are currently developing a product for the oral delivery  of insulin.

•	Pre-clinical development of Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to cancer cells, notably breast, ovarian and colorectal cancers.
•	Pre-clinical development of Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells.
•	Pre-clinical development of Alchemix®, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance.
•	Pre-clinical development of Cobalamin-mediated targeted delivery.
•	Phenylbutyrate (“PB”), an HDAC inhibitor and a differentiating agent, is a Phase 2 clinical candidate being developed in collaboration with Virium Pharmaceuticals.

Products

Access used its drug delivery technologies to develop the following products and product candidates:

Access Drug Portfolio
Compound	Originator	Technology	Indication	Clinical Stage (1)

MuGard™	Access	Mucoadhesive liquid	Mucositis	Marketing clearance received
ProLindacTM (Polymer Platinate, AP5346) (2)	Access – U London	Synthetic polymer	Cancer	Phase 2
Phenylbutyrate (PB)	National Institute of Health	Small molecule	Cancer	Phase 2
Oral Insulin	Access	Cobalamin	Diabetes	Pre-clinical
Oral Delivery System	Access	Cobalamin	Various	Pre-clinical
Angiolix®	Immunodex, Inc.	Humanized monoclonal antibody	Cancer	Pre-clinical
Prodrax®	Univ London	Small molecule	Cancer	Pre-clinical
Alchemix®	DeMontford Univ	Small molecule	Cancer	Pre-clinical
Cobalamin-Targeted Therapeutics	Access	Cobalamin	Anti-tumor	Pre-clinical

(5)	For more information, see “Government Regulation” for description of clinical stages.
(6)	Licensed from the School of Pharmacy, The University of London. Subject to a 1% royalty and milestone payments on sales.

Approved Products

MuGard™ - Mucoadhesive Liquid Technology (MLT)

Mucositis is a debilitating condition involving extensive inflammation of mouth tissue that affects annually an estimated 400,000 cancer patients in the United States undergoing chemotherapy and radiation treatment. Any treatment that would accelerate healing and/or diminish the rate of appearance of mucositis would have a significant beneficial impact on the quality of life of these patients and may allow for more aggressive chemotherapy. We believe the potential addressable market for a mucositis product could be over $1 billion world-wide.

Access’ MuGard is a viscous polymer solution which provides a coating for the oral cavity. MuGard is dispensed in a ready to use form. A multi-site, randomized clinical study was performed in the United States testing MuGard and MuGard containing an anti-inflammatory drug to determine the effect of these products on the prevention and treatment of mucositis. The data from this trial indicated that the patients using MuGard displayed a lower incidence of mucositis than is typically seen in the studied population with no additional benefit from the drug.

The data were retrospectively compared with two historical patient databases to evaluate the potential advantages MuGard may represent in the prevention, treatment and management of mucositis. The patient evaluation was conducted using the oral mucositis assessment scale (OMAS), which qualifies the disease severity on a scale of 0-5. Key highlights of the comparison with the historical patient databases are as follows:

•      the average severity of the disease was reduced by approximately 40%;
•      the maximum intensity of the mucositis was approximately 35% lower; and
•      the median peak intensity was approximately 50% lower.

These data confirmed the fact that MuGard could represent an important advancement in the management and prevention of mucositis. On September 20, 2006, we announced that we had submitted a Premarket Notification 510(k) application to the United States Food and Drug Administration (FDA) announcing the Company’s intent to market MuGard. On December 13, 2006, we announced that we had received marketing clearance for MuGard from FDA for the indication of the management of oral wounds including mucositis, aphthous ulcers and traumatic ulcers.

Access is currently seeking marketing partners to market MuGard in other territories worldwide. In August 2007, we signed a definitive licensing agreement with SpePharm Holding, B.V. under which SpePharm will market Access’ product MuGard in Europe. In January 2008 we also signed a definitive licensing agreement with RHEI Pharmaceuticals, Inc. under which RHEI will market Access’ product MuGard in China and other Southeast Asian countries. In August 2008 we signed a definitive agreement with Milestone Biosciences, LLC under which Milestone will market MuGard in the United States and Canada,

Products in Development Status

ProLindac™ (Polymer Platinate, AP5346) DACH Platinum

Chemotherapy, surgery and radiation are the major components in the clinical management of cancer patients. Chemotherapy serves as the primary therapy for some solid tumors and metastases and is increasingly used as an adjunct to radiation and surgery to improve their effectiveness. For chemotherapeutic agents to be effective in treating cancer patients, however, the agent must reach the target cells in effective quantities with minimal toxicity in normal tissues.

The current optimal strategy for chemotherapy involves exposing patients to the most intensive cytotoxic regimens they can tolerate and clinicians attempt to design a combination of chemotherapeutic drugs, a dosing schedule and a method of administration to increase the probability that cancerous cells will be destroyed while minimizing the harm to healthy cells. Notwithstanding clinicians’ efforts, most current chemotherapeutic drugs have significant shortcomings that limit the efficacy of chemotherapy. For example, certain cancers are inherently unresponsive to chemotherapeutic agents. Alternatively, other cancers may initially respond, but subgroups of cancer cells acquire resistance to the drug during the course of therapy and the resistant cells may survive and cause a relapse. Serious toxicity, including bone marrow suppression, renal toxicity, neuropathy, or irreversible cardiotoxicity, are some of the limitations of current anti-cancer drugs that can prevent their administration in curative doses.

Oxaliplatin, a formulation of DACH platinum, is a chemotherapeutic which was initially approved in France and in Europe in 1999 for the treatment of colorectal cancer. It is now also being marketed in the United States and generated worldwide sales in excess of $2 billion in 2006. Carboplatin and Cisplatin, two other approved platinum chemotherapy drugs, are not indicated for the treatment of metastatic colorectal cancer. Oxaliplatin, in combination with 5-flurouracil and folinic acid (known as the FOLFOX regime) is indicated for the first-line treatment of metastatic colorectal cancer in Europe and the U.S. The colorectal cancer market is a significant opportunity as there are over 940,000 reported new cases annually worldwide, increasing at a rate of approximately three percent per year, and 500,000 deaths.

Currently, platinum compounds are one of the largest selling categories of chemotherapeutic agents, with annual sales in excess of $3.0 billion in 2006. As is the case with all chemotherapeutic drugs, the use of such compounds is associated with serious systemic side effects. The drug development goal therefore is to enhance delivery of the active drug to the tumor and minimize the amount of active drug affecting normal organs in the body.

Utilizing a biocompatible water-soluble polymer (HPMA) as a drug carrier, Access’ drug candidate ProLindac, links DACH platinum to a polymer in a manner which permits the selective release of active drug to the tumor by several mechanisms, including taking advantage of the differential pH in tumor tissue compared to healthy tissue. The polymer also capitalizes on the biological differences in the permeability of blood vessels at tumor sites versus normal tissue. In this way, tumor selective delivery and platinum release is achieved. The ability of ProLindac to inhibit tumor growth has been evaluated in more than ten preclinical models. Compared with the marketed product oxaliplatin, ProLindac showed either marked superiority or superiority in most of these models. Preclinical studies of the delivery of platinum to tumors in an animal model have shown that, compared with oxaliplatin at equitoxic doses, ProLindac delivers in excess of 16 times more platinum to the tumor. An analysis of tumor DNA, which is the main target for anti-cancer platinum agents, has shown that ProLindac delivers approximately 14 times more platinum to tumor DNA than oxaliplatin. Results from preclinical efficacy studies conducted in the B16 and other tumor models have also shown that ProLindac is superior to oxaliplatin in inhibiting the growth of tumors. An extensive preclinical package has been developed supporting the development of ProLindac.

In 2005, we completed a Phase 1 multi-center clinical study conducted in Europe, which enrolled 26 patients. The study was reported in a journal publication, Cancer Chemotherapy and Pharmacology, 60(4): 523-533 in 2007. The European trial was designed to identify the maximum tolerated dose, dose limiting toxicities, the pharmacokinetics of the platinum in plasma and the possible anti-tumor activity of ProLindac. The open-label, non-randomized, dose-escalation Phase 1 study was performed at two European centers. ProLindac was administered as an intravenous infusion over one hour, once a week on days 1, 8 and 15 of each 28-day cycle to patients with solid progressive tumors. We obtained results in 26 patients with a broad cross-section of tumor types, with doses ranging from 80-1,280 mg Pt/m2.

Of the 26 patients, 10 were not evaluable for tumor response, principally due to withdrawal from the study prior to completing the required cycle. Of the 16 evaluable patients, 2 demonstrated a partial response, 1 experienced a partial response based on a biomarker and 4 experienced stable disease. One of the patients who attained a partial response had a melanoma with lung metastasis; a CT scan revealed a tumor decrease of greater than 50%. The other patient who responded had ovarian cancer; she had a reduction in lymph node metastasis and remission of a liver metastasis. The patient who experienced a partial response based on a biomarker was an ovarian cancer patient for whom Ca125 levels returned to normal. Also of note, a patient with cisplatin resistant cervical cancer showed a short lasting significant reduction in lung metastasis after 3 doses. However, due to toxicity, the patient could not be retreated to determine whether the partial response could be maintained.

A Phase 2 clinical trial of ProLindac is underway in ovarian cancer patients who have relapsed after first line platinum therapy. The primary aim of the study is to determine the response rate of ProLindac monotherapy in this patient population. The response rates for other platinum compounds in this indication are well known, and will be used for comparison. Patients are dosed either once every 2 weeks or once every three weeks. As the Phase 1 study involved weekly dosing, the initial phase of the ovarian cancer monotherapy study involves some dose escalation to determine recommended doses using these dosing regimens. Preliminary results from the dose ranging part of the study were presented at AACR-NCI-EORTC conference in San Francisco in October 2007. Significantly, there was a reduction of the Ca125 biomarker in five of the six patients in a cohort receiving of ProLindac on a once every three week dosing schedule. The Ca125 biomarker has been demonstrated to be a reliable indicator of the clinical progression of ovarian cancer

The Company has submitted an IND application to the US Food and Drug Administration, and has received clearance from the agency to proceed with a Phase 1 clinical study of ProLindac in combination with fluorouracil and leucovorin. The study is designed to evaluate the safety of the ProLindac in combination with two standard drugs used to treat colorectal cancer and to establish a safe dose for Phase 2 clinical studies of this combination in colorectal cancer. The company is currently evaluating whether clinical development of ProLindac in this indication might proceed more rapidly by utilizing an alternative clinical strategy and/or conducting studies in the US and/or elsewhere in the world.

  Sodium Phenylbutyrate

Sodium Penylbutyrate, or PB, is a small molecule that was previously approved by the FDA for sale as a treatment for a rare genetic disorder in infants known as hyperuremia. PB has a number of additional mechanisms of action, including the inhibition of histone deacetylase. Histone deacetylase is a class of enzymes that remove acetyl groups from the amino acids in DNA. The inhibition of histone deacetylase allows the body’s cancer suppressing genes to work as intended. In addition, PB is not toxic to cells. These characteristics make PB a good candidate to become a chemopotentiator; that is, a substance that enhances the activity of a chemotherapeutic agent. As a result, PB will ideally be administered in conjunction with radiation and/or chemotherapy.

In February 2005, we entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc., pursuant to which Virium granted us an exclusive, worldwide sublicense to PB, excluding the U.S. and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. We paid Virium a license fee of $50,000. Virium has retained all rights with respect to PB inside the U.S. and Canada.  Access’ single largest stockholder, SCO Capital Partners, LLC, is also the single largest stockholder of Virium Pharmaceuticals, Inc.

Virium is also a party to a sublicense agreement with VectraMed, Inc. for the rights to develop and commercialize PB worldwide for the treatment of cancer, autoimmune diseases and other clinical indications. VectraMed obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service, representing the National Institutes of Health. VectraMed subsequently assigned all its rights to PB to Virium pursuant to a novation agreement dated May 10, 2005.

Pursuant to our agreement with Virium, we are responsible for the conduct of clinical trials and patent prosecution related to PB outside of the U.S. and Canada. The Virium agreement also requires us to pay Virium a royalty on the sales of PB products until such time as the patents covering such products expire. These patents expire at various times between 2011 and 2016. Our agreement with Virium expires upon the expiration of the last to expire of these patents in 2016.

On December 6, 2006, we signed a letter of intent (LOI) pertaining to a license and collaboration agreement with Virium covering all formulations or drug combinations where Phenylbutyrate is an active ingredient. Pursuant to the LOI, in addition to current worldwide rights, excluding North America, involving the current formulation of Phenylbutyrate, we would obtain a participation in any revenue or royalties derived from sales in the U.S. and Canada. In return, we would grant Virium a reciprocal participation in Europe. In the rest of the world, Access and Virium would share revenues and royalties equally. The LOI’s terms provide that both companies will, among other things, share data and jointly undertake the necessary pre-clinical and clinical studies, seek regulatory approvals and file for patent protection in all territories. It also provides for the formation of a joint development committee to oversee all aspects of the development and commercialization of Phenylbutyrate. Completion of the transaction contemplated by the LOI remains subject to the negotiation and execution of a definitive agreement.

Phenylbutyrate has been the subject of numerous Phase 1 and Phase 2 clinical studies sponsored by the National Cancer Institute and others demonstrating the safety and efficacy of PB in cancer, both as a monotherapy and in combination with other anticancer compounds. To date, we have not been involved in any capacity in the conduct of any clinical trial related to PB.

We believe that PB may be a candidate to become a biological-response modifier that acts as a dose-dependent inhibitor of cancer cell proliferation, migration, and invasiveness, possibly by inhibition of urokinase and c-myc pathways, which means that it inhibits the protease activity that irreversibly induces programmed cell death. In addition, we believe that PB shows potential for the treatment of malignant gliomas, which are cancers of the brain. We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma. Medicis Pharmaceuticals currently sells Sodium Phenylbutyrate (Buphenyl ® ) for the treatment of a urea cycle disorder, hyperuremia.

There are thirteen key use patents related to PB which have been issued to the NIH and licensed by us as follows:

•
A patent covering a method of inhibiting rapid tumor growth issued in the U.S. that expires on March 14, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, New Zealand and South Africa;

•
A patent covering a method of treating brain cancer, leukemia, prostate cancer, breast cancer, skin cancer and non-small cell lung cancer issued in the U.S. that expires on June 3, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of treating brain cancer, skin cancer, benign enlarged prostate and a cervical infection issued in the U.S. that expires on February 25, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of inducing the production of TGF alpha (which slows the growth of cancer cells) issued in the U.S. that expires on January 13, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a pharmaceutical composition for treating or preventing a cancerous condition issued in the U.S. that expires on January 20, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of inducing the differentiation of a cell issued in the U.S. that expires on June 3, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of treating brain cancer, non-small cell lung cancer, prostate cancer, skin cancer, brain tumors, cancers of the blood, lung cancer and breast cancer issued in the U.S. that expires on August 26, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of inhibiting the growth of rapidly growing nonmalignant or malignant tumor cells issued in the U.S. that expires on March 2, 2016 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of sensitizing a subject to radiation therapy or chemotherapy and a method of treating brain cancer, leukemia, non-small cell lung cancer, skin cancer, cancers of the blood, lung cancer, or renal cancer issued in the U.S. that expires on December 1, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of treating brain cancer, non-small cell lung cancer, prostate cancer, skin cancer, cancers of the blood, breast cancer, benign prostate enlargement, cervical infection, bladder cancer, kidney cancer, colon cancer, or nose cancer issued in the U.S. that expires on March 16, 2016 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of inducing the production of hemoglobin (blood) and a method of treating a pathology associated with abnormal hemoglobin (blood) activity issued in the U.S. that expires on January 27, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•
A patent covering a method of preventing prostate cancer, brain cancer, skin cancer, cancers of the blood, breast cancer, non-small cell lung cancer, or renal cancer issued in the U.S. that expires on August 5, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa; and

•
A patent covering a method of inhibiting the production of cancer in a cell issued in the U.S. that expires on March 14, 2011, June 3, 2013 or March 7, 2014, depending on the subject matter disclosed in the priority applications with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa.

Our co-development partner, Virium advised us that it intends to initiate a Phase 1/2 clinical trial using PB to treat glioblastoma in the near future. We intend to wait for the results of this Phase 1/2 clinical trial and the re-formulation of the PB compound to a sustained release version before initiating our own clinical trial related to PB in Europe. At this time, we do not know when Virium will initiate such clinical trial, when it will be completed, or whether it will be successful, nor do we know when Virium will have completed the re-formulation of the PB compound to a sustained release version.

We also believe that further studies should be considered to identify a subset of patients that have tumors sensitive to PB, either as a single agent or in combination with radiation therapy or other chemotherapeutic agents, and that we should focus on this subset of patients in our future clinical trials related to PB, subject to the successful completion of clinical trials by Virium.

Research Projects, Products and Products in Development

Drug Development Strategy

A part of our integrated drug development strategy is to form alliances with centers of excellence in order to obtain alternative lead compounds while minimizing the overall cost of research. The Company does not spend significant resources on fundamental biological research but rather focuses on its chemistry expertise and clinical development. For example, certain of our polymer platinate technology has resulted in part from a research collaboration with The School of Pharmacy, University of London.

Our strategy is to focus on our polymer therapeutic program for the treatment of cancer while continuing to develop technologies such as Cobalamin-mediated oral drug delivery and Cobalamin-mediated tumor targeting which could provide us with a revenue stream in the short term through commercialization or outlicensing to fund our longer-term polymer and oncology drug development programs such as Angiolix, Alchemix and Prodrax. To reduce financial risk and equity financing requirements, we are directing our resources to the preclinical and early clinical phases of development. Where the size of the necessary clinical studies and cost associated with the later clinical development phases are significant, we plan to co-develop with or to outlicense to marketing partners our therapeutic product candidates. By forming strategic alliances with pharmaceutical and/or biotech companies, we believe that our technology can be more rapidly developed and successfully introduced into the marketplace.

We will continue to evaluate the most cost-effective methods to advance our programs. We will contract certain research and development, manufacturing and manufacturing scaleup, certain preclinical testing and product production to research organizations, contract manufacturers and strategic partners. As appropriate to achieve cost savings and accelerate our development programs, we will expand our internal core capabilities and infrastructure in the areas of chemistry, formulation, analytical methods development, clinical development, biology and project management to maximize product opportunities in a timely manner.

Process

We begin the product development effort by screening and formulating potential product candidates, selecting an optimal active component, developing a formulation, and developing the processes and analytical methods. Pilot stability, toxicity and efficacy testing are conducted prior to advancing the product candidate into formal preclinical development.  Specialized skills are required to produce these product candidates utilizing our technology. We have a limited core internal development capability with significant experience in developing these formulations, but also depend upon the skills and expertise of our contractors.

Once the product candidate has been successfully screened in pilot testing, our scientists, together with external consultants, assist in designing and performing the necessary preclinical efficacy, pharmacokinetic and toxicology studies required for IND submission. External investigators and scaleup manufacturing facilities are selected in conjunction with our consultants. The initial Phase 1 and Phase 2 studies are conducted by institutions and investigators supervised and monitored by our employees and contract research organizations. We do not plan to have an extensive clinical development organization as we plan to have the advance phases of this process conducted by a development partner. Should we conduct Phase 3 clinical studies we expect to engage a contract research organization to perform this work.

We contract with third party contract research organizations (CROs) to complete our large clinical trials and for data management of all of our clinical trials. Currently, we have one Phase 2 trial in process continuing into 2008 and a new Phase 2 trial planned for mid 2008 subject to preliminary findings in other trials and our ability to fund such trials.

With all of our product development candidates, we cannot assure you that the results of the in vitro or animal studies are or will be indicative of the results that will be obtained if and when these product candidates are tested in humans. We cannot assure you that any of these projects will be successfully completed or that regulatory approval of any product will be obtained.

We expended approximately $2,602,000 and $2,053,000 on research and development during the years 2007 and 2006, respectively.

Scientific Background

Access posseses a broad range of technologies and intellectual property in the areas of drug delivery and oncology. Our core technologies rely on the use of nanopolymers for use in the management of oral conditions such as mucositis, and in drug delivery. In addition, we have small molecule and monoclonal antibody programs which also embody the principals of drug delivery and drug targeting.

 The ultimate criteria for effective drug delivery is to control and optimize the localized release of the drug at the target site and rapidly clear the non-targeted fraction. Conventional drug delivery systems such as controlled release, sustained release, transdermal systems and others are designed for delivering active product into the systemic circulation over time with the objective of improving patient compliance. These systems do not address the biologically relevant issues such as site targeting, localized release and clearance of drug. The major factors that impact the achievement of this ultimate drug delivery goal are the physical characteristics of the drug and the biological characteristics of the disease target sites. The physical characteristics of the drug affect solubility in biological systems, its biodistribution throughout the body, and its interactions with the intended pharmacological target sites and undesired areas of toxicity. The biological characteristics of the diseased area impact the ability of the drug to selectively interact with the intended target site to allow the drug to express the desired pharmacological activity.

We believe our drug delivery technologies are differentiated from conventional drug delivery systems in that they seek to apply a disease-specific approach to improve the drug delivery process with formulations to significantly enhance the therapeutic efficacy and reduce toxicity of a broad spectrum of products.

Core Drug Delivery Technology Platforms

Our current drug delivery technology platforms for use in cancer chemotherapy are:

•	Synthetic Polymer Targeted Drug Delivery Technology;

•	Cobalamin™-Mediated Oral Delivery Technology;

•	Cobalamin™-Mediated Targeted Delivery Technology;

•	Angiolix®;

•	Prodrax®; and

•	Alchemix®.

 Each of these platforms is discussed below:

Synthetic Polymer Targeted Drug Delivery Technology

In collaboration with The School of Pharmacy, University of London, we have developed a synthetic polymer technology, which utilizes hydroxypropylmethacrylamide with platinum, designed to exploit enhanced permeability and retention, or EPR, at tumor sites to selectively accumulate drug and control drug release. This technology is employed in our lead clinical program, ProLindac. Many solid tumors possess vasculature that is hyperpermeable, or leaky, to macromolecules. In addition to this enhanced permeability, tumors usually lack effective lymphatic and/or capillary drainage. Consequently, tumors selectively accumulate circulating macromolecules, including, for example, up to 10% of an intravenous dose in mice. This effect has been termed EPR, and is thought to constitute the mechanism of action of styrene-maleic/anhydride-neocarzinostatin, or SMANCS, which is in regular clinical use in Japan for the treatment of hepatoma. These polymers take advantage of endothelial permeability as the drug carrying polymers are trapped in tumors and then taken up by tumor cells. Linkages between the polymer and drug can be designed to be cleaved extracellularly or intracellularly. Utilizing the principles of prodrugs, the drug is essentially inert while attached to the polymer, but is released inside the tumor mass while polymer/drug not delivered to tumors is cleared from the body via the kidneys. For example, ProLindac is attached to a pH-sensitive linker which releases the platinum cytotoxic agent much faster in the low pH environments found typically outside of hypoxic tumor cells and within specific compartments inside of tumor cells. Data generated in animal studies have shown that the polymer/drug complexes are far less toxic than free drug alone and that greater efficacy can be achieved. Thus, these polymer complexes have demonstrated significant improvement in the therapeutic index of anti-cancer drugs, including, for example, platinum.

Cobalamin™-Mediated Oral Delivery Technology

Oral delivery is the preferred method of administration of drugs where either long-term or daily use (or both) is required. However many therapeutics, including peptide and protein drugs, are poorly absorbed when given orally. With more and more peptide and protein based biopharmaceuticals entering the market, there is an increasing need to develop an effective oral delivery system for them, as well as for long-standing injected drugs such as insulin.

The difficulty in administering proteins orally is their susceptibility to degradation by digestive enzymes, their inability to cross the intestinal wall and their rapid excretion by the body. Over the years, many different methodologies for making protein drugs available orally have been attempted. Most of the oral protein delivery technologies involve protecting the protein degradation in the intestine. More recently, strategies have been developed that involve coadministering the protein or peptide with permeation enhancers, which assist in passive transit through the gut wall or by attaching the protein or peptide to a molecule that transports the protein across the gut wall. However, the field of oral drug delivery of proteins and peptides has yet to achieve successful commercialization of a product (although positive results have been achieved in early clinical trials for some products under development).

Many pharmaceutically active compounds such as proteins, peptides and cytotoxic agents cannot be administered orally due to their instability in the gastrointestinal tract or their inability to be absorbed and transferred to the bloodstream. A technology that would allow many of these actives to be taken orally would greatly enhance their acceptance and value. Several technologies for the protection of sensitive actives in the gastro-intestinal tract and/or enhancement of gastro-intestinal absorption have been explored and many have failed.

Our proprietary technology for oral drug delivery utilizes the body’s natural vitamin B12 (VB12) transport system in the gut. The absorption of VB12 in the intestine occurs by way of a receptor-mediated endocytosis. Initially, VB12 binds to intrinsic factor (IF) in the small intestine, and the VB12-IF complex then binds to the IF receptor on the surface of the intestine. Receptor-mediated endocytosis then allows the transport of VB12 across the gut wall. After binding to another VB12-binding protein, transcobalamin II (TcII), VB12 is transferred to the bloodstream.

Our scientists discovered that Cobalamin (analogs of VB12) will still be transported by this process even when drugs, macromolecules, or nanoparticles are coupled to the Cobalamin. Thus Cobalamin serves as a carrier to transfer these materials from the intestinal lumen to the bloodstream. For drugs and macromolecules that are stable in the gastro-intestinal tract, the drug or macromolecule can be coupled directly (or via a linker) to Cobalamin. If the capacity of the Cobalamin transport system is inadequate to provide an effective blood concentration of the active, transport can be amplified by attaching many molecules of the drug to a polymer, to which Cobalamin is also attached. A further option, especially for drugs and macromolecules that are unstable in the intestine, is to formulate the drug in a nanoparticle which is then coated with Cobalamin. Once in the bloodstream, the active is released by diffusion and/or erosion of the nanoparticle. Utilization of nanoparticles also serves to ‘amplify’ delivery by transporting many molecules at one time due to the inherently large nanoparticle volume compared with the size of the drug.

Our proprietary position in this technology involves the conjugation of Cobalamin and/or folic acid and/or biotin (or their analogs) to a polymer to which is also attached the drug to be delivered, or attached to a nanoparticle in which the drug is incorporated. Since many molecules of the drug are attached to a single polymer strand, or are incorporated in a single nanoparticle, disease targeting is amplified compared to simpler conjugates involving one molecule of the vitamin with one drug molecule. However, in situations when such a simple conjugate might be preferred, our patents also encompass these vitamin-drug conjugates.

Cobalamin™-Mediated Targeted Delivery Technology

Most drugs are effective only when they reach a certain minimum concentration in the region of disease, yet are well distributed throughout the body contributing to undesirable side effects. It is therefore advantageous to alter the natural biodistribution of a drug to have it more localized where it is needed. Our Cobalamin-mediated targeted delivery technology utilizes the fact that in many diseases where there is rapid growth and/or cell division, the demand for certain vitamins increases. By coupling the drug to a vitamin analog, the analog serves as a carrier to increase the amount of drug at the disease site relative to its normal distribution.

One application of this technology is in tumor targeting. The use of cytotoxic drugs is one of the most common methods for treating a variety of malignancies including solid and non-solid tumors. The drawbacks of chemotherapeutic treatments, which include tumor resistance, cancer relapse and toxicity from severe damage to healthy tissues, has fuelled a scientific quest for novel treatments that are specifically targeted to malignant cells thus reducing damage to collateral tissues.

The design of targeted therapies involves exploitation of the difference between the structure and function of normal cells compared with malignant cells. Differences include the increased levels of surface receptors on cancer cells, which makes them more sensitive to treatment regimes that target these cell surface receptors and differences in blood supply within and around tumor cells compared with normal cells.

Two basic types of targeting approaches are utilized, passive tumor targeting and active tumor targeting.

•
passive tumor targeting involves transporting anti-cancer agents through the bloodstream to tumor cells using a “carrier” molecule. Many different carrier molecules, which can take a variety of forms (micelles, nanoparticles, liposomes and polymers), are being investigated as each provides advantages such as specificity and protection of the anti-cancer drug from degradation due to their structure, size (molecular weights) and particular interactions with tumor cells. Our polymer platinate program is a passive tumor targeting technology.

•
active tumor targeting involves attaching an additional fragment to the anticancer drug and the carrier molecule to create a new “targeted” agent that will actively seek a complementary surface receptor to which it binds (preferentially located on the exterior of the tumor cells). The theory is that the targeting of the anti-cancer agent through active means to the affected cells should allow more of the anti-cancer drug to enter the tumor cell, thus amplifying the response to the treatment and reducing the toxic effect on bystander, normal tissue.

Examples of active targeting fragments include antibodies, growth factors and vitamins. Our scientists have specifically focused on using Cobalamin compounds (analogs of vitamin B12), but we have also used and have certain intellectual property protection for the use of  folate and biotin which may more effectively target anti-cancer drugs to certain solid tumors.

It has been known for some time that vitamin B12 and folic acid are essential for tumor growth and as a result, receptors for these vitamins are up-regulated in certain tumors. Vitamin B12 receptor over-expression occurs in breast, lung, leukemic cells, lymphoma cells, bone, thyroid, colon, prostate and brain cancers and some other tumor lines, while folate receptor over-expression occurs in breast, lung, ovarian, endometrial, renal, colon, brain and cancers of myeloid hemotopoietic cells and methotrexate-sensitive tumors.

Angiolix®

Angiolix (huMc-3 mAB) is a humanized monoclonal antibody targeting a protein known as Lactadherin. Lactadherin promotes the growth of new blood vessels (angiogenesis) to support tumor growth. Angiolix, by blocking Lactadherin, has the potential to induce programmed cell death, or apoptosis, in blood vessels supporting tumors. Angiolix was sublicensed from Immunodex, Inc., who licensed the product from Cancer Research Institute of Contra Costa. Under that agreement, we are required to meet certain development targets, and make certain payments including an annual license maintenance fee and milestone payments.

We believe that Angiolix has a large market potential in the treatment of cancer. Avastin® is a marketed anti-angiogenesis monoclonal antibody that is effective by using a similar mechanism to that of Angiolix, and is used in the treatment of colorectal and other cancer types. Angiolix is unique in that it targets a propriety gene product which is expressed by cancerous tumors. We are not aware of any other organization developing similar products targeting this protein. The key patent relating to Angiolix has been issued in the U.S. and Australia. In general, it covers the composition of matter and various aspects of the binding to applicable antigens as well as the manufacture of Angiolix. We also have foreign counterparts to this patent pending in the European Union and Canada.

Angiolix is a humanized monoclonal antibody. Humanization is a process by which genetic material from a mouse cell is made tolerable to humans, using a patented technology developed by the National Institutes of Health. The NIH previously granted to the Cancer Research Institute of Contra Costa a license to the applicable humanization technology. Pursuant to the Immunodex agreement, Immunodex and the Cancer Research Institute of Contra Costa are seeking to obtain for us the NIH’s consent to a sublicense to us of the Cancer Research Institute of Contra Costa right to use the NIH humanization technology.

We have an agreement with an academic investigator for the development of Angiolix. We intend to complete preclinical development of Angiolix through the contributions of this investigator and through a contract manufacturer and contract testing laboratories, such that we are able to begin a Phase 1 clinical study of Angiolix in 2009.

Prodrax®

Prodrax is a small molecule anticancer prodrug that is non-toxic in normally oxygenated healthy tissue but becomes highly toxic in low oxygen tumors where it becomes irreversibly converted to its toxic form which binds to the DNA in tumor cells, resulting in tumor cell death. The chemical structure of Prodrax is a di-N-oxide of chloroethylaminoanthraquinone. We have a license to this technology from the University of London School of Pharmacy.

Prodrax is inert in normally oxygenated cells and becomes toxic in low oxygen areas, enabling it to kill tumor cells. Many solid tumors have a low oxygen area that is resistant to radiation and conventional chemotherapy. These cells repopulate the tumor with additional tumor cells that may be resisted to radiation- and conventional chemotherapy. These cells are often referred to as quiescent.

Prodrax becomes irreversibly converted to its toxic form in low oxygen tumor cells where it remains localized. When the surrounding oxygenated cells are killed by radiotherapy or chemotherapy, these Prodrax-containing quiescent cells move closer to the oxygen source and attempt to resume more active replication. It is in this state that they are killed by Prodrax, through potent DNA damage.

When given in conjunction with radiotherapy or conventional chemotherapy we expect Prodrax to result in significant improvement of tumor clearance and to reduce the likelihood of tumor repopulation, improving disease free survival. It is estimated that over 50% of all solid tumors exhibit clinically significant hypoxia, or low oxygenation, and that over two million people in the U.S. and Europe suffer from solid tumor cancers. If successful, Prodrax could improve the prognosis for a significant number of cancer sufferers in a wide range of tumor types.

In March 2006, we entered into a two year agreement with the University of Bradford to perform pre-clinical studies. The Prodrax technology allows for the modification of various drugs to make them inert until they are activated by a low oxygen environment. Varieties of analogues have been developed and are being tested by researchers at the University of Bradford for the purpose of enabling us to select the lead compound to take forward into clinical development. We expect to select a lead compound in 2008.

Alchemix®

Alchemix, is a small molecule that is toxic to cancer cells. Alchemix attacks cancers cells through at least two modes of action and is intended to interrupt all phases of the cancer cell growth cycle o overcome drug resistant tumors. We believe that Alchemix is toxic to cancer cells due to its selective inhibition of many DNA processing enzymes and that it is as well tolerated in animals as a number of classes of approved chemotherapeutic drugs such as epirubicin and cisplatin, .

The Alchemix platform technology is licensed from De Montfort University in the UK. Although we are not obligated to make any royalty payments to De Montfort based on the sale of any product that is based on Alchemix, we are obligated to pay De Montfort certain milestone payments based on the achievement of agreed upon clinical milestones. Our agreement with De Montfort expires in 2015, upon the expiration of the last to expire of the Alchemix patents in 2015. The key patent relating to Alchemix has been issued in the U.S, the European Union and in Australia. In general, it covers composition of matter. We have entered into a research and development collaboration with the University of Bradford. The initial goal for this collaboration is to select one molecule for preclinical development. We have prepared a detailed pre-clinical and clinical development plan related to Alchemix. We intend to manufacture, undertake pre-clinical studies and, based on the results of these studies, to initiate a Phase1/2 clinical trial with respect to Alchemix within the next 12-24 months.

In August 2004, we entered into a Research Collaboration and License Agreement with Advanced Cardiovascular Devices, LLC. Under this agreement, we granted Advanced Cardiovascular Devices an exclusive, worldwide license to Alchemix solely for use in the treatment of vascular disorders or proliferations using stents and other medical devices. The term of this agreement expires when the underlying patent expires in 2015. Pursuant to this agreement, Advanced Cardiovascular Devices paid Somanta an upfront fee of $10,000. In addition, Advanced Cardiovascular Devices is obligated to develop a product based on Alchemix pursuant to an agreed upon timetable. If Advanced Cardiovascular Devices fails to achieve any of the agreed upon milestones, we would then have the right to terminate the agreement; provided, however, that Advanced Cardiovascular Devices could prevent us from so terminating the agreement with respect to the applicable failure by paying us a fee not to exceed $500,000 to reinstate its rights under the agreement. In addition, Advanced Cardiovascular Devices is also obligated to pay us a royalty based on net sales, if any, of products based on Alchemix. Either party may terminate this agreement on thirty (30) days advance notice for breach by the other party if the breach is not cured within such thirty (30) day period. In addition, Advance Cardiovascular Devices may terminate the agreement upon written notice to us and without any further obligation to us if the licensed technology does not perform to the reasonable satisfaction of Advanced Cardiovascular Devices or cannot be commercialized because of safety or efficacy reasons or because Advanced Cardiovascular Devices is unable to raise the funds necessary to develop a product based on the licensed technology.

Other Key Developments

On September 3, 2008, we announced that we had retained Piper Jaffray to augment ongoing business development efforts with the goal of establishing additional strategic development and commercialization partnerships for our product pipeline. The Piper Jaffray healthcare investment banking team will focus on partnering opportunities for ProLindac, Angiolix and the Cobalamin programs.

On July 10, 2008, we announced the signing of a definitive merger agreement to acquire MacroChem Corporation. Pursuant to the terms of the merger agreement, MacroChem’s common shareholders and warrant holders will receive an aggregate of 2.5 million shares of Access common stock which would represent approximately 8% of the combined company. The closing of the transaction is subject to numerous conditions. There can be no assurance that the transaction will be consummated or if consummated that it will be on the terms described above.

On June 4, 2008, we announced the signing of a definitive licensing agreement with Jiangsu Aosaikang Pharmaeutical Co., Ltd (“ASK”). Under which agreement ASK will manufacture, develop and commercialize our proprietary product ProLindac for the Greater China Region which includes the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan. Under the terms of the agreement ASK  paid Access an upfront fee and will pay subsequent milestone payments along with a royalty upon commercialization of ProLindac. In addition, in cooperation with Access, ASK has committed to fund two Phase 2 studies for ProLindac in colorectal cancer and one other indication to be determined by both parties.

Steven H. Rouhandeh was appointed as a director and Chairman of the Board effective as of March 4, 2008.

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.5 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 499,594 shares of our common stock, which includes placement agent warrants to purchase 45,417 shares of our common stock, at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,725,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On January 14, 2008, we announced the signing of a definitive licensing agreement under which RHEI Pharmaceuticals, Inc. will market and manufacture MuGard in the Peoples Republic of China and certain Southeast Asian countries. RHEI will also obtain the necessary regulatory approvals for MuGard in the territory.

On January 4, 2008, we closed our acquisition of Somanta Pharmaceuticals, Inc. In connection with the acquisition, Access issued an aggregate of approximately 1.5 million shares of Access Pharmaceuticals, Inc. common stock to the common and preferred shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share.

In addition, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable.

On December 26, 2007, Jeffrey B. Davis, Chairman of the Board of Directors was named Chief Executive Officer. Stephen R. Seiler resigned as President and Chief Executive Officer and concurrently resigned from the Board of Directors effective December 19, 2007.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share. SCO Capital Partners LLC currently has two designees serving on our Board of Directors. In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

As a condition to closing, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan. The Investor Rights Agreement grants certain registration and other rights to each of the investors.

On November 7, 2007, as a condition to closing our Series A Preferred Stock, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

On August 27, 2007, we signed a definitive licensing agreement with SpePharm Holding, B.V. under which SpePharm will market Access’ product MuGard in Europe.

On August 1, 2007, we announced that Esteban Cvitkovic, a member of our board of directors as Vice Chairman Europe, agreed to an expanded role as Senior Director, Oncology Clinical R&D.

On April 26, 2007, we entered into a Note Purchase Agreement with Somanta Pharmaceuticals, Inc. in order for Access to loan Somanta amounts to keep certain of their licenses and vendors current. As of December 31, 2007 we had loaned Somanta $931,000.

All shares and per share information reflect a one for five reverse stock split effected June 5, 2006.

Access was incorporated in Wyoming in 1974 as Chemex Corporation, and in 1983 Access changed its name to Chemex Pharmaceuticals, Inc. Access changed its state of incorporation from Wyoming to Delaware on June 30, 1989. In 1996 Access merged with Access Pharmaceuticals, Inc., a private Texas corporation, and changed its name to Access Pharmaceuticals, Inc. Access’ principal executive office is located at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207; Access’ telephone number is (214) 905-5100.

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark Office and, when appropriate, with the Paris Convention's Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for our inventions and prospective products.

Two U.S. patent applications and two European patent applications are under review for our mucoadhesive liquid technology. Our patent applications cover a range of products utilizing our mucoadhesive liquid technology for the management of the various phases of mucositis.

Three U.S. patents and two European patents have issued and one U.S. patent and two European patent applications are pending for polymer platinum compounds. The two patents and patent applications are the result in part of our collaboration with The School of Pharmacy, University of London, from which the technology has been licensed and include a synthetic polymer, hydroxypropylmethacrylamide incorporating platinates, that can be used to exploit enhanced permeability and retention in tumors and control drug release. The patents and patent applications include a pharmaceutical composition for use in tumor treatment comprising a polymer-platinum compound through linkages that are designed to be cleaved under selected conditions to yield a platinum which is selectively released at a tumor site. The patents and patent applications also include methods for improving the pharmaceutical properties of platinum compounds.

We have two patented Cobalamin-mediated targeted therapeutic technologies:

-
the use of vitamin B12 to target the transcobalamin II receptor which is upregulated in numerous diseases including cancer, rheumatoid arthritis, certain neurological and autoimmune disorders with two U.S. patents and three U.S. and four European patent applications; and

-
oral delivery of a wide variety of molecules which cannot otherwise be orally administered, utilizing the active transport mechanism which transports vitamin B12 into the systemic circulation with six U.S. patents and two European patents and one U.S. and one European patent application.

We also have intellectual property in connection with the use of another B vitamin, folic acid, for targeting of polymer therapeutics. Enhanced tumor delivery is achieved by targeting folate receptors, which are upregulated in certain tumor types. We have two U.S, and two European patent applications related to folate polymer therapeutics

Our patents for the following technologies expire in the years and during the date ranges indicated below:

•	Mucoadhesive technology in 2021,
•	ProLindac™ in 2021,
•	Phenylbutyrate between 2011 and 2016,
•	Angiolix® in 2015,
•	Alchemix® in 2015,
•	Cobalamin mediated technology between 2008 and 2019

In addition to issued patents, we have a number of pending patent applications. If issued, the patents underlying theses applications could extend the patent life of our technologies beyond the dates listed above.

We have a strategy of maintaining an ongoing line of patent continuation applications for each major category of patentable carrier and delivery technology. By this approach, we are extending the intellectual property protection of our basic targeting technology and initial agents to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.

Government Regulation

We are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern the testing, manufacturing, safety, labeling, storage, shipping and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and inspect research, clinical and manufacturing records and facilities.

Among the requirements for drug approval and testing is that the prospective manufacturer's facilities and methods conform to the FDA's Code of Good Manufacturing Practices regulations, which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during, the production process. Such facilities are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an IND with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence, numerous phases of clinical testing and the FDA approval of a New Drug Application (“NDA”) prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. All trials are conducted under International Conference on Harmonization, or ICH, good clinical practice guidelines. All investigator sites and sponsor facilities are subject to FDA inspection to insure compliance. Clinical trials typically involve a three-phase process. Phase 1 the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages and in some indications such as cancer and HIV, as preliminary evidence of efficacy in humans. Phase 2 involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found safe, an initial efficacy is established in Phase 2, it is then evaluated in Phase 3 clinical trials. Phase 3 trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit to risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

The process of forming the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases, tests may have to be redone or new tests instituted to comply with FDA requests. Review by the FDA may also take considerable time and there is no guarantee that an NDA will be approved. Therefore, we cannot estimate with any certainty the length of the approval cycle.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The pharmaceutical and biotechnology industry is characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors. Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates. We are aware of certain development projects for products to treat or prevent certain diseases targeted by us, the existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

In the area of advanced drug delivery, which is the focus of our early stage research and development activities, a number of companies are developing or evaluating enhanced drug delivery systems. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative delivery system technologies achieve similar if not identical advantages.

Even if our products are fully developed and receive required regulatory approval, of which there can be no assurance, we believe that our products can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area. Consequently, we do not currently plan to establish an internal marketing organization. By forming strategic alliances with major and regional pharmaceutical companies, management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace.

The following products may compete with polymer platinate:

• Cisplatin, marketed by Bristol-Myers Squibb, the originator of the drug, and several generic manufacturers;
• Carboplatin, marketed by Bristol-Myers Squibb in the US; and
• Oxaliplatin, marketed exclusively by Sanofi-Aventis.

The following companies are working on therapies and formulations that may be competitive with Access’ polymer platinate:

•     Antigenics and Regulon are developing liposomal platinum formulations;
•     Spectrum Pharmaceuticals and GPC Biotech are developing oral platinum formulations;
•     Poniard Pharmaceuticals is developing both i.v. and oral platinum formulations;
•     Nanocarrier and Debio are developing micellar nanoparticle platinum formulations; and
    •     American Pharmaceutical Partners, Cell Therapeutics, Daiichi, and Enzon are developing alternate drugs in combination with polymers and other drug delivery systems.

Companies working on therapies and formulations that may be competitive with Access’ vitamin mediated drug delivery system are Bristol-Myers Squibb, Centocor (acquired by Johnson & Johnson), Endocyte, GlaxoSmithKline, Imclone and Xoma which are developing targeted monoclonal antibody therapy.

Amgen, Carrington Laboratories, CuraGen Corporation, Cytogen Corporation, Endo Pharmaceuticals, MGI Pharma, Nuvelo, Inc. and OSI Pharmaceuticals are developing products to treat mucositis that may compete with Access’ mucoadhesive liquid technology.

BioDelivery Sciences International, Biovail Corporation, Cellgate, CIMA Labs, Inc., Cytogen Corporation, Depomed Inc., Emisphere Technologies, Inc., Eurand, Flamel Technologies, Nobex and Xenoport are developing products which compete with Access’ oral drug delivery system.

Companies working on therapies and formulations that may be competitive with Access’ Sodium Phenylbutyrate are Medicis Pharmaceuticals which currently sells Sodium Phenylbutyrate (Buphenyl®) for the treatment of a urea cycle disorder, hyperuremia. We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma.

We are targeting a propriety gene product which is expressed by cancerous tumors. We are not aware of any other organization developing similar products targeting this type of protein.

Companies working on therapies and formulations that may be competitive with Access’ Prodrax are Novocea, Inc., which has exclusively licensed from KuDOS Pharmaceuticals, a subsidiary of Astra Zeneca, a small molecule prodrug that is selectively activated by low oxygen tumors that is similar to our Prodrax, and Novocea is developing this small molecule prodrug in a similar fashion to Prodrax.

We are not aware of any other organization developing a drug similar to Alchemix. Several groups are developing agents against p-glycoprotein, which is only one of the identified mechanisms of drug resistance within cells, and other groups are developing agents that have the potential to become chemosensitisers, which means they will make cancer cells more sensitive to the effects of chemotherapy.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations. As a result, Access’ competitors may successfully develop technologies and drugs that are more effective or less costly than any that Access is developing or which would render Access’ technology and future products obsolete and noncompetitive.

In addition, some of Access’ competitors have greater experience than Access does in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, Access’ competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than Access does. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from Access’ research and development efforts or from its joint efforts with collaborative partners therefore may not be commercially competitive with its competitors' existing products or products under development.

Employees

As of October 6, 2008, we had ten full time employees, five of whom have advanced scientific degrees. We have never experienced employment-related work stoppages and consider that we maintain good relations with our personnel. In addition, to complement our internal expertise, we have contracts with scientific consultants, contract research organizations and university research laboratories that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, process scale-up and preclinical testing.

Web Availability

We make available free of charge through our web site, www.accesspharma.com, our annual reports on Form 10-K and Form 10-KSB, as applicable, and other reports required under the Securities and Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). These documents are also available through the SEC’s website at www.sec.gov certain of our corporate governance policies, including the charters for the Board of Directors’ audit, compensation and nominating and corporate governance committees and our code of ethics, corporate governance guidelines and whistleblower policy. The public may read and copy materials we file with the Commission at the SEC’s Public Reading Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am and 3:00 pm. The public may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. We will provide to any person without charge, upon request, a copy of any of the foregoing materials. Any such request must be made in writing to Access Pharmaceuticals, Inc., 2600 Stemmons Freeway, Suite 176, Dallas, TX 75207 attn: Investor Relations.

DESCRIPTION OF PROPERTY

Access maintains one facility of approximately 9,000 square feet for administrative offices and laboratories in Dallas, Texas. Access has a lease agreement for the facility, which terminates in December 2008. Adjacent space may be available for expansion which Access believes would accommodate growth for the foreseeable future.

Access believes that its existing properties are suitable for the conduct of its business and adequate to meet its present needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS ABD CONTROL PERSONS

The following table sets forth the Directors, Executive Officers, and Key Employees of Access along with their respective ages and positions and is as follows:

Steven H. Rouhandeh	51	Chairman of the Board
Jeffrey B. Davis	45	Chief Executive Officer, Director
Esteban Cvitkovic, M.D.	58	Vice Chairman – Europe
Mark J. Ahn, Ph.D.	46	Director
Mark J. Alvino	40	Director
Stephen B. Howell, M.D.	64	Director
David P. Luci	41	Director
David P. Nowotnik, Ph.D.	59	Senior Vice President Research & Development
Phillip S. Wise	50	Vice President, Business Development & Strategy
Stephen B. Thompson	55	Vice President, Chief Financial Officer, Treasurer,
		Secretary

No director, officer, affiliate or promoter of Access has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

The following is a brief account of the business experience during the past five years of each director and executive officer of Access, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Mr. Steven H. Rouhandeh became a director and Chairman of the Board on March 4, 2008. He is a Chief Investment Officer of SCO Capital Partners, L.P., a New York based life sciences fund. Mr. Rouhandeh also is a founder of SCO Financial Group LLC, a highly successful value-oriented healthcare group with an 11-year track record in this sector (advisory, research, banking and investing). He possesses a diverse background in financial services that includes experience in asset management, corporate finance, investment banking and law. He has been active throughout recent years as an executive in venture capital and as a founder of several companies in the biotech field. His experience also includes positions as Managing Director of a private equity group at Metzler Bank, a private European investment firm and Vice President, Investment Banking at Deutsche Morgan Grenfell.  Mr. Rouhandeh was also a corporate attorney at New York City-based Cravath, Swaine & Moore. Mr. Rouhandeh holds a J.D., from Harvard Law School, Harvard University and B.A. Government, Economics, from Southern Illinois University.

Mr. Jeffrey B. Davis became a director in March 2006. Mr. Davis became Chief Executive Officer of the Company on December 26, 2007. Previously, Mr. Davis was Chairman of the Board and Chairman of the Compensation Committee of the Board. Mr. Davis currently serves as President of SCO Financial Group LLC and has been employed by SCO since 1997. Previously, Mr. Davis served in senior management at a publicly traded healthcare technology company. Prior to that, Mr. Davis was an investment banker with various Deutsche Bank banking organizations, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff, and at Philips Medical Systems North America.  Mr. Davis is currently on the board of MacroChem Corporation and Uluru, Inc., a private biotechnology company.  Mr. Davis holds a B.S. in biomedical engineering from Boston University and an M.B.A. degree from the Wharton School, University of Pennsylvania.

Dr. Esteban Cvitkovic became a director in February 2007 as Vice Chairman (Europe) and is also a consultant to the Company as Senior Director, Oncology Clinical Research & Development. Recently, the oncology-focused CRO, Cvitkovic & Associés Consultants (CAC), founded by Dr. Cvitkovic 11 years ago and which he developed from a small oncology consultancy to a full-service CRO, was sold to AAIPharma to become AAIOncology. Dr. Cvitkovic is currently a Senior Medical Consultant to AAIOncology. In addition, he maintains a part-time academic practice including teaching at the hospitals Beaujon and St. Louis in Paris. Dr. Cvitkovic is Scientific President of the FNAB, a foundation devoted to the furthering of personalized cancer treatments. Together with a small number of collaborators, he has recently co-founded Oncoethix, a biotech company focused on licensing and co-development of anti-cancer molecules. Dr. Cvitkovic has authored more than 200 peer-reviewed articles and 600 abstracts focused on therapeutic oncology development. His international career includes staff and academic appointments at Memorial Sloan Kettering Cancer Center (New York), Columbia Presbyterian (New York), Instituto Mario Negri (Milan), Institut Gustave Roussy (Villejuif), Hôpital Paul Brousse (Villejuif) and Hôpital St. Louis (Paris).

Dr. Mark J. Ahn became a director in September 2006 and is a member of the Nominating & Corporate Governance Committee. Dr. Ahn is Professor and Chair, Science & Technology Faculties of Commerce & Administration Science at Victoria University of Welling, New Zealand and has been in this position since September 2007. Dr. Ahn was President and Chief Executive Officer and a member of the board of directors of Hana Biosciences, Inc. from November 2003 to September 2007. Prior to joining Hana, from December 2001 to November 2003, he served as Vice President, Hematology and corporate officer at Genentech, Inc. where he was responsible for commercial and clinical development of the Hematology franchise. From February 1991 to February 1997 and from February 1997 to December 2001, Dr. Ahn was employed by Amgen and Bristol-Myers Squibb Company, respectively, holding a series of positions of increasing responsibility in strategy, general management, sales & marketing, business development, and finance. He has also served as an officer in the U.S. Army. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute, founder of the Center for Non-Profit Leadership, a director of TransMolecular, Inc., a privately held biotechnology company focused on neuroncology, and a member of the Board of Trustees for the MEDUNSA (Medical University of South Africa) Trust. Dr. Ahn received a B.A. in History and an M.B.A. in Finance from Chaminade University. He was a graduate fellow in Economics at Essex University, and has a Ph.D. in Business Administration from the University of South Australia.

Mr. Mark J. Alvino became a director in March 2006 initially as a designee of SCO Capital Partners LLC and is a member of the Nominating and Corporate Governance Committee. Mr. Alvino is currently Managing Director for Griffin Securities and has been in this position since May 2007. Mr. Alvino was Managing Director for SCO Financial Group LLC from July 2002 to May 2007. He is currently on the board of directors of MacroChem Corporation. He previously worked at Feinstein Kean Healthcare, an Ogilvy Public Relations Worldwide Company. There he was Senior Vice President, responsible for managing both investor and corporate communications programs for many private and public companies and acted as senior counsel throughout the agency's network of offices. Prior to working at FKH, Mr. Alvino served as Vice President of Investor Relations and managed the New York Office of Allen & Caron, Inc., an investor relations agency. His base of clients included medical devices, biotechnology, and e-healthcare companies. Mr. Alvino also spent several years working with Wall Street brokerages including Ladenburg, Thallman & Co. and Martin Simpson & Co.

Stephen B. Howell, M.D. has served as one of Access’ directors since 1996. Dr. Howell is a member of the Compensation Committee of the Board. Dr. Howell is a Professor of Medicine at the University of California, San Diego, and director of the Cancer Pharmacology Program of the UCSD Cancer Center. Dr. Howell is a recipient of the Milken Foundation prize for his contributions to the field of cancer chemotherapy. He has served on the National Research Council of the American Cancer Society and is on the editorial boards of multiple medical journals. Dr. Howell founded DepoTech, Inc. and served as a member of its board of directors from 1989 to 1999. Dr. Howell served on the board of directors of Matrix Pharmaceuticals from 2000 to 2002. Dr. Howell received his A.B. at the University of Chicago and his M.D. from Harvard Medical School.

Mr. David P. Luci has served as one of Access’ directors since January 2007 and is also chairman of the Audit and Finance Committee and a member of the Compensation Committee. Mr. Luci is currently President and Chief Business Officer of MacroChem Corporation. Mr. Luci was Executive Vice President of Bioenvision, Inc. until August 2007. He has also served as Bioenvision’s chief financial officer, general counsel and corporate secretary since July 2004, after serving as director of finance, general counsel and corporate secretary since July 2002. From September 1994 to July 2002, Mr. Luci served as a corporate associate at Paul, Hastings, Janofsky & Walker LLP (New York office). Prior to that, Mr. Luci served as a senior auditor at Ernst & Young LLP (New York office). Mr. Luci is a certified public accountant. He holds a Bachelor of Science in Business Administration with a concentration in accounting from Bucknell University and a J.D. (cum laude) from Albany Law School of Union University.

David P. Nowotnik, Ph.D. has been Senior Vice President Research and Development since January 2003 and was Vice President Research and Development from 1998. From 1994 until 1998, Dr. Nowotnik had been with Guilford Pharmaceuticals, Inc. in the position of Senior Director, Product Development and was responsible for a team of scientists developing polymeric controlled-release drug delivery systems. From 1988 to 1994 he was with Bristol-Myers Squibb researching and developing technetium radiopharmaceuticals and MRI contrast agents. From 1977 to 1988 he was with Amersham International leading the project which resulted in the discovery and development of Ceretec.

Mr. Phillip S. Wise has been Access’ Vice President Business Development since June 2006. Mr. Wise was Vice President of Commercial and Business Development for Enhance Pharmaceuticals, Inc. and Ardent Pharmaceuticals, Inc. from 2000 until 2006. Prior to that time he was with Glaxo Wellcome, from 1990 to 2000 in various capacities.

Mr. Stephen B. Thompson has been Vice President since 2000 and Access’ Chief Financial Officer since 1996. From 1990 to 1996, he was Controller and Administration Manager of Access Pharmaceuticals, Inc., a private Texas corporation. Previously, from 1989 to 1990, Mr. Thompson was Controller of Robert E. Woolley, Inc., a hotel real estate company where he was responsible for accounting, finances and investor relations. From 1985 to 1989, he was Controller of OKC Limited Partnership, an oil and gas company, where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe International Corporation.

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% stockholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all Section 16(a) that they file.

Code of Business Conduct and Ethics

In October 2004, Access adopted a written Code of Business Conduct and Ethics for Employees, Executive Officers and Directors, applicable to all employees, management, and directors, designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects compensation awarded to, earned by or paid to Access’ Chief Executive Officer and each of Access’ other executive officers listed below whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2007 and 2006. Access refers to Access’ Chief Executive Officer and these other executive officers as Access’ "named executive officers" elsewhere in this prospectus.

Summary Compensation Table

Name and Principal Position (8)	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (2)		Option Awards ($) (3)		All Other Compensation(4)	Total ($)
Stephen R. Seiler (5) Former President and CEO	2007	$350,000		$-		$-		$270,000		$14,840	$634,840
Rosemary Mazanet(5) Former Acting CEO	2007 2006	$8,076 357,385	$	- 100,000	$	- -		$263,071 81,464	$	- 2,594	$271,147 541,443

David P. Nowotnik, Ph.D. Senior Vice President Research and Development	2007 2006	$253,620 253,620		$20,000		$-		$40,732		$12,225 7,152	$265,845 321,504

Phillip S. Wise(7) Vice President, Business Development	2007 2006	$200,000 116,667	$	- 25,000	$	- -	$	- 40,732		$9,876 $ 358	$209,876 182,757

Stephen B. Thompson Vice President, Chief Financial Officer	2007 2006	$154,080 154,080	$	- 20,000	$	- -	$	- 40,732		$7,427 4,508	$161,507 219,320

____________________
(1)	Includes amounts deferred under our 401(k) Plan.
(2)	There were no stock awards grants in 2007 and 2006 and no restricted stock outstanding at December 31, 2007 and 2006.
(3)
The value listed in the above table represents the fair value of the options granted in prior years that was recognized in 2007 and 2006 under FAS 123R. Fair value is calculated as of the grant date using a Black-Sholes option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 10 to our audited financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K.

(4)
Amounts reported for fiscal years 2007 and 2006 consist of: (i) amounts we contributed to our 401(k) Plan with respect to each named individual, and (ii) amounts we paid for group term life insurance for each named individual.

(5)	Amounts listed in 2007 for Mr. Seiler indicate compensation paid to him in connection with his services as our President and CEO commencing on January 1, 2007 and ending December 16, 2007.
(6)	Amounts listed in 2007 and 2006 for Dr. Mazanet indicate compensation paid to her in connection with her services as our Acting CEO commencing on May 11, 2005 and ending January 4, 2007.
(7)	Phillip S. Wise became our Vice President Business Development June 1, 2006.
(8)	Jeffrey B. Davis became our Chief Executive Officer effective December 26, 2007 and his employment agreement started January 4, 2008.

Employment Agreements

President and Chief Executive Officer

Access is a party to an employment agreement, with Jeffrey B. Davis, who was named by the Board as Access’ Chief Executive Officer, effective as of December 26, 2007. Mr. Davis agreement was effective January 4, 2008 (the “Effective Date”) and was amended April 9, 2008. Pursuant to the terms of his employment agreement Mr. Davis was paid an annual salary of $335,000 from the Effective Date through March 31, 2008 and is currently paid an annual salary of $240,000 from April 1, 2008. Mr. Davis does not currently have any stock options resulting from his employment with us. Mr. Davis was awarded stock options to purchase 600,000 shares of Common Stock. However, as of the Effective Date and pursuant to the amended employment agreement, Mr. Davis has agreed to forgo any stock options awarded under the terms of the original employment agreement. Mr. Davis is entitled to similar employee benefits as Access’ other executive officers.

Access was a party to an employment arrangement with Stephen R. Seiler, who was named by the Board as Access’ President and Chief Executive Officer and director, effective as of January 4, 2007 (the "Effective Date") and resigned from those positions on December 16, 2007. Mr. Seiler was paid an annual salary of $350,000 and was granted stock options to purchase 500,000 shares of Common Stock with an exercise price equal to the closing price of Common Stock on the day preceding the Effective Date. Pursuant to a separation agreement with Mr. Seiler, 100,000 of his options vested on December 16, 2007 and such options shall remain exercisable until March 12, 2010. The stock options were granted under Access’ 2005 Equity Incentive Plan and the 2007 Special Stock Option Plan. Mr. Seiler was entitled to similar employee benefits as Access’ other executive officers.

Access was a party to an employment arrangement with Rosemary Mazanet, Access’ former Acting Chief Executive Officer. Dr. Mazanet reported directly to, and was subject to the direction of, the Board. Dr. Mazanet salary was set at $25,000 monthly. Dr. Mazanet was granted a non-qualified stock option of 6,000 shares of Common Stock, vesting over a six month period.  In November 2005, Dr. Mazanet was also granted 50,000 options under Access’ 2005 Equity Incentive Plan. Of the options granted, 14,000 options vested on grant, the rest vest upon attainment of preset milestones. Dr. Mazanet also received similar employee benefits as Access’ other executive officers, D&O insurance coverage and received a signing bonus of $30,000. The Board granted Dr. Mazanet an additional 200,000 options in 2006. Additionally, Dr. Mazanet was awarded a bonus of $100,000 in April 2007.

Senior Vice President

Access is a party to an employment agreement with David P. Nowotnik, Ph.D., Access’ Senior Vice President, Research and Development, which renews automatically for successive one-year periods, with the current term extending until November 16, 2007. Under this agreement, Dr. Nowotnik is currently entitled to receive an annual base salary of $253,620, subject to adjustment by the Board. Dr. Nowotnik is eligible to participate in all of Access’ employee benefit programs available to executives. Dr. Nowotnik is also eligible to receive:

•	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board;
•	stock options at the discretion of the Board;
•	long-term disability insurance to provide compensation equal to at least $60,000 annually; and
•	term life insurance coverage of $254,000.

Dr. Nowotnik is entitled to certain severance benefits in the event that Access terminates his employment without cause or if Dr. Nowotnik terminates his employment following a change of control. In the event that Access terminates the employment agreement for any reason, other than for cause, Dr. Nowotnik will receive his salary for six months. Access will also continue benefits for such period. In the event that Dr. Nowotnik's employment is terminated within six months following a change in control or by Dr. Nowotnik upon the occurrence of certain events following a change in control, Dr. Nowotnik will receive twelve months salary and his stock options will become immediately exercisable. Access will also continue payment of benefits for such period.

Vice President – Chief Financial Officer

Access is party to an employment agreement with Stephen B. Thompson, Access’ Vice President and Chief Financial Officer, which renews automatically for successive one-year periods. Mr. Thompson is entitled to an annual base salary of $154,080, subject to adjustment by the Board. The employment agreement also grants Mr. Thompson similar employee benefits as Access’ other executive officers. Mr. Thompson is also eligible to receive:

•	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board;
•	stock options at the discretion of the Board;
•	long-term disability insurance to provide compensation equal to at least $90,000 annually; and
•	term life insurance coverage of $155,000.

Mr. Thompson is entitled to certain severance benefits in the event that Access terminates his employment without cause or if Mr. Thompson terminates his employment following a change of control. In the event that Access terminates the employment agreement for any reason, other than cause, Mr. Thompson will receive salary for six months. Access will also continue benefits for such period. In the event that Mr. Thompson's employment is terminated within six months following a change of control or by Mr. Thompson upon the occurrence of certain events following a change in control, Mr. Thompson will receive twelve months salary and his stock options will become immediately exercisable. Access will also continue payment of benefits for such period.

2005 Equity Incentive Plan

Access’ board of directors adopted and Access’ stockholders approved Access’ 2005 Equity Incentive Plan (the “Plan”) in May 2005. As of September 30, 2008 there are 3,150,000 shares approved in the Plan. As of December 31, 2007, options to purchase 926,386 shares of common stock were outstanding at a weighted average exercise price of $1.59 per share and 748,614 shares remained available for future grant.

Purpose.   The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and directors of and advisers and consultants to the Company. The purpose of the proposed amendment is to provide the Company with additional capacity to award stock options to existing personnel and to attract qualified new employees, directors, advisers and consultants through grants of stock options.

Administration.   The Plan is administered by the Compensation Committee. The Compensation Committee presently is composed of Jeffrey B. Davis, David P. Luci and Stephen B. Howell, MD. Subject to the provisions of the Plan, the Compensation Committee has discretion to determine when awards are made, which employees are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Compensation Committee also has broad discretion to construe and interpret the Plan and adopt rules and regulations thereunder. The Compensation Committee approved the 2007 Special Stock Option Plan and the grant of 450,000 options to Mr. Seiler, the Company’s former President and Chief Executive Officer.

Eligibility.   Awards may be granted to persons who are employees of the Company whether or not officers or members of the Board and directors of or advisers or consultants to the Company or of any of the Company’s subsidiaries.  No election by any such person is required to participate in the Plan.

Shares Subject to the Plan.   The shares issued or to be issued under the Plan are shares of Common Stock, which may be newly issued shares or shares held in the treasury or acquired in the open market. Currently, no more than 3,150,000 shares may be issued under the Plan. The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company’s capitalization.

Stock Options.   The Compensation Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Compensation Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted and no other options shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price of any incentive stock option shall not be less than the fair market value of the Common Stock on the date of grant. The closing price of the Common Stock on the OTC Bulletin Board on October 6, 2008 was $2.45 per share.

Payment for shares purchased upon exercise of an option must be made in full in cash or check, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of the Common Stock, when the option is exercised. No option is transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.

Notwithstanding any other provision of the Plan, each non-employee director is also entitled to receive options to purchase 2,500 shares of Common Stock on the date of each annual meeting of stockholders and options to purchase 25,000 shares of Common Stock when he or she is first appointed as a director.

Tax Considerations.   The following is a brief and general discussion of the federal income tax rules applicable to awards under the Plan. With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

Any tax deductions the Company may be entitled to in connection with awards under the Plan may be limited by the $1 million limitation under Section 162(m) of the Code on compensation paid to any of our chief executive officer or other named officers. This limitation is further discussed in the Compensation Committee Discussion on Executive Compensation.

For purposes of this summary, we have assumed that no award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

In all cases, recipients of awards should consult their tax advisors regarding the tax treatment of any awards received by them.

401(k) Plan

Access maintains a defined contribution employee retirement plan, or 401(k) plan, for Access’ employees. Access’ executive officers are also eligible to participate in the 401(k) plan on the same basis as Access’ other employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to the statutory limit, which is $15,500 for calendar year 2008. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2008 may be up to an additional $5,000 above the statutory limit. Under the plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed. Participant contributions are held and invested by the participants in the plan's investment options. The plan also permits Access to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2006, Access matched 100% of participant contributions up to the first two percent of eligible compensation. Access matched participant contributions at the first four percent of eligible compensation in 2008 and 2007.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information regarding outstanding equity awards held by Access’ named executive officers at December 31, 2007. There were no outstanding stock awards held by such officer at December 31, 2007:

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Stephen R. Seiler	100,000	-	-	2.90	03/12/10
Rosemary Mazanet(2)	33,333 200,000 48,251 6,000	66,667 - 1,749 -	-	2.90 0.63 5.45 12.50	01/04/17 08/17/16 11/02/15 05/11/15
David P. Nowotnik, Ph.D. (3)	100,000 6,000 5,000 7,000 10,000 10,000 10,000 10,000	- 2,000 - - - - - -	-	0.63 11.60 29.25 10.10 18.65 12.50 10.00 15.00	08/17/16 05/23/15 01/23/14 01/30/13 03/22/12 03/01/10 07/20/09 11/16/08
Phillip S. Wise	100,000	-	-	0.63	08/17/16
Stephen B. Thompson (3)	100,000 3,750 3,000 4,000 6,000 9,000 4,000 4,000	- 1,250 - - - - - -	-	0.63 11.60 29.25 10.10 18.65 12.50 10.00 15.00	08/17/16 05/23/15 01/23/14 01/30/13 03/22/12 03/01/10 07/20/09 06/18/08
____________________

(1)	On December 31, 2007, the closing price of our Common Stock as quoted on the OTC Bulletin Board was $3.25.

(2)
Options listed for Dr. Mazanet include options paid to her in connection with her services as our Acting CEO commencing on May 11, 2005 and ending on January 4, 2007. Dr. Mazanet’s options vest over four years from the grant date. Options to purchase 66,667 shares of common stock will be fully vested in December 2010 and options to purchase 1,749 shares of common stock will be fully vested in October 2009.

(3)	Dr. Nowotnik and Mr. Thompson’s options to purchase shares of common stock will be fully vested in April 2009.

(4)
Jeffrey B. Davis became our Chief Executive Officer effective December 26, 2007 and his employment agreement started January 4, 2008. Mr. Davis does not currently have any stock options resulting from his employment with us.

Board Committees

The Board established an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees of the Board acts pursuant to a separate written charter adopted by the Board. On February 8, 2007, the Board also established an Executive Committee consisting of Mr. Davis, Mr. Stephen R. Seiler and Dr. Ahn. The committee was dissolved on February 12, 2008.

The Audit and Finance Committee is currently comprised of David P. Luci (chairman) and John J. Meakem, Jr. Mr. Luci is independent under applicable SEC rules relating to Audit Committee member independence. Mr. Meakem is independent under applicable SEC and AMEX rules and regulations. The Board has determined that Mr. Luci, the chairman of the Audit and Finance Committee, is an “audit committee financial expert,” under applicable SEC rules and regulations. The Audit and Finance Committee’s responsibilities and duties are among other things to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls.

The Compensation Committee is currently comprised of Mr. David P. Luci and Dr. Stephen B. Howell. Mr. Luci is a non-employee director under applicable SEC rules and “outside” under Internal Revenue Code Section 162(m). Mr. Luci and Dr. Howell are not independent under applicable AMEX rules and regulations.

The Nominating and Corporate Governance Committee is currently comprised of John J. Meakem, Jr. (chairman), Mark Ahn, PhD and Mark J. Alvino. All committee members are independent under applicable AMEX rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing Access’ corporate governance guidelines.

Compensation of Directors

Each director who is not also an Access employee receives a quarterly fee of $3,000 and $1,000 per quarter per committee (aggregate for all committees) in which he/she is a member. The Chairman of the Board is paid an additional $1,000 per quarter and the Chairman of each of the Audit and Finance and Compensation Committee is paid an additional $500 per quarter. Each director will have $2,000 deducted from his or her fee if the director misses more than one Board meeting, and $1,000 deducted per committee meeting not attended. In addition, Access reimbursed each director, whether an employee or not, the expenses of attending Board and committee meetings. Each non-employee director is also entitled to receive options to purchase 2,500 shares of Common Stock on the date of each annual meeting of stockholders and options to purchase 25,000 shares of Common Stock when he/she is first appointed as a director.

Director Compensation Table - 2007

The table below represents the compensation paid to our outside directors during the year ended December 31, 2007:
Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark J. Ahn, PhD (2)	16,000	-	2,000	-	18,000
Mark J. Alvino	16,000	-	-	-	16,000
Esteban Cvitkovic, MD (3)	11,000	-	256,000	153,000	420,000
Jeffrey B. Davis	22,000	-	-	-	22,000
Stephen B. Howell, MD (4)	15,000	-	2,000	67,000	84,000
David P. Luci (5)	13,000	-	50,000	-	63,000
Rosemary Mazanet, MD, PhD (6)	12,000	-	330,000	29,000	371,000
John J. Meakem, Jr. (7)	18,000	-	2,000	-	20,000
______________

(1)
The value listed in the above table represents the fair value of the options recognized as expense under FAS 123R during 2007, including unvested options granted before 2007 and those granted in 2007. Fair value is calculated as of the grant date using a Black-Sholes (“Black-Sholes”) option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 10 to our audited financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K.

(2)	Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $7,592.
(3)
Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $157,027 and an additional 25,000 options to purchase shares based on a grant date fair value of $99,347. Includes $153,000 Dr. Cvitkovic received for scientific consulting services in 2007.

(4)
Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $5,581. Includes $67,000 Dr. Howell received for scientific consulting services in 2007.

(5)	Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on grant date fair value of $65,768.
(6)
Represents expense recognized in 2007 in respect of 50,000 options to purchase shares based on a grant date fair value of $147,737; 200,000 options to purchase shares based on a grant date fair value of $81,464; and an additional 100,000 options to purchase shares based on a grant date fair value of $263,071. Includes $29,000 Dr. Mazanet received for scientific consulting services in 2007.

(7)	Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $5,581.

LEGAL PROCEEDINGS

The Company is not currently subject to any material pending legal proceedings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to Access, the following table sets forth certain information with respect to the beneficial ownership of Access’ Common Stock as of October 6, 2008 (i) each person who is known by Access to beneficially own more than five percent of Access’ Common Stock; (ii) each of Access’ directors; (iii) each of Access’ named executive officers; and (iv) all Access’ executive officers and directors as a group. Beneficial ownership as reported in the following table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The address of each holder listed below, except as otherwise indicated, is c/o Access Pharmaceuticals, Inc., 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207.

Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	% of Class
Steven H. Rouhandeh(2)	-	*
Jeffery B. Davis (3)	30,820	*
Mark J. Ahn, Ph. D. (4)	31,000	*
Mark J. Alvino (5)	86,525	1.3%
Esteban Cvitkovic, M.D. (6)	106,000	1.6%
Stephen B. Howell, M.D. (7)	56,422	*
David P. Luci (8)	43,500	*
David P. Nowotnik, Ph.D. (9)	176,682	2.7%
Phillip S. Wise (10)	100,000	1.5%
Stephen B. Thompson (11)	144,000	2.2%
SCO Capital Partners LLC, SCO Capital Partners LP, and Beach Capital LLC (12)	13,897,410	71.0%
Larry N. Feinberg (13)	2,483,032	28.7%
Lake End Capital LLC (14)	1,637,788	20.4%
Midsummer Investment, Ltd. (15)	750,000	10.4%
All Directors and Executive Officers as a group (consisting of 10 persons) (16)	774,950	10.8%
* - Less than 1%

(1)
Includes Access’ outstanding shares of Common Stock held plus all shares of Common Stock issuable upon conversion of Series A Preferred Stock, exercise of options, warrants and other rights exercisable within 60 days of October 6, 2008.

(2)
Steven H. Rouhandeh is Chairman of SCO Securities LLC. a wholly-owned subsidiary of SCO Financial Group LLC. His address is c/o SCO Capital Partners LLC, 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. SCO Securities LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own an aggregate of 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock are issuable to them upon conversion of Series A Preferred Stock. Mr. Rouhandeh disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(3)
Includes 5,820 shares underlying warrants held directly by Mr. Davis and presently exercisable options for the purchase of 25,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan. Mr. Davis is President of SCO Securities LLC, a wholly-owned subsidiary of SCO Financial Group LLC. His address is c/o SCO Capital Partners LLC, 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. SCO Securities LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock are issuable to them upon conversion of Series A Preferred Stock. Mr. Davis disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(4)	Includes presently exercisable options for the purchase of 31,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan.
(5)
Includes 55,525 shares of Common Stock underlying warrants held by Mr. Alvino and presently exercisable options for the purchase of 31,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan. Mr. Alvino is Managing Director of Griffin Securities LLC. His address is c/o Griffin Securities LLC, 17 State St., 3rd Floor, New York, NY 10004. Mr. Alvino is a designated director of SCO Securities LLC. SCO Securities LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock are issuable to them upon conversion of Series A Preferred Stock. Mr. Alvino disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Mr. Alvino disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(6)
Includes presently exercisable options for the purchase of 56,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan and a warrant to purchase 50,000 shares of Access’ Common Stock at an exercise price of $3.15 per share.

(7)
Includes presently exercisable options for the purchase of 32,200 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan, 12,500 shares of Access’ Common Stock pursuant to the 1995 Stock Option Plan, and a warrant to purchase 2,000 shares of Access’ Common Stock at an exercise price of $24.80 per share.

(8)
Includes warrants to purchase an aggregate of 4,167 shares of Access’ Common Stock, 8,333 shares of Common Stock are issuable to him upon conversion of Series A Preferred Stock and presently exercisable options for the purchase of 31,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan.

(9)
Includes presently exercisable options for the purchase of 100,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan and 59,167 shares of Access’ Common Stock pursuant to the 1995 Stock Option Plan.

(10)	Includes presently exercisable options for the purchase of 100,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan.
(11)
Includes presently exercisable options for the purchase of 100,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan and 34,479 shares of Access’ Common Stock pursuant to the 1995 Stock Option Plan.

(12)
SCO Capital Partners LLC, SCO Capital Partner LP, Beach Capital LLC and SCO Financial Group's address is 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. SCO Capital Partners LLC and affiliates (SCO Capital Partners LP, Beach Capital LLC and SCO Financial Group) are known to beneficially own an aggregate of 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock. Each of Mr. Rouhandeh. Mr. Davis and Mr. Alvino, Access’ directors and Mr. Rouhandeh and Mr. Davis a executives with SCO Capital Partners LLC, disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(13)
Larry N. Feinberg is a partner in Oracle Partners, L.P. His address is c/o Oracle Partners, L.P., 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830. Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., Sam Oracle Fund, Inc. and Mr. Feinberg) are known to beneficially own an aggregate of 296,483 shares of Access’ Common Stock, warrants to purchase an aggregate of 728,850 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 1,457,699 shares of Access’ Common Stock.

(14)
Lake End Capital LLC’s address is 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. Lake End Capital LLC is known to beneficially own an aggregate of 67,694 shares of Access’ Common Stock, warrants to purchase an aggregate of 777,027 shares of Access’ Common Stock and 793,067 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock.

(15)
Midsummer Investment, Ltd.’s address is 295 Madison Ave., 38th Fl., New York, NY 10017. Midsummer Investment is known to beneficially own warrants to purchase an aggregate of 250,000 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 500,000 shares of Access’ Common Stock.

(16)	Does not include shares held by SCO Securities LLC and affiliates.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Access adopted its 2005 Equity Incentive Plan in May 2005, as amended, authorizing 3,150,000 shares under the plan. Access issued 1,136,820 options or rights under this plan as of September 30, 2008. The balance of the options outstanding as of September 30, 2008 is 228,000. Access adopted its 2001 Restricted Stock Plan in May 2001, authorizing 80,000 shares of its authorized but unissued common stock were reserved for issuance to certain employees, directors, consultants and advisors. Access issued 27,182 shares and 52,818 shares are available for grant.

The following table sets forth information as of December 31, 2007 about shares of Common Stock outstanding and available for issuance under our equity compensation plans existing as of such date.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for the issuance under equity compensation plans (excluding securities reflected in column (a)

Equity compensation plans
approved by security holders
2005 Equity Incentive Plan	926,386	$ 1.59	717.328
1995 Stock Awards Plan	162,417	15.53	-
2001 Restricted Stock Plan	-	-	52,818

Equity compensation plans
not approved by security holders
2007 Special Stock Option Plan	100,000	2.90	350,000
Total	1,188,803	$ 3.60	1,120,146

The 2007 Special Stock Option Plan

The 2007 Special Stock Option Plan (the "Plan") was adopted by the Board in January 2007. The Plan is not intended to be an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan allows for the issuance of up to 450,000 options to acquire Access’ stock of which 100,000 have been issued. The purpose of the Plan is to encourage ownership of Common Stock by employees, consultants, advisors and directors of Access and its affiliates and to provide additional incentive for them to promote the success of Access’ business. The Plan provides for the grant of non-qualified stock options to employees (including officers, directors, advisors and consultants). The Plan will expire in January 2017, unless earlier terminated by the Board. The granted options in the Plan expire in March 12, 2010.

Annual Incentive

Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include Company development, performance against objectives, advancement of our research and development programs, commercial operations, product acquisition, and in-licensing and out-licensing agreements. The Compensation Committee does not utilize formalized mathematical formulas, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to be awarded to each executive based on an individual’s targeted incentive payment. The Compensation Committee believes that analysis of our corporate growth requires subjectivity on the part of the Compensation Committee when determining incentive payments. The Compensation Committee believes that specific formulas restrict flexibility. Based on this criteria, for the 2007 fiscal year Mr. Seiler was granted options to purchase 500,000 shares of Common Stock under the 2005 Equity Incentive Plan and the 2007 Special Stock Option Plan. Pursuant to the terms of his separation agreement with us, 100,000 of these options vested and will expire on March 12, 2010.

Stock Option Plans

The Board has adopted and our stockholders have approved our 2005 Equity Incentive Plan and 1995 Stock Awards Plan. The 2005 Equity Incentive Plan currently provides for the issuance of up to a maximum of 3,150,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. The 1995 Stock Awards Plan provided for the issuance of up to a maximum of 500,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. A total of 128,000 options are outstanding under the 1995 Stock Awards Plan. Options granted under both plans may be either incentive stock options or options which do not qualify as incentive stock options. In 2007, the Board adopted the 2007 Special Stock Option Plan and Agreement (the “2007 Plan”). The 2007 Plan provides for the award of options to purchase a maximum of 450,000 shares of our Common Stock.

The stock option plans are administered by a committee of non-employee members of the Board, chosen by the Board, and is currently administered by the Compensation Committee. The Compensation Committee presently is composed of David P. Luci and Stephen B. Howell, MD. The Compensation Committee has the authority to determine those individuals to whom stock options are granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to exercise of each option, the terms for payment of the option price and other terms and conditions of each option.

Our non-employee directors, who include certain members of the Compensation Committee, are eligible to receive options under the 2005 Equity Incentive Plan. Each non-employee director is entitled to receive options to purchase 2,500 shares of our Common Stock on the date of each annual meeting of stockholders and options to purchase 25,000 shares of Common Stock when he/she is first appointed as a director.

Access was a party to an employment arrangement with Mr. Seiler. Mr. Seiler was granted stock options to purchase 500,000 shares of Common Stock. Pursuant to a separation agreement with Mr. Seiler, 100,000 of his options vested on December 16, 2007 and such options shall remain exercisable until March 12, 2010. The stock options were granted under Access’ 2005 Equity Incentive Plan and the 2007 Special Stock Option Plan.

Dr. Mazanet received options to purchase 6,000 shares of Common Stock in the 2005 fiscal year under the 1995 Stock Awards Plan and options to purchase 50,000 shares of Common Stock in the 2005 fiscal year under the 2005 Equity Incentive Plan. Dr. Mazanet also received options to purchase 200,000 shares of Common Stock in the 2006 fiscal year under the 2005 Equity Incentive Plan.

We also have a restricted stock plan, the 2001 Restricted Stock Plan under which 80,000 shares of our Common Stock have been reserved for issuance to certain employees, directors, consultants and advisors. The restricted stock granted under the plan generally vests over five years, 25% two years after the grant date with an additional 25% vesting on the next three anniversary dates. All stock is vested after five years. At December 31, 2007 there were 27,182 shares granted and 52,818 shares available for grant under the 2001 Restricted Stock Plan.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of our five highest paid executives. Excluded from this limitation is compensation that is “performance based.” For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, we believe that compensation relating to options granted under the 1995 Stock Awards Plan and 2000 Plan should be excluded from the $1 million limitation calculation. Compensation relating to our incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Compensation Committee in establishing the performance goals for such awards. The Compensation Committee believes that maintaining the discretion to evaluate the performance of our management is an important part of its responsibilities and inures to the benefit of our stockholders. The Compensation Committee, however, intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2007 fiscal year or written representations from our directors and executive officers, none of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2007 fiscal year or in prior years, except for Esteban Cvitkovic and David P. Luci who each filed one late Form 4, reporting one transaction.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On occasion we may engage in certain related party transactions. Our policy is that all related party transactions are reviewed and approved by the Board of Directors or Audit Committee prior to the Company entering into any related party transactions.

On February 12, 2008, the Board of Directors of the Company elected Steven H. Rouhandeh as director and Chairman of the Board effective as of March 4, 2008.

David P. Luci, one of our directors, participated in the February 2008 sale of our preferred stock. Mr. Luci purchased 2.5 preferred shares for $25,000 and warrants to purchase 4,167 shares of our common stock.

Dr. Esteban Cvitkovic, one of our directors, also serves as a consultant as Senior Director, Oncology Clinical Research & Development to the Company since August 2007. Dr. Cvitkovic currently receives $20,000 per month plus $2,500 for office expenses. Dr. Cvitkovic received warrants to purchase 200,000 shares of our Common Stock at $3.15 per share that can be exercised until January 4, 2012. The warrants vest over two years in 50,000 blocks with vesting on July 4, 2008, January 4, 2009, July 4, 2009 and the remaining shares on January 4, 2010. During 2007 Dr. Cvitkovic received $153,000. Dr. Cvitkovic received warrants to purchase 25,000 shares of our Common Stock at $4.35 per share with 12,500 options immediately in August 2007 and 12,500 options will vest in March 2008 based on the completion of certain defined tasks.

In the event SCO Capital Partners LLC (“SCO”) and its affiliates were to convert all of their shares of Series A Preferred Stock and exercise all of their warrants, they would own approximately 71.0% of the voting securities of Access. During 2007 SCO and affiliates were paid $240,000 in placement agent fees relating to the issuance of preferred stock and 100,000 warrants to purchase our common stock. SCO and affiliates also were paid $150,000 in investor relations fees in 2007. During 2006 SCO and affiliates were paid $415,000 in fees relating to the issuance of convertible notes and were paid $131,000 in investor relations fees. Pursuant to a management consulting agreement with SCO, SCO provides certain consulting services to the Company in exchange for a monthly fee of $12,500.

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On November 7, 2007, as a condition to closing our sale of Series A Preferred Stock, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share.  SCO Capital Partners LLC currently has two designees serving on our Board of Directors.  In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

On November 7, 2007, as a condition to closing our sale of Series A Preferred Stock, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan. In addition, we entered into an Investor Rights Agreement with the holders of Series A Preferred Stock. The Investor Rights Agreement grants certain registration and other rights to each of the investors.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

Lake End Capital LLC is known to beneficially own warrants to purchase an aggregate of 1,195,717 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 793,067 shares of Access’ Common Stock. Lake End Capital LLC and Mr. Davis are known to beneficially own warrants and options to purchase an aggregate of 1,832,357 shares of Access’ Common Stock and 793,067 shares of Common Stock issuable upon conversion of Series A Preferred Stock. Jeffrey B. Davis, in his capacity as managing member of Lake End Capital LLC, has the power to direct the vote and disposition of the shares owned by Lake End Capital LLC. Mr. Davis is President of SCO Securities LLC, a wholly-owned subsidiary of SCO Financial Group LLC.

Dr. Howell, one of our directors, also served as a scientific consultant to the Company pursuant to a consulting agreement that provides for a minimum of two days consulting during 2007 at a rate of $5,880 per month plus expenses. Dr. Howell received warrants to purchase 2,000 shares of our Common Stock at $24.80 per share that can be exercised until January 1, 2009. During 2006, Dr. Howell was paid $69,000 in consulting fees; during 2005, Dr. Howell was paid $79,000 in consulting fees; and during 2004 Dr. Howell was paid $58,000 in consulting fees. Dr. Howell’s agreement with us expired March 1, 2008.

On January 20, 2006, Board approved the payment of a fee of $140,000 to J. Michael Flinn, our former Chairman of the Board, for services as Chairman of the Board for fiscal 2005. The $140,000 fee was paid on the completion of a financing. The Board also approved the grant of options to purchase 20,000 shares of Common Stock at an exercise price of $3.15 per share to J. Michael Flinn for services as Chairman of the Board. In May 2006, the Board also approved the payment of a fee of $43,333 to Mr. Flinn for services as Chairman of the Board for 2006. The Board also approved the grant of options to purchase 4,836 shares of Common Stock at an exercise price of $3.15 per share to Messrs. Duty and Meakem, members of the then existing Merger and Acquisitions Committee of the Board, for services in connection therewith. The Board also approved the grant of options to purchase 1,200 shares of Common Stock at an exercise price of $3.15 per share to each member of the Board, for services as members of the Board.

In August 2006, the Board approved the grant of options to purchase 25,000 shares of Common Stock at an exercise price of $0.63 per share to each member of the Board.

On October 12, 2000, the Board authorized a restricted stock purchase program. Under the program, our executive officers were given the opportunity to purchase shares of Common Stock in an individually designated amount per participant determined by our Compensation Committee. A total of 36,000 shares were purchased by such officers at $27.50 per share, the fair market value of the Common Stock on October 12, 2000, for an aggregate consideration of $990,000. The purchase price was paid through the participant’s delivery of a 50%-recourse promissory note payable to us. Each note bears interest at 5.87% compounded semi-annually and has a maximum term of ten years. The notes are secured by a pledge to us of the purchased shares. We recorded the notes receivable of $990,000 from participants in this program as a reduction of equity in the Consolidated Balance Sheet. As of December 31, 2007, principal and interest on the notes was: Mr. Gray - $857,000; Dr. Nowotnik - $428,000; and Mr. Thompson - $257,000. In accordance with the Sarbanes-Oxley Act of 2002, we no longer make loans to our executive officers.

MARKET FOR COMMON STOCK

Price Range of Common Stock and Dividend Policies

Access’ common stock has traded on the OTC Bulletin Board, or OTCBB, under the trading symbol ACCP since June 5, 2006. From February 1, 2006 until June 5, 2006 Access traded on the “Pink Sheets” under the trading symbol AKCA. From March 30, 2000 until January 31, 2006 Access traded on the American Stock Exchange, or AMEX, under the trading symbol AKC.

The following table sets forth, for the periods indicated, the high and low closing prices as reported by OTCBB, the Pink Sheets and AMEX for Access’ common stock for fiscal years 2007 and 2006 and as the most recent date of the first quarter 2008. The OTCBB and Pink Sheet quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

All per share information reflect a one for five reverse stock split effected June 5, 2006.

Common Stock
	High	Low
Period Ended
First quarter March 31, 2008	$3.50	$1.35
Second quarter June 30, 2008	3.30	1.40
Third quarter September 30, 2008	3.49	2.50
Fourth quarter October 6, 2008	2.75	2.45

Fiscal Year Ended December 31, 2007
First quarter	$10.66	$2.50
Second quarter	6.75	4.30
Third quarter	5.16	2.10
Fourth quarter	4.48	2.10

Fiscal Year Ended December 31, 2006
First quarter	$2.65	$0.80
Second quarter	1.50	0.10
Third quarter	1.30	0.45
Fourth quarter	3.00	1.05

Holders

The number of record holders of Access common stock at October 6, 2008 was approximately 3,000. On October 6, 2008, the closing price for the common stock as quoted on the OTCBB was $2.45. There were 6,475,447 shares of common stock outstanding at October 6, 2008.

Options and Warrants

There are 9,701,725 outstanding warrants and 1,364,820 outstanding options to purchase Access’ common equity as of October 6, 2008.

Shares Eligible for Future Sales

Access has issued 6,475,447 shares of its common stock as of October 6, 2008. Of these shares, all shares are unrestricted and held by non-affiliates, and are freely tradable without restriction under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Access at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

Access never declared or paid any cash dividends on its preferred stock or common stock and Access does not anticipate paying any cash dividends in the foreseeable future on its common stock. The payment of dividends on common stock, if any, in the future is within the discretion of Access’ Board of Directors and will depend on its earnings, capital requirements and financial condition and other relevant facts. Access currently intends to retain all future earnings, if any, to finance the development and growth of its business.

The holders of Series A Preferred Stock are entitled to receive dividends of 6% per annum on their shares Series A Preferred Stock. The dividends are payable by Access semi-annually and may be paid by Access either in cash, or if certain conditions are met, at Access’ option, in shares of Access’ common stock. To be eligible to pay dividends in shares of common stock, among other things, there must be in place a registration statement pursuant to which the holders of the Series A Preferred Stock are permitted to utilize the prospectus thereunder to resell all of the shares of common stock issuable in relation to the Series A Preferred Stock.

DESCRIPTION OF SECURITIES

Access’ certificate of incorporation authorizes the issuance of 100,000,000 shares of its common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share, which may be issued in one or more series. Currently, 4,000 shares of preferred stock are designated as Series A Preferred Stock.  As of October 6, 2008 there were 6,475,447 shares of Access’ common stock outstanding and held of record by approximately 3,000 stockholders, and there were 3,251.8617 shares of its preferred stock outstanding convertible into 10,849,528 shares of common stock.

Common Stock

Holders of Access’ common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at Access’ annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of Access’ common stock are entitled to receive ratably such dividends, if any, as may be declared by Access’ Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for Access’ outstanding preferred stock. Upon Access’ liquidation, dissolution or winding up, the holders of Access’ common stock are entitled to receive ratably Access’ net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of Access’ outstanding preferred stock. Holders of Access’ common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Access’ common stock are, and the shares offered by the selling stockholders in this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Access’ common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Access’ preferred stock which Access may designate and issue in the future.

Preferred Stock

Access’ Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.  The fact that Access’ board of directors has the right to issue preferred stock without stockholder approval could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by Access’ board of directors.

Access’ Board of Directors has designated 4,000 shares of preferred stock as Series A Preferred Stock.  The shares of Series A Preferred are convertible at the option of the holder into shares of our common stock at a conversion price of $3.00 per share of common stock.

The Series A Preferred Stock is entitled to a liquidation preference equal to $10,000 per share and is entitled to a dividend of 6% per annum, payable semi-annually in cash or if certain conditions are met, in common stock, at the option of the Company at time of payment.  Our ability to pay dividends in shares of common stock is limited by among other things a requirement that (i) there is an effective registration statement on the shares of common stock, issuable to the holders of Series A Preferred Stock, in the 20 day period immediately prior to such dividend or (ii) that such shares of common stock referred to in (i) may be sold without restriction pursuant to Rule 144(k) during the 20 day period immediately prior to such dividend.

The Company has the right, but not the obligation, to force conversion of all, and not less than all, of the outstanding Series A Preferred Stock into common stock (i) as long as the closing price of our common stock exceeds $7.00 for at least 20 of the 30 consecutive trading days immediately prior to the conversion and the average daily trading volume is greater than 100,000 shares per day for at least 20 of the 30 consecutive trading days immediately prior to such conversion, in each case, immediately prior to the date on which we gives notice of such conversion or (ii) if we close a sale of common stock in which the aggregate proceeds are equal to or greater than $10,000,000.  Our ability to cause a mandatory conversion is subject to certain other conditions, including that a registration statement covering the common stock issuable upon such mandatory conversion is in effect and able to be used.

The conversion price of the Series A Preferred Stock is subject to a price adjustment upon the issuance of additional shares of common stock for a price below $3.00 per share and equitable adjustment for stock splits, dividends, combinations, reorganizations and the like.

The Series A Preferred Stock will vote together with the common stock on an as-if-converted basis.

Holders of Series A Preferred Stock are entitled to purchase their pro rata share of additional stock issuances in certain future financings.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company, New York, New York.

Delaware Law and Certain Charter and By-Law Provisions

Certain anti-takeover provisions.

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve our Certificate of Incorporation provides that our directors shall be divided into three classes, with the terms of each class to expire on different years.

In addition, our Certificate of Incorporation, in order to combat "greenmail," provides in general that any direct or indirect purchase by us of any of our voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than five percent of a class of our voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of "greenmail" may tend to discourage or foreclose certain acquisitions of our securities which might temporarily increase the price of our securities. Discouraging the acquisition of a large block of our securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of us through large acquisitions of its securities will not be able to resort to "greenmail" should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

We are a party to a Rights Agreement pursuant to which we agree to provide holders of our common stock with the right to buy shares of preferred stock should a party acquire or beneficially own more than 15% of our common stock without first being exempted by us.  Such shares of preferred stock will entitle to the holder to certain voting, dividend and liquidation preferences and is designed to discourage take-over attempts not previously approved by our Board of Directors.

Elimination of Monetary Liability for Officers and Directors

Our Certificate of Incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director's duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care. Moreover, these provisions do not apply to claims against a Director for certain violations of law, including knowing violations of federal securities law. Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements for the years ended December 31, 2007 and 2006 included in this prospectus, and included in the Registration Statement, were audited by Whitley Penn LLP, an independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements herein and incorporated in this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the years ended April 30, 2006 and April 30, 2007 included in this prospectus, and included in the Registration Statement, were audited by Stonefield Josephson, Inc., an independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements herein and incorporated in this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

None of the independent public registered accounting firms named above have any interest in the prospectus.

LEGAL MATTERS

Bingham McCutchen LLP will pass upon the validity of the shares of common stock offered hereby.  Several partners and attorneys of Bingham McCutchen LLP are also shareholders of Access.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares of common stock offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this Prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations
Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
(214) 905-5100

Information contained on our website is not a prospectus and does not constitute a part of this Prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

FINANCIAL STATEMENTS
ACCESS PHARMACEUTICALS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Access Pharmaceuticals, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Access Pharmaceuticals, Inc. and Subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position Access Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses from operations, negative cash flows from operating activities and an accumulated deficit. Management’s plans in regard to these matters are also described in Note 2. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ WHITLEY PENN LLP

Dallas, Texas
March 31, 2008

Access Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
ASSETS	December 31, 2007	December 31, 2006
Current assets Cash and cash equivalents Short term investments, at cost Receivables Receivables due from Somanta Pharmaceuticals Prepaid expenses and other current assets	$159,000 6,762,000 35,000 931,000 410,000	$1,194,000 3,195,000 359,000 - 283,000
Total current assets	8,297,000	5,031,000

Property and equipment, net	130,000	212,000

Debt issuance costs, net	-	158,000

Patents, net	710,000	878,000

Licenses, net	-	25,000

Other assets	12,000	122,000
Total assets	$9,149,000	$6,426,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable and accrued expenses
  Accrued interest payable
  Current portion of deferred revenue
  Current portion long-term debt, net of discount $0 at December 31, 2007 and $2,062,000 at December 31, 2006
$1,796,000 130,000 68,000 64,000	$1,226,000 581,000 173,000 8,833,000
Total current liabilities	2,058,000	10,813,000

Long-term deferred revenue	910,000
Long-term debt	5,500,000	5,500,000

Total liabilities	8,468,000	16,313,000
Commitments and contingencies

Stockholders' equity (deficit)
  Preferred stock - $.01 par value; authorized 2,000,000 shares;
     3,227.3617 issued at December 31, 2007; none issued at
     December 31, 2006
  Common stock - $.01 par value; authorized 100,000,000 shares;
     issued, 3,585,458 at December 31, 2007; issued 3,535,108
      at December 31, 2006
  Additional paid-in capital
  Notes receivable from stockholders
  Treasury stock, at cost – 163 shares
  Accumulated deficit
- 36,000 116,018,000 (1,045,000) (4,000) (114,324,000)	- 35,000 68,799,000 (1,045,000) (4,000) (77,672,000)
Total stockholders' equity (deficit)	681,000	(9,887,000)

Total liabilities and stockholders' equity (deficit)	$9,149,000	$6,426,000

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	2007	2006
Revenues
License revenues	$23,000	$-
Sponsored research and development	34,000	-
Total revenues	57,000	-

Expenses
Research and development	2,602,000	2,053,000
General and administrative	4,076,000	2,813,000
Depreciation and amortization	279,000	309,000
Total expenses	6,957,000	5,175,000

Loss from operations	(6,900,000)	(5,175,000)

Interest and miscellaneous income	125,000	294,000
Interest and other expense	(3,514,000)	(7,436,000)
Loss on extinguishment of debt	(11,628,000)	-
Unrealized loss on fair value of warrants and beneficial conversion feature	-	(1,107,000)
	(15,017,000)	(8,249,000)
Loss before discontinued operations and before tax benefit	(21,917,000)	(13,424,000)
Income tax benefit	61,000	173,000
Loss from continuing operations	(21,856,000)	(13,251,000)

Less preferred stock dividends	(14,908,000)	-
Loss from continuing operations allocable to common stockholders	(36,764,000)	(13,251,000)

Discontinued operations, net of taxes of $61,000 in 2007 and $173,000 in 2006	112,000	377,000
Net loss allocable to common stockholders	$(36,652,000)	$(12,874,000)

Basic and diluted loss per common share
Loss from continuing operations allocable to common stockholders	$(10.35)	$(3.76)
Discontinued operations	0.03	0.11
Net loss allocable to common stockholders	$(10.32)	$(3.65)

Weighted average basic and diluted common shares outstanding	3,552,006	3,531,934

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock		Preferred Stock		Additional paid-in capital	Notes receivable from stockholders	Treasury stock	Accumulated deficit
Shares	Amount	Shares	Amount

Balance, December 31, 2005	3,528,000	$35,000	-	$-	$62,942,000	$(1,045,000)	$(4,000)	$(66,165,000)
Common stock issued for compensation	7,000	-	-	-	77,000	-	-	-
Warrants issued	-	-	-	-	100,000	-	-	-
Stock option compensation expense	-	-	-	-	248,000	-	-	-
Issuance of convertible debt with warrants	-	-	-	-	5,432,000	-	-	-
Cumulative effect of change in accounting principle	-	-	-	-	-	-	-	1,367,000
Net loss	-	-	-	-	-	-	-	(12,874,000)
Balance, December 31, 2006	3,535,000	35,000	-	-	68,799,000	(1,045,000)	(4,000)	(77,672,000)

Common stock issued for services	19,000	-	-	-	83,000	-	-	-
Options exercised	31,000	1,000	-	-	35,000	-	-	-
Stock option compensation expense	-	-	-	-	1,048,000	-	-	-
Preferred stock issuances	-	-	954.0001	-	5,560,000	-	-	-
Warrants issued with preferred stock	-	-	-	-	3,980,000	-	-	-
Costs of stock issuances					(868,000)	-	-	-
Beneficial conversion Feature	-	-	-	-	14,648,000	-	-	-
Preferred stock dividend beneficial conversion feature	-	-	-	-	-	-	-	(14,648,000)
Conversion of convertible debt into preferred stock	-	-	2,273.3616	-	6,472,000	-	-	-
Warrants issued with preferred stock	-	-	-	-	4,633,000	-	-	-
Loss on extinguishment of debt – preferred stock	-	-	-	-	6,777,000	-	-	-
Loss on extinguishment of debt – warrants	-	-	-	-	4,851,000	-	-	-
Preferred dividends	-	-	-	-	-	-	-	(260,000)
Net loss	-	-	-	-	-	-	-	(21,744,000)
Balance, December 31, 2007	3,585,000	$36,000	3,227.3617	$-	$116,018,000	$(1,045,000)	$(4,000)	$(114,324,000)

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(21,744,000)	$(12,874,000)
Adjustments to reconcile net loss to net cash used
in operating activities:
Unrealized loss	-	1,107,000
Loss on extinguishment of debt	11,628,000	-
Stock option expense	1,048,000	248,000
Stock issued for compensation/services	83,000	77,000
Depreciation and amortization	279,000	309,000
Amortization of debt costs and discounts	2,316,000	6,749,000
Loss (gain) on sale of assets	2,000	(550,000)
Change in operating assets and liabilities:
Receivables	(607,000)	4,129,000
Prepaid expenses and other current assets	(127,000)	14,000
Other assets	14,000	127,000
Accounts payable and accrued expenses	310,000	(1,657,000)
Accrued interest payable	1,150,000	363,000
Deferred revenues	805,000	-
Net cash used in operating activities	4,843,000	(1,958,000)

Cash flows from investing activities:
Capital expenditures	(18,000)	(3,000)
Proceeds from sale of equipment	13,000	-
Proceeds from sale of oral/topical care assets	-	550,000
Purchases of short-term investments
and certificates of deposit, net	(3,567,000)	(3,070,000)
Net cash used in investing activities	(3,572,000)	(2,523,000)

Cash flows from financing activities:
Payments of notes payable	(1,327,000)	(106,000)
Proceeds from secured convertible notes payable	-	5,432,000
Exercise of stock options	35,000	-
Proceeds from preferred stock issuances, net of costs	8,672,000	-
Net cash provided by financing activities	7,380,000	5,326,000

Net increase (decrease) in cash and cash equivalents	(1,035,000)	845,000
Cash and cash equivalents at beginning of year	1,194,000	349,000
Cash and cash equivalents at end of year	$159,000	$1,194,000

Cash paid for interest	$34,000	$315,000

Supplemental disclosure of noncash transactions
Common stock issued for SEDA and
Debt issuance costs	-	568,000
Accrued interest capitalized	511,000	433,000
Warrants issued per professional agreement
of consulting services	-	100,000
Cumulative change of accounting principle	-	1,367,000
Issuance of convertible debt with warrants	-	5,432,000
Preferred stock dividends	260,000	-
Debt exchanged for preferred stock	10,015,000	-
Accrued interest exchanged for preferred stock	1,090,000	-

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Two years ended December 31, 2007

  NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company engaged in the development of novel therapeutics for the treatment of cancer and supportive care of cancer patients. This development work is based primarily on the adaptation of existing therapeutic agents using the Company’s proprietary drug delivery technology. Our efforts have been principally devoted to research and development, resulting in significant losses since inception on February 24, 1988.

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of Consolidation

The consolidated financial statements include the financial statements of Access Pharmaceuticals, Inc. and our wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We tested intangible assets for impairment based on estimates of fair value. It is at least reasonably possible that the estimates used by us will be materially different from actual amounts. These differences could result in the impairment of all or a portion of our intangible assets, which could have a materially adverse effect on our results of operations.

Cash and Cash Equivalents

We consider all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. Cash and cash equivalents consist primarily of cash in banks, money market funds and short-term corporate securities. We invest any excess cash in government and corporate securities. All other investments are reported as short-term investments.

Short-term Investments

Short-term investments consist of certificates of deposit. All short term investments are classified as held to maturity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years. Expenditures for major renewals and betterments that extend the useful lives are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are recognized in the accompanying consolidated statements of operations of the respective period.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

  NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Research and Development Expenses

Pursuant to SFAS No. 2, “Accounting for Research and Development Costs,” our research and development costs are expensed as incurred. Research and development expenses include, but are not limited to, payroll and personnel expense, lab supplies, preclinical, development cost, clinical trial expense, outside manufacturing and consulting. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, short-term investments and accounts payable approximates fair value due to the short maturity of these items. It is not practical to estimate the fair value of the Company’s long-term debt because quoted market prices do not exist and there were no available securities with similar terms to use as a basis to value our debt.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets to the extent their realization is in doubt.

Loss Per Share

We have presented basic loss per share, computed on the basis of the weighted average number of common shares outstanding during the year, and diluted loss per share, computed on the basis of the weighted average number of common shares and all dilutive potential common shares outstanding during the year. Potential common shares result from stock options, vesting of restricted stock grants, convertible notes and warrants. However, for all years presented, all outstanding stock options, restricted stock grants, convertible notes and warrants are anti-dilutive due to the losses for the periods. Anti-dilutive common stock equivalents of 20,623,072 and 12,548,342 were excluded from the loss per share computation for 2007 and 2006, respectively.

Intangible Assets

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain. Purchased patents are capitalized and amortized over the life of the patent. We recognize the purchase cost of licenses and amortize them over their estimated useful lives.

The Company operates in a single segment.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Intangible assets consist of the following (in thousands):

	December 31, 2007		December 31, 2006
	Gross carrying value	Accumulated amortization	Gross carrying value	Accumulated amortization
Amortizable intangible assets Patents Licenses Total	$1,680 500 $ 2,180	$970 500 $1,470	$1,680 500 $ 2,180	$802 475 $ 1,277

Amortization expense related to intangible assets totaled $193,000 and $218,000 for the years ended December 31, 2007 and 2006, respectively. The aggregate estimated amortization expense for intangible assets remaining as of December 31, 2007 is as follows (in thousands):

2008	$168
2009	168
2010	168
2011	168
Thereafter	38

Total	$710

Revenues

We recognize revenue, licensing and research and development revenues, over the period of the performance obligation under our agreements.

Stock-Based Compensation

On January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), which requires the measurement and recognition of all share-based payment awards made to employees and directors including stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal year 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We applied the provisions of SAB 107 in its adoption of SFAS 123(R).

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s 2006 fiscal year. Our consolidated financial statements for the years ended December 31, 2007 and 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to include the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2007 was approximately $1,048,000 and $248,000 for the year ended December 31, 2006.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the company’s Statement of Operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense for stock option grants was recognized because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. There were no restricted stock awards granted in 2007 or 2006 and therefore no stock compensation expense is recognized in 2007 or 2006.

We use the Black-Scholes option-pricing model (“Black-Scholes”) as its method of valuation under SFAS 123(R) in fiscal year 2007 and 2006 and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The fair value of share-based payment awards on the date of grant as determined by the Black-Scholes model is affected by our stock price as well as other assumptions. These assumptions include, but are not limited to the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

During 2007 and 2006, 230,000 stock options and 753,872 stock options, respectively, were granted under the 2005 Equity Incentive Plan. Assumptions for 2007 and 2006 are:

	2007	2006
Expected volatility assumption was based upon a combination of historical stock price volatility measured on a twice a month basis and is a reasonable indicator of expected volatility.	136%	127%
Risk-free interest rate assumption is based upon U.S. Treasury bond interest rates appropriate for the term of the Company’s employee stock options.	4.65%	4.85%
Dividend yield assumption is based on our history and expectation of dividend payments.	None	None
Estimated expected term (average of number years) is based on employee exercise behavior.	5.7 years	1.6 years

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
  Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

At December 31, 2007, the balance of unearned stock-based compensation to be expensed in future periods related to unvested share-based awards, as adjusted for expected forfeitures, is approximately $197,000. The period over which the unearned stock-based compensation is expected to be recognized is approximately three years. We anticipate that we will grant additional share-based awards to employees in the future, which will increase our stock-based compensation expense by the additional unearned compensation resulting from these grants. The fair value of these grants is not included in the amount above, because the impact of these grants cannot be predicted at this time due to the dependence on the number of share-based payments granted. In addition, if factors change and different assumptions are used in the application of SFAS 123(R) in future periods, stock-based compensation expense recorded under SFAS 123(R) may differ significantly from what has been recorded in the current period.

Our Employee Stock Option Plans have been deemed compensatory in accordance with SFAS 123(R). Stock-based compensation relating to this plan was computed using the Black-Scholes model option-pricing formula with interest rates, volatility and dividend assumptions as of the respective grant dates of the purchase rights provided to employees under the plan. The weighted-average fair value of options existing under all plans during 2007 was $2.65.

The following table summarizes stock-based compensation in accordance with SFAS 123(R) for the year ended December 31, 2007 and 2006 which was allocated as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006
Research and development	$91	$68
General and administrative	957	180
Stock-based compensation expense included in operating expense	1,048	248

Total stock-based compensation expense	1,048	248
Tax benefit	-	-
Stock-based compensation expense, net of tax	$1,048	$248

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of January 1, 2007, and the adoption did not have a material impact on the Company’s consolidated financial statements or effective tax rate and did not result in any unrecognized tax benefits.

Interest costs and penalties related to income taxes are classified as interest expense and general and administrative costs, respectively, in the Company’s consolidated financial statements. For the years ended December 31, 2007 and 2006, the Company did not recognize any interest or penalty expense related to income taxes. It is determined not to be reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months. The Company is currently subject to a three year statute of limitations by major tax jurisdictions. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice. The requirements of SFAS 157 are first effective for our fiscal year beginning January 1, 2008. However, in February 2008 the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, our adoption of this standard on January 1, 2008 is limited to financial assets and liabilities. We do not believe the initial adoption of SFAS 157 will have a material effect on our financial condition or results of operations. However, we are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. SFAS 159 is effective beginning in fiscal year 2008. The Company is currently evaluating the effect of adopting SFAS 159, but does not expect it to have a material impact on its consolidated results of operations or financial condition.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 2 – LIQUIDITY

The accompanying consolidated financial statements have been prepared assuming that the Company is a going concern. The Company incurred a net loss in the years ended December 31, 2007 and 2006. As described in Note 13, the Company has issued convertible preferred stock in February 2008 and entered into a license in January 2008.

Management believes that these additional funds should cover the Company’s expected burn rate into the second quarter of 2009. The Company will require additional funds to fund operations. These funds are expected to come from the future sales of equity and/or license agreements.

NOTE 3 - RELATED PARTY TRANSACTIONS

Stephen B. Howell, M.D., a Director, receives payments for consulting services and reimbursement of direct expenses. Dr. Howell’s payments for consulting services and expense reimbursements are as follows:

Year	Consulting Fees	Expense Reimbursement
2007	$70,000	$2,000
2006	69,000	5,000

Dr. Esteban Cvitkovic, a Director, also serves as a consultant as Senior Director, Oncology Clinical Research & Development to us since August 2007. Dr. Cvitkovic receives payments for consulting expenses, office expenses  and reimbursement of direct expenses. Dr. Cvitkovic also received options to purchase 25,000 shares of our Common Stock at $4.35 per share with 12,500 options immediately in August 2007 and 12,500 options will vest in March 2008 based on the completion of certain defined tasks. Dr. Cvitkovic’s payments for consulting services and expense reimbursements are as follows:

Year	Consulting Fee	Office Expenses	Office Reimbursement	Fair Value of Options
2007	$153,000	$15,000	$12,000	$99,000

Dr. Rosemary Mazanet, a Director, receives payments for consulting services and reimbursement of direct expenses. Dr. Mazanet’s payments for consulting services and expense reimbursements are as follows:

Year	Consulting Fees	Expense Reimbursement
2007	$29,000	$	$ 13,000

In the event SCO Capital Partners LLC (“SCO”) and its affiliates were to convert all of their shares of Series A Preferred Stock and exercise all of their warrants, they would own approximately 69.8% of the voting securities of Access. During 2007 SCO and affiliates were paid $240,000 in placement agent fees relating to the issuance of preferred stock and 100,000 warrants to purchase our common stock, valued at $250,000. SCO and affiliates also were paid $150,000 in investor relations fees in 2007. During 2006 SCO and affiliates were paid $415,000 in fees relating to the issuance of convertible notes and were paid $131,000 in investor relations fees.

See Note 9 for a discussion of our Restricted Stock Purchase Program.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:	December 31,
	2007	2006
Laboratory equipment	$824,000	$1,090,000
Laboratory and building improvements	58,000	167,000
Furniture and equipment	40,000	134,000
	922,000	1,391,000
Less accumulated depreciation and amortization	792,000	1,179,000
Net property and equipment	$130,000	$212,000

Depreciation and amortization on property and equipment was $86,000  and $91,000 for the years ended December 31, 2007 and 2006, respectively.

NOTE 5 – 401(k) PLAN

We have a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering all our employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,500 in 2007 and $15,000 in 2006) and to have the amount of such reduction contributed to the 401(k) Plan. We have a 401(k) matching program whereby we contribute for each dollar a participant contributes a like amount, with a maximum contribution of 4% of a participant’s earnings in 2007 and 2% of a participant’s earnings in 2006. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. At the direction of each participant, we invest the assets of the 401(k) Plan in any of 62 investment options. Company contributions under the 401(k) Plan were approximately $50,000 in 2007 and $11,000 in 2006.

NOTE 6 – DEBT

$5,500,000 due on September 13, 2011. The note bears interest at 7.7% per annum with $423,500 of interest due annually on September 13th. This investor amended this note’s due date until 2011 and delayed his interest payments which were due in 2005, 2006 and 2007 until September 13, 2008 or earlier if the Company raised more than $5.0 million in funds. The capitalized interest was $1,391,000 and interest on the capitalized interest was at 10%. We raised $9,540,000 in November 2007, and entered into an agreement with the investor to pay capitalized interest of $1,327,000 plus interest. At December 31, 2007 in addition to the note of $5,500,000 an additional $64,000 of capitalized interest was due. Interest of $136,000 was due at December 31, 2007. This note has a fixed conversion price of $27.50 per share of common stock and may be converted by the note holder or us under certain circumstances as defined in the note. If the notes are not converted we will have to repay the notes on the due dates.

$4,015,000 due on November 16, 2007 and $6,000,000 due on November 15, 2007 exchanged for stock.
On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 6 – DEBT - Continued

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share.  SCO Capital Partners LLC currently has two designees serving on our Board of Directors.  In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

The conversion of debt into equity resulted in a loss on extinguishment of debt of $11,628,000. This represents the difference between the fair value of the equity interest granted, based on recent sales of identical equity instruments, and the carrying amount of the debt and interest settled.

$4,015,000 due on November 16, 2007. The investor’s notes were amended November 3, 2005 extending the term and adjusting the conversion price from $27.50 to $5.00 per common share. The amendment and modification resulted in us recording additional debt discount of $2.1 million, which was accreted to interest expense to the revised maturity date.

$6,000,000 due on November 15, 2007. The notes were sold in February 2006 in a private placement to a group of accredited investors led by SCO Capital Partners LLC and affiliates. We entered into a note and purchase agreement to which we sold and issued an aggregate of $5 million of 7.5% convertible notes due November 15, 2007 and warrants to purchase 3,863,634 shares of common stock of Access. Net proceeds to Access were $4.5 million.

On October 24, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000. On December 6, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000.

The Secured Convertible Notes included warrants and a conversion feature. Until September 30, 2006 we accounted for the warrants and conversion feature as liabilities and recorded at fair value. From the date of issuance to September 30, 2006, the fair value of these instruments increased resulting in a net unrealized loss of $1.1 million. On October 1, 2006, we adopted the provisions of EITF 00-19-2, “Accounting for Registration Payment Arrangements” (EITF 00-19-2), which requires that contingent obligations to make future payments under a registration payment arrangement be recognized and measured separately in accordance with SFAS No. 5, “Accounting for Contingencies.” Under previous guidance, the fair value of the warrant was recorded as a current liability in our balance sheet, due to a potential cash payment feature in the warrant. Access may be required to pay in cash, up to 2% per month, as defined, as liquidated damages for failure to file a registration statement timely as required by an investor rights agreement. The current liability was marked-to-market at each quarter end, using the Black-Scholes option-pricing model, with the change being recorded to general and administrative expenses. Under the new guidance in EITF 00-19-2, as we believe the likelihood of such a cash payment to not be probable, have not recognized a liability for such obligations. Accordingly, a cumulative-effect adjustment of $1.4 million was made as of October 1, 2006 to accumulated deficit, representing the difference between the initial value of this warrant and its fair value as of this date and recorded to equity.

Subsequent to the adoption of EITF 00-19-2 on October 1, 2006, the Company has accounted for the $6,000,000 notes under EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Instruments. The value of the warrants was valued using a Black-Scholes option-pricing model with the following assumptions with a weighted average volatility of 120%, expected life of 6 years, expected yield of 0% and risk free rate of 5.0%. At December 31, 2006, approximately $1.6M of debt discount related to the warrants and embedded conversion feature had not been amortized to interest expense. This was amortized over the original remaining life of the debt through March 31, 2007.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Future maturities of the note payable and other obligations are as follows:

Future Maturities	Debt
2008	64,000
2011	5,500,000

Operating Leases
At December 31, 2007, we have commitments under non-cancelable operating leases for office and research and development facilities until December 31, 2008 totaling $77,000. Rent expense for the years ended December 31, 2007 and 2006 was $94,000 and $94,000, respectively. We also have two other non-cancelable operating leases – one lease for a fire alarm system totaling $5,000 ending in 2008 and one lease for a copier totaling $38,000 ending in 2011 (with $9,600 expensed each year).

Legal
The Company is not currently subject to any material pending legal proceedings.

NOTE 8 – PREFERRED STOCK

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share.  SCO Capital Partners LLC currently has two designees serving on our Board of Directors.  In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

As a condition to closing, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

The issued and outstanding shares of Series A Preferred Stock grants the holders of such preferred stock anti-dilution, dividend and liquidations rights that are superior to those held by the holders of our common stock.  Should Access issue additional shares of common stock for a price below $3.00 per share, the conversion price of the Series A Preferred Stock shall be lowered to the lowest issue price below $3.00 per share which will have the effect of diluting the holders of our common stock.

In connection with the preferred stock offering, we issued warrants for placement agent fees, to purchase a total of 209,000 shares of common stock were issued. All of the warrants are exercisable immediately and expire five years from date of issue. The fair value of the warrants was $2.50 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.84%, expected volatility 114% and a term of 5 years.

In connection with the preferred stock offering, we issued warrants for placement agent fees, to purchase a total of 209,000 shares of common stock were issued. All of the warrants are exercisable immediately and expire five years from date of issue. The fair value of the warrants was $2.50 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.84%, expected volatility 114% and a term of 5 years.

Emerging Issues Task Force (EITF) Issue 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock, to determine whether the instruments should be accounted for as equity or as liabilities.” EITF 00-19 requires the separation of single financial instruments into components. For example, common stock issued with warrants should be accounted for as equity, and the associated warrants could be classified as either equity or liability. We determined that the warrants issued along with the preferred stock and debt conversion are separate financial instruments and separately exercisable and therefore, are within the scope of EITF 00-19. Both the preferred stock and warrants were classified as equity. The warrants were measured at their fair value.

The conversion of debt into equity resulted in a loss on extinguishment of debt of $11,628,000. This represents the difference between the fair value of the equity interest granted, based on recent sales of identical equity instruments, and the carrying amount of the debt and interest settled.

Based on the loss on extinguishment of debt a new conversion price was calculated for the preferred stock and considered to be “in the money” at the time of the agreement to exchange the convertible notes for preferred stock. This resulted in a beneficial conversion feature. The preferred stockholder has the right at any time to convert all or any lesser portion of the Series A Preferred Stock into Common Stock. This resulted in an intrinsic value of the preferred stock. The difference between the implied value of the preferred stock and the beneficial conversion option was treated as preferred stock dividends of $14,648,000.

NOTE 9 - STOCKHOLDERS' EQUITY

Restricted Stock Purchase Program

On October 12, 2000, the Board of Directors authorized a Restricted Stock Purchase Program. Under the Program, the Company’s executive officers and corporate secretary were given the opportunity to purchase shares of common stock in an individually designated amount per participant determined by the Compensation Committee of the Board of Directors. A total of 38,000 shares were purchased under the Program by four eligible participants at $27.50 per share, the fair market value of the common stock on October 12, 2000, for an aggregate consideration of $1,045,000. The purchase price was paid through the participants’ delivery of a 50%-recourse promissory note payable to the Company for three executive officer participants and a full-recourse promissory note payable to the Company for one participant. Each note bears interest at 5.87% compounded semi-annually and has a maximum term of ten years. The notes are secured by a pledge of the purchased shares to the Company. The Company recorded the notes receivable from participants in this Program of $1,045,000 as a reduction of equity in the Consolidated Balance Sheet. Interest on the notes is neither being collected nor accrued. The stock granted under the Program is fully vested at December 31, 2007.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 9 - STOCKHOLDERS' EQUITY  - Continued

Warrants

There were warrants to purchase a total of 8,476,397 shares of common stock outstanding at December 31, 2007. All warrants were exercisable at December 31, 2007. The warrants had various prices and terms as follows:

Summary of Warrants	Warrants Outstanding	Exercise Price	Expiration Date
2007 preferred stock offering (a)	3,649,880	$3.50	11/10/13
2006 convertible note (b)	3,863,634	1.32	2/16/12
2006 convertible note (b)	386,364	1.32	10/24/12
2006 convertible note (b)	386,364	1.32	12/06/12
2006 investor relations advisor (c)	50,000	2.70	12/27/11
2004 offering (d)	89,461	35.50	2/24/09
2004 offering (d)	31,295	27.00	2/24/09
2003 financial advisor (e)	14,399	19.50	10/30/08
2002 scientific consultant (f)	2,000	24.80	2/01/09
2001 scientific consultant (g)	3,000	15.00	1/1/08
Total	8,476,397

a)
In connection with the preferred stock offering in November 2007, warrants to purchase a total of 3,649,880 shares of common stock were issued. All of the warrants are exercisable immediately and expire five years from date of issue. The fair value of the warrants was $2.50 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.84%, expected volatility 114% and a term of 5 years.

b)
In connection with the convertible note offerings in 2006, warrants to purchase a total of 4,636,362 shares of common stock were issued. All of the warrants are exercisable immediately and expire six years from date of issue.

c)
During 2006, an investor relations advisor received warrants to purchase 50,000 shares of common stock at an exercise price of $2.70 per share at any time from December 27, 2006 until December 27, 2011, for investor relations consulting services to be rendered in 2007. All of the warrants are exercisable.

d)
In connection with offering of common stock in 2004, warrants to purchase a total of 120,756 shares of common stock were issued. All of the warrants are exercisable and expire five years from date of issuance.

e)
During 2003, financial advisors received warrants to purchase 14,399 shares of common stock at any time until October 30, 2008, for financial consulting services rendered in 2003 and 2004. All the warrants are exercisable.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 9 - STOCKHOLDERS' EQUITY  - Continued

f)
During 2002, a director who is also a scientific advisor received warrants to purchase 2,000 shares of common stock at an exercise price of $24.55 per share at any time until February 1, 2009, for scientific consulting services rendered in 2002.

g)
During 2001, a director who is also a scientific advisor received warrants to purchase 3,000 shares of common stock at an exercise price of $15.00 per share at any time until January 1, 2008, for scientific consulting services rendered in 2001.

2001 Restricted Stock Plan

We have a restricted stock plan, the 2001 Restricted Stock Plan, as amended, under which 80,000 shares of our authorized but unissued common stock were reserved for issuance to certain employees, directors, consultants and advisors. The restricted stock granted under the plan generally vests, 25% two years after the grant date with additional 25% vesting every anniversary date. All stock is vested after five years. At December 31, 2007 there were 27,182 shares issued and 52,818 shares available for grant under the 2001 Restricted Stock Plan.

NOTE 10 - STOCK OPTION PLANS

We have various stock-based employee compensation plans described below:

2005 Equity Incentive Plan

We have a stock awards plan, (the “2005 Equity Incentive Plan”), under which 1,675,000 shares of our authorized but unissued common stock were reserved for issuance to employees of, or consultants to, one or more of the Company and its affiliates, or to non-employee members of the Board or of any board of directors (or similar governing authority) of any affiliate of the Company. The 2005 Equity Incentive Plan replaced the previously approved stock option plan (the 1995 Stock Awards Plan").

For the 2005 Equity Incentive Plan, the fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2007: dividend yield of 0%; volatility of 136%; risk-free interest rate of 4.65%; and expected lives of 5.7 years. The weighted average fair value of options granted was $3.27 per share during 2007. The assumptions for grants in fiscal 2006 were: dividend yield of 0%; volatility of 127%; risk-free interest rate of 4.85%; and expected lives of 1.6 years. The weighted average fair value of options granted was $0.36 per share during 2006.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 10 - STOCK OPTION PLANS - Continued

Summarized information for the 2005 Equity Incentive Plan is as follows:

	Options	Weighted- average exercise Price
Outstanding options at January 1, 2006	50,000	$5.45
Granted, fair value of $ 0.36 per share	753,872	1.32
Forfeited	(1,200)	3.15
Outstanding options at December 31, 2006	802,672	1.04

Granted, fair value of $ 3.27 per share	230,000	3.62
Exercised	(31,286)	1.11
Forfeited	(75,000)	2.14
Outstanding options at December 31, 2007	926,386	1.59

Exercisable at December 31, 2007	698,081	1.38

The intrinsic value of options under this plan related to the outstanding and exercisable options were $1,805,000 and $1,504,000, respectively, at December 31, 2007. The intrinsic value of options under this plan related to the outstanding and exercisable options were $1,554,000 and $281,000, respectively, at December 31, 2006.

       The total intrinsic value of options exercised during 2007 was $113,000.

       Further information regarding options outstanding under the 2005 Equity Incentive Plan at December 31, 2006 is summarized below:

	Number of	Weighted average		Number of	Weighted average
Range of exercise prices	options outstanding	Remaining life in years	Exercise price	options excercisable	Remaining life in years	Exercise Price
$0.63 - 0.63	666,750	9.0	$0.63	565,342	9.0	$0.63
$2.90 - 7.23	259,636	9.4	4.06	132,739	9.2	4.67
	926,386			698,081

2007 Special Stock Option Plan

In January 2007 we adopted the 2007 Special Stock Option Plan and Agreement (the “Plan”). The Plan provides for the award of options to purchase 450,000 shares of the authorized but unissued shares of common stock of the Company. At December 31, 2007, there were 350,000 additional shares available for grant under the Plan.

Under the 2007 Special Stock Option Plan, 450,000 options were issued in 2007 and 350,000 were forfeited. 100,000 options were outstanding at December 31, 2007. 100,000 options in the 2007 Special Stock Option Plan were exercisable at December 31, 2007. All of the options had an exercise price of $2.90 per share and expire March 12, 2010.

For the 2007 Special Stock Option Plan, the fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2007: dividend yield of 0%; volatility of 138%; risk-free interest rate of 4.66%; and expected lives of 5.0 years. The weighted average fair value of options granted was $2.70 per share during 2007.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 10 - STOCK OPTION PLANS – Continued

2000 Special Stock Option Plan

In February 2000 we adopted the 2000 Special Stock Option Plan and Agreement (the “Plan”). The Plan provides for the award of options to purchase 100,000 shares of the authorized but unissued shares of common stock of the Company. At December 31, 2007, there were no additional shares available for grant under the Plan and all of the options expired on June 30, 2007.

Under the 2000 Special Stock Option Plan, 100,000 options were issued in 2000 and were outstanding at December 31, 2006. All of the options in the 2000 Special Stock Option Plan were exercisable at December 31, 2006. All of the options expired on June 30, 2007 and had an exercise price of $12.50 per share.

1995 Stock Awards Plan

Under the 1995 Stock Awards Plan, as amended, 500,000 shares of our authorized but unissued common stock were reserved for issuance to optionees including officers, employees, and other individuals performing services for us. At December 31, 2007, there were no additional shares available for grant under the 1995 Stock Awards Plan. A total of 162,417 options were outstanding under this plan at December 31, 2007.

Options granted under all the plans generally vest ratably over a four to five year period and are generally exercisable over a ten-year period from the date of grant. Stock options were generally granted with an exercise price equal to the market value at the date of grant.

Summarized information for the 1995 Stock Awards Plan is as follows:

	Options	Weighted- average exercise price
Outstanding options at January 1, 2006	430,271	$18.20
Forfeited	(69,354)	19.12
Outstanding options at December 31, 2006	18.03	18.03

Forfeited	(198,500)	20.07
Exercisable at December 31, 2007	162,417	15.53

Exercisable at December 31, 2007	157,337	15.64

 There was no intrinsic value related to outstanding or exercisable options under this plan at December 31, 2007 or 2006.

Further information regarding options outstanding under the 1995 Stock Awards Plan at December 31, 2007 is summarized below:

	Number of	Weighted average		Number of	Weighted average
Range of exercise prices	options outstanding	Remaining life in years	Exercise price	options excercisable	Remaining life in years	Exercise Price
$10.00 - 12.50	85,140	5.3	$11.42	80,238	5.1	$11.41
14.05 - 18.65	48,717	3.3	16.33	48,717	3.3	16.33
$20.25 – 29.25	28,560	6.1	26.42	28,382	6.1	26.41
	162,417			157,337

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 11 - INCOME TAXES

Income tax expense differs from the statutory amounts as follows:

	2007	2006
Income taxes at U.S. statutory rate	$(7,393,000)	$(4,378,000)
Change in valuation allowance	3,015,000	3,972,000
Change in miscellaneous items	-	(130,000)
Benefit of foreign losses not recognized	56,000	58,000
Expenses not deductible	3,957,000	240,000
Expiration of net operating loss and general
business credit carryforwards, net of revisions	365,000	238,000

Total tax expense	$-	$-

Deferred taxes are provided for the temporary differences between the financial reporting bases and the tax bases of our  assets and liabilities. The temporary differences that give rise to deferred tax assets were as follows:

	December 31,
	2007	2006
Deferred tax assets
Net operating loss carryforwards	$25,693,000	$22,634,000
General business credit carryforwards	2,469,000	2,402,000
Property, equipment and goodwill	87,000	46,000

Gross deferred tax assets	28,249,000	25,082,000
Valuation allowance	(28,249,000)	(25,082,000)

Net deferred taxes	$-	$-

At December 31, 2007, we had approximately $75,568,000 of net operating loss carryforwards and approximately $2,469,000 of general business credit carryforwards. These carryforwards expire as follows:

	Net operating loss carryforwards	General business credit carryforwards
2008	$4,004,000	$138,000
2009	1,661,000	185,000
2010	2,171,000	140,000
2012	4,488,000	13,000
2013	4,212,000	77,000
Thereafter	59,032,000	1,916,000
	$75,568,000	$2,469,000

As a result of a merger on January 25, 1996, a change in control occurred for federal income tax purposes which limits the utilization of pre-merger net operating loss carryforwards of approximately $3,100,000 to approximately $530,000 per year.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 12 – QUARTERLY FINANCIAL DATA (UNAUDITED)

Our results of operations by quarter for the years ended December 31, 2007 and 2006 were as follows (in thousands, except per share amounts):

2007 Quarter Ended
	March 31	June 30	September 30	December 31
Loss from continuing operations	$(4,127)	$(2,109)	$(1,957)	$(13,663)
Preferred stock dividends	-	-	-	(14,908)
Discontinued operations, net of tax	-	-	-	112
Net loss allocable to common stockholders	$(4,127)	$(2,109)	$(1,957)	$(28,459)
Basic and diluted loss per common share	$(1.17)	$(0.60)	$(0.55)	$(8.00)

	2006 Quarter Ended
	March 31	June 30	September 30	December 31
Loss from continuing operations	$(4,856)	$(3,331)	$(2,015)	$(3,049)
Discontinued operations, net of tax	-	-	-	377
Net loss	$(4,856)	$(3,331)	$(2,015)	$(2,672)
Basic and diluted loss per common share	$(1.38)	$(0.94)	$(0.57)	$(0.76)

NOTE 13 – SUBSEQUENT EVENTS (UNAUDITED)

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.5 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 545,000 shares of our common stock, which includes placement agent warrants to purchase 90,883 shares of our common stock, at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,700,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

In addition, due to the acquisition of Somanta, Access issued 538,508 shares of Access common stock and 246,753 warrants to purchase Access common stock at an exercise price of $3.50 per share to satisfy  $1,576,000 of payables due Somanta creditors.

On January 14, 2008, we announced the signing of a definitive licensing agreement under which RHEI Pharmaceuticals, Inc. will market and manufacture MuGard in the Peoples Republic of China and certain Southeast Asian countries. RHEI will also obtain the necessary regulatory approvals for MuGard in the territory.

On January 4, 2008 we closed the acquisition of Somanta Pharmaceuticals, Inc. In connection with the merger, Access issued an aggregate of approximately 1.5 million shares of Access Pharmaceuticals, Inc. common stock to the common and preferred shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share.

Access Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
ASSETS	June 30, 2008 (unaudited)	December 31, 2007 (audited)
Current assets Cash and cash equivalents Short term investments, at cost Receivables Receivables due from Somanta Pharmaceuticals Prepaid expenses and other current assets Total current assets	$ 96,000 5,792,000 105,000 - 165,000 6,158,000	$ 159,000 6,762,000 35,000 931,000 410,000 8,297,000
Property and equipment, net	124,000	130,000
Patents, net	626,000	710,000
Other assets	12,000	12,000
Total assets	$ 6,920,000	$ 9,149,000
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities Accounts payable and accrued expenses Dividends payable Accrued interest payable Current portion of deferred revenue Current portion of long-term debt Total current liabilities	$ 1,832,000 1,276,000 339,000 142,000 - 3,589,000	$ 1,537,000 259,000 130,000 68,000 64,000 2,058,000
Long-term deferred revenue Long-term debt	1,905,000 5,500,000	910,000 5,500,000
Total liabilities	10,994,000	8,468,000
Commitments and contingencies

Stockholders' equity (deficit)
  Preferred stock - $.01 par value; authorized 2,000,000 shares;
3,499.8617 issued at June 30, 2008; 3,227.3617 issued
at December 31, 2007
  Common stock - $.01 par value; authorized 100,000,000 shares;
     issued, 5,648,781 at June 30, 2008 and 3,585,458 at
     December 31, 2007
  Additional paid-in capital
  Notes receivable from stockholders
  Treasury stock, at cost – 163 shares
  Accumulated deficit
            Total stockholders' equity (deficit)
	- 56,000 126,431,000 (1,045,000) (4,000) (129,512,000) (4,074,000)	- 36,000 116,018,000 (1,045,000) (4,000) (114,324,000) 681,000
Total liabilities and stockholders' equity (deficit)	$ 6,920,000	$ 9,149,000

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues
License revenues	$22,000	$-	$39,000	$-
Sponsored research and development	110,000	-	131,000	-
Total revenues	132,000	-	170,000	-

Expenses
Research and development	1,179,000	523,000	10,824,000	936,000
General and administrative	1,044,000	1,113,000	1,933,000	2,252,000
Depreciation and amortization	64,000	74,000	131,000	149,000
Total expenses	2,287,000	1,710,000	12,888,000	3,337,000

Loss from operations	(2,155,000)	(1,710,000)	(12,718,000)	(3,337,000)

Interest and miscellaneous income	29,000	25,000	105,000	60,000
Interest and other expense	(117,000)	(424,000)	(225,000)	(2,959,000)
	(88,000)	(399,000)	(120,000)	(2,899,000)
Net loss	(2,243,000)	(2,109,000)	(12,838,000)	(6,236,000)

Less preferred stock dividends	517,000	-	2,350,000	-
Net loss allocable to common stockholders	$(2,760,000)	$(2,109,000)	$(15,188,000)	$(6,236,000)

Basic and diluted loss per common share Net loss allocable to common shareholders	$(0.49)	$(0.60)	$(2.76)	$(1.76)

Weighted average basic and diluted common shares outstanding	5,635,869	3,538,409	5,508,064	3,536,812

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(12,838,000)	$(6,236,000)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	132,000	149,000
Stock option expense	140,000	603,000
Stock issued for services	20,000	-
Acquired in-process research and development	8,879,000	-
Amortization of debt costs and discounts	-	2,316,000
Changes in operating assets and liabilities:
Receivables	(70,000)	151,000
Prepaid expenses and other current assets	(140,000)	(234,000)
Other assets	-	1,000
Accounts payable and accrued expenses	(711,000)	124,000
Dividends payable	(25,000)	-
Accrued interest payable	209,000	636,000
Deferred revenues	1,069,000	-
Net cash used in operating activities	(3,335,000)	(2,490,000)

Cash flows from investing activities:
Capital expenditures	(28,000)	(18,000)
Somanta acquisition, net of cash acquired	(65,000)	-
Redemptions of short term investments and certificates of deposit	970,000	1,465,000
Net cash provided by investing activities	877,000	1,447,000

Cash flows from financing activities:
Payments of notes payable	(64,000)	-
Proceeds from preferred stock issuances, net of costs	2,444,000	-
Proceeds from exercise of common stock options	15,000	19,000
Net cash provided by financing activities	2,395,000	19,000

Net decrease in cash and cash equivalents	(63,000)	(1,024,000)
Cash and cash equivalents at beginning of period	159,000	1,194,000
Cash and cash equivalents at end of period	$96,000	$170,000

Supplemental cash flow information:
Cash paid for interest	$8,000	$8,000

Supplemental disclosure of noncash transactions::
Shares issued for payables	1,576,000	-
Preferred stock dividends in accounts payable	1,042,000	-
Beneficial conversion feature – February 2008 preferred stock dividends November 2007 preferred stock dividends correction	857,000 451,000	- -
Preferred stock issuance costs paid in cash	281,000	-

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
Six Months Ended June 30, 2008 and 2007
(unaudited)

(1)    Interim Financial Statements

The consolidated balance sheet as of June 30, 2008 and the consolidated statements of operations and cash flows for the three and six months ended June 30, 2008 and 2007 were prepared by management without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, except as otherwise disclosed, necessary for the fair presentation of the financial position, results of operations, and changes in financial position for such periods, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these interim financial statements be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007. The results of operations for the period ended June 30, 2008 are not necessarily indicative of the operating results which may be expected for a full year. The consolidated balance sheet as of December 31, 2007 contains financial information taken from the audited financial statements as of that date.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2007 contained a fourth explanatory paragraph to reflect its significant doubt about our ability to continue as a going concern as a result of our history of losses and our liquidity position, as discussed herein and in this Form 10-Q. We expect that our capital resources and expected receipts due under our license agreements will be adequate to fund our current level of operations into the fourth quarter of 2009. If we are unable to obtain adequate capital funding in the future or enter into future license agreements for our products, we may not be able to continue as a going concern, which would have an adverse effect on our business and operations, and investors’ investment in us may decline.

(2)           Intangible Assets

Intangible assets consist of the following (in thousands):

	June 30, 2008		December 31, 2007
	Gross carrying value	Accumulated amortization	Gross carrying value	Accumulated Amortization
Amortizable intangible assets Patents	$1,680	$1,054	$1,680	$970

Amortization expense related to intangible assets totaled $41,000 and $84,000 for each of the three and six months ended June 30, 2008 and totaled $55,000 and $109,000 for each of the three and six months ended June 30, 2007. The aggregate estimated amortization expense for intangible assets remaining as of June 30, 2008 is as follows (in thousands):

2008	$84
2009	168
2010	168
2011	168
2012	38

Total	$626

(3)           Liquidity

The Company incurred significant losses from losses allocable to common stockholders of $15,188,000 for the six months ended June 30, 2008, $36,652,000 for the year ended December 31, 2007 and $12,874,000 for the year ended December 31, 2006. At June 30, 2008, our working capital was $2,569,000. We expect that our capital resources and expected receipts due under our license agreements will be adequate to fund our current level of operations into the fourth quarter of 2009. However, our ability to fund operations over this time could change significantly depending upon changes to future operational funding obligations or capital expenditures. As a result we may be required to seek additional financing sources within the next twelve months.

(4)           Somanta Acquisition

On January 4, 2008, we acquired all the outstanding shares of Somanta Pharmaceuticals, Inc (“Somanta”). Somanta was engaged in the pharmaceutical development business. We anticipate that the acquisition will add additional product pipelines and complement our existing product pipelines. Total consideration paid in connection with the acquisition included:
•
Approximately 1.5 million shares of Access common stock were issued to the common and preferred shareholders of Somanta as consideration having a value of approximately $4,650,000 (the value was calculated using Access’ stock price on January 4, 2008 times the number of shares issued);

•
exchange all outstanding warrants for Somanta common stock for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share. The warrants were valued at approximately $281,000. All of the warrants are exercisable immediately and expire approximately four years from date of issue. The weighted average fair value of the warrants was $1.46 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.26%, expected volatility 114% and an expected term of approximately 4 years;

•	paid an aggregate of $475,000 in direct transaction costs; and
•	cancelled receivable from Somanta of $931,000.

The following table summarizes the initial fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands) based on a preliminary valuation. Subsequent adjustments may be recorded upon the completion of the valuation and the final determination of the purchase price allocation.

Cash	$1
Prepaid expenses	25
Office equipment, net	14
Accounts payable	(2,582)
In-process research & development	8,879
$6,337

Approximately $8,879,000 of the purchase price represents the estimated fair value of the acquired in-process research and development projects that have no alternative future use.  Accordingly this amount was immediately expensed as research and development in the consolidated statement of operations upon the acquisition date.

Operating results of Somanta have been included in our consolidated financial statements since January 4, 2008.

The following unaudited pro forma information presents the 2008 and 2007 results of the Company as if the acquisition had occurred on January 1, 2007. The unaudited pro forma results are not necessarily indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor are they necessarily indicative of future results. Net loss for Somanta for the 2007 period is for the three and six months ended July 31, 2007 based on its fiscal year. Amounts are shown in thousands.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net loss	$(2,760)	$(7,188)	$(15,188)	$(13,157)

Net loss per common shares (basic and diluted)	$(0.49)	$(1.43)	$(2.76)	$(2.61)

Weighted average common shares outstanding (basic and diluted)	5,636	5,038	5,508	5,037

(5)           Equity

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.50 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 454,167 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,725,000. Proceeds, net of cash issuance costs from the sale were $2,444,000, The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

In connection with the preferred stock offering, we issued warrants for placement agent fees, to purchase a total of 45,417 shares of common stock. All of the warrants are exercisable immediately and expire six years from date of issue. The fair value of the warrants was $2.29 per share on date of grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 2.75%, expected volatility 110% and an expected term of 6 years.

The shares of Series A Preferred Stock are initially convertible into common stock at $3.00 per share. Based on the price of our common stock on February 4, 2008 a new conversion price was calculated for accounting purposes. As a result of the change in conversion price for accounting purposes the preferred stock and was considered to be “in the money”. This resulted in a beneficial conversion feature. The preferred stockholder has the right at any time to convert all or any lesser portion of the Series A Preferred Stock into common stock. This resulted in an intrinsic value of the preferred stock. The difference between the implied value of the preferred stock and the beneficial conversion option was treated as preferred stock dividends of $857,000.

An additional $451,000 in preferred stock dividends was recorded in the first quarter of 2008 as a result of a prior year correction. The change was due to preferred stock dividends and the beneficial conversion features associated with the warrants issued in connection with the November 2007 preferred stock agreement. The Company determined that the adjustment would have an immaterial effect to the Company’s consolidated financial statements for the year ended December 31, 2007 and the six month period ended June 30, 2008 based on management’s qualitative and quantitative analysis relative to its materiality consistent with the applicable accounting guidance.

Pursuant to the terms of an Investor Rights Agreement with the Purchasers of Series A Preferred Stock, the Company is required to maintain an effective registration statement as more fully described in Item 1A to this Form 10-Q. As of June 30, 2008 the Securities and Exchange Commission had not yet declared the registration statement effective, and as a result, the Company has accrued $50,000 in liquidated damages as of June 30, 2008.

During the prior quarter, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable.

Preferred stock dividends of $1,042,000 were accrued for the first six months of 2008. Dividends are paid semi-annually in either cash or common stock.

(6)           Stock Based Compensation

For the three and six months ended June 30, 2008, we recognized stock-based compensation expense of $83,000 and $140,000 in 2008 and $311,000 and $603,000 in 2007, respectively.

For the second quarter of 2008, we granted 305,000 stock options at a weighted average grant price of $2.73 under the terms of our 2005 Equity Incentive Plan. We granted no stock options during the first quarter of 2008.

We granted no stock options during the second quarter of 2007. We granted 205,000 stock options at a weighted average grant price of $3.30 under the terms of our 2005 Equity Incentive Plan and 450,000 stock options at a weighted average grant price of $2.90, under the terms of our 2007 Special Stock Option Plan during the first quarter of 2007.

The following table summarizes stock-based compensation for the three and six months ended June 30, 2008 and 2007:
	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Research and development	$26,000	$17,000	$39,000	$33,000
General and administrative	57,000	294,000	101,000	570,000
Stock-based compensation expense included in operating expense	83,000	311,000	140,000	603,000

Our weighted average Black-Scholes fair value assumptions used to value the 2008 and 2007 first six months grants are as follows:

	6/30/08	6/30/07
Expected life	6.2 yrs	4.3 yrs
Risk free interest rate	3.0%	4.7%
Expected volatility(a)	133%	137%
Expected dividend yield	0.0%	0.0%

(a)	Reflects movements in our stock price over the most recent historical period equivalent to the expected life.

(7)           Subsequent Events

On July 10, 2008, we announced the signing of a definitive merger agreement to acquire MacroChem Corporation. Pursuant to terms of the merger agreement, MacroChem’s common shareholders and warrant holders will receive an aggregate of 2.5 million shares of Access common stock which would represent approximately 8% of the combined company. The closing of the transaction is subject to numerous conditions. There can be no assurance that the transaction will be consummated or if consummated that it will be on the terms described above.

INDEX TO SOMANTA FINANCIAL STATEMENTS
SOMANTA PHARMACEUTICALS, INC. AND SUBSIDIARIES

PAGE

Report of Independent Registered Public Accounting Firm	F-31

Consolidated Balance Sheet as of April 30, 2007	F-32

Consolidated Statements of Operations for the years ended April 30, 2007 and 2006 and for the period from inception of operations (April 19, 2001) to April 30, 2007	F-33

Consolidated Statements of Stockholders’ Deficit for the period from inception of operations (April 19, 2001) to April 30, 2007	F-34

Consolidated Statements of Cash Flows for the years ended April 30, 2007 and 2006 and for the period from inception of operations (April 19, 2001) to April 30, 2007	F-36

Notes to Consolidated Financial Statements as of April 30, 2007	F-37

Condensed Consolidated Balance Sheets at October 31, 2007 (unaudited)	F-62

Condensed Consolidated Statements of Operations for the Three and Six Months Ended October 31, 2007 and 2006 and for the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (unaudited)
F-63

Condensed Consolidated Statement of Stockholders’ Deficit for the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (unaudited)	F-65

Condensed Consolidated Statements of Cash Flows for the Six Months Ended October 31, 2007 and 2006 and for the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (unaudited)	F-69

Notes to Condensed Consolidated Financial Statements as of October 31, 2007	F-71

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Somanta Pharmaceuticals, Inc.
Irvine, California

We have audited the accompanying consolidated balance sheet of Somanta Pharmaceuticals, Inc., formerly Hibshman Optical Corp. (a development stage company) as of April 30, 2007, and the related consolidated statements of operations and consolidated stockholders’ deficit and consolidated cash flows for the years ended April 30, 2007 and 2006, and for the period from inception of operations (April 19, 2001) to April 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Somanta Pharmaceuticals, Inc. as of April 30, 2007, and the results of its operations and its cash flows for the years ended April 30, 2007 and 2006, and for the period from inception of operations (April 19, 2001) to April 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s operating losses, negative working capital and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payments.

/s/ STONEFIELD JOSEPHSON, INC.
Irvine, California
June 27, 2007

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Balance Sheet
April 30, 2007

Assets
Current assets:
Cash	$5,385
Prepaid expenses	43,308
Total current assets	48,693
Office equipment, net of accumulated depreciation of $6,750	16,560
Other assets:
Restricted funds	2,000
Deposits	73
Total other assets	2,073
Total assets	$67,326
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$774,022
Due to related parties	241,874
Accrued expenses	811,539
Accrued research and development expenses	554,733
Note payable	33,462
Liquidated damages related to Series A preferred stock and warrants	35,200
Deferred revenue	7,143
Warrant liabilities	5,786,844
Total current liabilities	8,244,817
Stockholders’ deficit:
Preferred stock,$0.001 par value, 20,000,000 shares authorized Series A Convertible Preferred Stock, $0.001 par value, 2,000 shares designated, 591.6318 shares issued and outstanding	1
Common Stock, $0.001 par value, 100,000,000 shares authorized, 14,292,603 shares issued and outstanding	14,293
Additional paid-in capital	7,604,360
Deficit accumulated during the development stage	(15,796,145)
Total stockholders’ deficit	(8,177,491)
Total liabilities and stockholders’ deficit	$67,326

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Statements of Operations
Years ended April 30, 2007 and 2006 and for the Period from Inception of Operations
(April 19, 2001) to April 30, 2007
			From Inception of Operations(April 19, 2001) to April 30, 2007

	Year ended April 30,
	2007	2006
Revenue	$ 1,429	$ 1,428	$ 2,857
Operating expenses:
General and administrative	(3,312,660)	(2,845,634)	(7,337,118)
Research and development	(1,239,146)	(1,264,225)	(3,100,647)
Loss from operations	(4,550,377)	(4,108,431)	(10,434,908)
Other income (expense):
Interest income	28,084	12,348	40,432
Interest expense	(54)	(1,016,020)	(1,016,074)
Liquidated damages	(35,200)	—	(35,200)
Change in fair value of warrant liabilities	(2,931,118)	137,543	(2,793,575)
Gain on settlement of debt	—	5,049	5,049
Currency translation loss	(3,255)	(30,241)	(33,496)
Loss before income taxes	(7,491,920)	(4,999,752)	(14,267,772)
Income taxes	(3,717)	(2,339)	(6,056)
Net loss	(7,495,637)	(5,002,091)	(14,273,828)
Deemed dividends on convertible preferred stock	—	(1,522,317)	(1,522,317)
Net loss applicable to common shareholders	$(7,495,637)	$(6,524,408)	$(15,796,145)
Net loss per share—basic and diluted	$(0.56)	$(0.47)	$(1.24)
Weighted average number of shares outstanding—basic and diluted	14,278,247	14,274,365	13,247,052

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit—(Continued)
For the Period from Inception of Operations (April 19, 2001) to April 30, 2006

	Peferred Stock		Common Stock		Additional Paid-in	Shares to be	Subscription	Deferred Equity- Based	Accumulated Other Comprehensive Loss-foreign Currency	Deficit Accumulated During Development	Total Stockholders' Equity/
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Expense	Translation	Stage	(Deficit)
Balance at April 19, 2001(Inception)	-	$ -		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Shares issued for cash at $.0326			4,299,860	4,300	135,680		(97,245)				42,735
Shares issued for services at $.0139			514,674	515	11,801			(11,177)			1,139
Amortization of deferred expense								521			521
Comprehensive loss—foreign currency translation adjustment									29,905		29,905
Net loss for the period from inception to April 30, 2002										(95,901)	(95,901)
Balance at April 30, 2002	—	—	4,814,534	4,815	147,481	—	(97,245)	(10,656)	29,905	(95,901)	(21,601)
Shares issued for cash at $1.0677			14,601	15	15,575						15,590
Shares issued for services at $.0214			219,010	219	4,472			(3,127)			1,564
Amortization of deferred expense								3,808			3,808
Receipt of cash for subscription receivable							91,517				91,517
Comprehensive loss—foreign currency translation adjustment									1,534		1,534
Net loss for the year ended April 30, 2003										(111,456)	(111,456)
Balance at April 30, 2003	—	—	5,048,145	5,049	167,528	—	(5,728)	(9,975)	31,439	(207,357)	(19,044)
Shares issued for cash at $1.2479			350,164	350	436,637		(81,464)				355,523
Shares issued for services at $1.2587			22,233	22	27,962			(25,216)			2,768
Amortization of deferred expense								7,691			7,691
Exchange for loan payment and compensation					181,371		2,909				184,280
Comprehensive loss—foreign currency translation adjustment									(51,651)		(51,651)
Net loss for the year ended April 30, 2004										(439,453)	(439,453)
Balance at April 30, 2004	—	—	5,420,542	5,421	813,498	—	(84,283)	(27,500)	(20,212)	(646,810)	40,114
Shares issued for cash at $1.3218			374,073	374	494,069						494,443
Shares issued for services at $1.2308			21,901	22	26,933						26,955
3,650 shares to be issued for service at $1.4973						5,465					5,465
Amortization of deferred expense								26,939			26,939
Receipt of cash for subscription receivable							84,283				84,283
Options issued for services					257,515						257,515
Comprehensive loss—foreign currency translation adjustment									(5,719)		(5,719)
Net loss for the year ended April 30, 2005										(1,129,290)	(1,129,290)
Balance at April 30, 2005	—	—	5,816,516	5,817	1,592,015	5,465	—	(561)	(25,931)	(1,776,100)	(199,295)

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit—(Continued)
For the Period from Inception of Operations (April 19, 2001) to April 30, 2007

	Preferred	Stock	Common	Stock	Additional Paid-in	Shares to be	Subscription	Deferred Equity Based-	Accumulated other Comprehensive Loss-Foreign Currency Translation	Deficit Accumulated During Development	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Expense	Adjustments	Stage	(Deficit)
Write off foreign currency translation adjustment									25,931		25,931
Shares issued for cash at $1.5656			12,669	13	19,821						19,834
Shares issued for prior service			3,650	3	5,462	(5,465)					—
Amortization of deferred expense								561			561
Options issued for services					300,616						300,616
Recapitalization with Bridge Oncology			7,865,000	7,865	(92,335)						(84,470)
Beneficial conversion feature associated with convertible debt financing					364,721						364,721
Convertible Series A Preferred Stock issued for cash at $10,000 (net of issuance costs of $544,169)	464.0000	0.464			4,095,830						4,095,830
Convertible Series A Stock issued on conversion of notes payable	128.6318	0.1286			1,286,318						1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Stock					1,522,317					(1,522,317)	—
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred Stock					(429,757)						(429,757)
Discount on warrant issued with Convertible Series A Preferred Stock					(2,048,531)						(2,048,531)
Recapitalization with Hibshman Optical Corp.			576,700	577	(7,708)						(7,131)
Warrant expense					92,689						92,689
Net loss for the year ended April 30, 2006										(5,002,091)	(5,002,091)
Balance at April 30, 2006	592.6318	$0.5926	14,274,534	$14,275	$6,701,458	$—	$—	$—	$—	$(8,300,508)	$(1,584,775)
Options issued for services					739,000						739,000
Warrant expense					163,920						163,920
Conversion of preferred stock	(1.000)	(.0010)	18,069	18	(18)						—
Net loss for the year ended April 30, 2007										(7,495,637)	(7,495,637)
Balance at April 30, 2007	591.6318	$0.5916	14,292,603	$14,293	$7,604,360	$—	$—	$—	$—	$(15,796,145)	$(8,177,492)

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
Years ended April 30, 2007 and 2006 and for the Period from Inception of Operations
(April 19, 2001) to April 30, 2007

	Year ended April 30,		From Inception of operations (April 19, 2001) to
	2007	2006	April 30, 2007
Cash flows provided by (used for) operating activities:
Net loss	$(7,495,637)	$(5,002,091)	$(14,273,828)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	5,462	1,496	6,994
Gain on sale of equipment	(622)	—	(622)
Amortization of stock based expense	—	561	39,520
Write off foreign currency translation adjustment	—	25,931	25,931
Change in fair value of warrant liabilities	2,931,118	(137,543)	2,793,575
Shares issued for services and compensation	—	—	219,262
Gain on settlement of debts	—	(5,049)	(5,049)
Options expense	739,000	300,616	1,297,131
Warrant expense	163,920	92,689	256,609
Interest expense related to beneficial conversion feature on convertible note	—	364,721	364,721
Interest expense related to warrants issued on convertible note	—	514,981	514,981
Changes in assets and liabilities:
(Increase) decrease in assets—
VAT receivable	1,628	61,952	3,444
Restricted funds	150,048	(152,048)	(2,000)
Prepaid expenses	47,767	(82,166)	(43,037)
Deposits	2,627	(2,700)	(73)
Increase (decrease) in liabilities:
Accounts payable	516,222	199,086	776,723
Accrued liabilities	1,052,994	137,846	1,354,412
Liquidated damages	35,200	—	35,200
Deferred revenue	(1,429)	8,572	7,143
Due to officer and related party	233,874	(186,263)	95,980
Net cash used for operating activities	(1,617,828)	(3,859,409)	(6,532,983)
Cash flows used for investing activities:
Purchase of equipment	—	(21,391)	(24,824)
Sale of equipment	2,000	—	2,000
Net cash used for investing activities	2,000	(21,391)	(22,824)
Cash flows provided by financing activities:
Loan payable—related party	—	—	79,402
Loan payment—related party	—	—	(7,367)
Proceeds from convertible note-related party	—	1,250,000	1,250,000
Proceeds from note payable - related party	33,462	—	33,462
Proceeds from issuance of common stock	—	19,834	928,125
Proceeds from issuance of preferred stock	—	4,095,831	4,095,831
Cash received for subscription receivable	—	—	175,801
Net cash provided by financing activities	33,462	5,365,665	6,555,254
Effect of exchange rate changes on cash	—	—	5,938
Increase (decrease) in cash	(1,582,366)	1,484,865	5,385
Cash, beginning of year	1,587,750	102,885	—
Cash, end of year	$5,385	$1,587,750	$5,385
Supplemental disclosure of cash flow information:
Interest paid	54	$1,016,020	$1,016,074
Income tax paid	$3,717	$2,339	$6,056
Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$—	$2,909
Issuance of warrants in conjunction with convertible preferred stock	$—	$2,341,785	$2,341,785
Deemed dividends related to convertible preferred stock	$—	$1,522,317	$1,522,317
Conversion of note and accrued interest	$—	$1,286,318	$1,286,318

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Notes to Consolidated Financial Statements

1. ORGANIZATION, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization

Somanta Pharmaceuticals, Inc. is a Delaware corporation that was formed for the purpose of effecting the reincorporation of Hibshman Optical Corp., a New Jersey corporation, into the State of Delaware and for the purpose of consummating a business combination via a reverse merger of Somanta Incorporated and Hibshman Optical Corp. Pursuant to this reverse merger, Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc. and the sole operating subsidiary of Somanta Pharmaceuticals, Inc. For financial reporting purposes, this transaction has been reflected in the accompanying financial statements as a recapitalization of Somanta Incorporated and the financial statements of Somanta Pharmaceuticals, Inc. reflect the historical financial information of Somanta Incorporated. References herein to the “Company” or “Somanta” are intended to refer to each of Somanta Pharmaceuticals, Inc. and its wholly owned subsidiary Somanta Incorporated, as well as Somanta Incorporated’s wholly-owned subsidiary Somanta Limited.

Hibshman Optical Corp. was originally incorporated in the State of New Jersey in 1991 under the name PRS Sub I, Inc. The name was subsequently changed to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. The business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

Somanta Incorporated was incorporated as Somantis Limited under the laws of England and Wales on April 19, 2001. Somantis Limited changed its name to Somanta Limited on March 14, 2005, and performed business as a United Kingdom entity through the fiscal year ending April 30, 2005. On August 22, 2005, Somanta Limited became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation, pursuant to a share exchange with BOPI.; however, Somanta Limited was deemed the accounting acquirer in this share exchange transaction. On August 24, 2005, the name of BOPI was changed to Somanta Incorporated.

Somanta Pharmaceuticals, Inc. is a development stage biopharmaceutical company engaged in the development of products for the treatment of cancer. The Company has in-licensed five product development candidates from academic and research institutions in the United States and Europe designed for use in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval. The Company intends to obtain approval from the United States Food and Drug Administration (“FDA”) and from the European Medicines Evaluation Agency (“EMEA”) for the products.

Somanta is a development stage enterprise since the Company has not generated revenue from the sale of its products, and its efforts have been principally devoted to identification, licensing and clinical development of its products as well as raising capital through April 30, 2007. Accordingly, the financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included.

Going Concern

The Company reported a net loss and net loss applicable to common shareholders of $7,495,637 for the year ended April 30, 2007. The net loss from date of inception, April 19, 2001 to April 30, 2007, totaled $14,273,828 (net loss applicable to common shareholders of $15,796,145). The Company’s operating activities have used cash since its inception. These losses raise substantial doubt about the Company’s ability to continue as a going concern.

On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited, a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). The Board of Directors of Somanta has approved the Merger and the Merger Agreement.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, included accrued and unpaid dividends, that is outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. as more fully described in Note 15. Under the terms of the Loan Documents, Access initially loaned the Company $33,462. Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access.

If the merger fails to close, the Company expects that it will no longer be able to operate its business and will not have the resources to repay the loan.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Reclassifications

For comparative purposes, prior periods’ consolidated financial statements have been reclassified to conform with report classifications of the current period.

2. Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents. At April 30, 2007, there were no cash equivalents.

Office Equipment

Office equipment is recorded at cost, net of accumulated depreciation. Depreciation on equipment is calculated using the straight-line method over the estimated useful lives of the assets, five years. The Company recorded depreciation expense for the years ended April 30, 2007 and 2006 of $5,462 and $1,496, respectively.

Intangible Assets—Patents and Licenses

All patent and license costs are charged to expense when incurred.

Revenue Recognition

The Company recognizes revenue from licensing its proprietary technology in accordance with SEC staff Accounting Bulletin No. 104 (“SAB 104”). SAB 104 requires revenue to be recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determined, and collection is reasonably assured. Licensing fees, including upfront payments upon execution of a new agreement, are recognized ratably over the license term of such agreement.

Research and Development

All research and development costs consist of expenditures for royalty payments, licensing fees, contracted research by third parties and the fees and expense of consultants to manage the research and development efforts.

Stock Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). On April 14, 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of SFAS 123R. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005.

Effective May 1, 2006, the Company adopted SFAS 123R and accordingly has adopted the modified prospective application method. Under this method, SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards that are outstanding as of the date of adoption for which the requisite service has not been rendered (such as unvested options) is recognized over a period of time as the remaining requisite services are rendered. The amounts recorded as expense in the years ended April 30, 2007 and 2006 was $739,000 and $300,615, respectively.  As of April 30, 2007, there were 3,483,163 options outstanding.

Prior to May 1, 2006, the Company accounted for its employee stock option plan in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.”

Translation of Foreign Currency in Financial Statements

From inception through the fiscal year ended April 30, 2005, the functional currency of the Company was the United Kingdom pound and its reporting currency was United States dollar.

Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the weighted average rates of exchange during the fiscal year. Translation adjustments arising from differences in exchange rates from these transactions are reported as accumulated other comprehensive loss—foreign currency translation adjustment in the statement of stockholders’ deficit. The currency exchange rate as of April 30, 2005 was $1.9122.

On August 22, 2005, the Company, then known as Somanta Limited, took part in a share exchange with Bridge Oncology Products, Inc., a Delaware company, and became a subsidiary of Bridge Oncology Products, Inc. (Note 10). As a result of this transaction, Somanta Limited became a wholly owned subsidiary of a U.S. entity and accordingly changed its functional currency to the U.S. dollar as of the fiscal year beginning May 1, 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred taxes are provided for on a liability method for temporary differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Income taxes are calculated in accordance with the tax laws of the United States for the years ended April 30, 2007 and April 30, 2006.  Since the Company had net losses for the years ended April 30, 2007 and 2006, provisions for income taxes in the financial statements include only state minimum taxes for the year ended April 30, 2007.

Segment Reporting

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Since the Company operates in one business segment dedicated to development of therapeutic candidates for the treatment of cancers, segment disclosure has not been presented.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, Disclosures about Fair Value of Financial Instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential dilutive convertible shares and stock options or warrants were converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. The Company’s weighted common shares outstanding for basic and dilutive were the same since the effect of common stock equivalents was anti-dilutive.

The Company has the following dilutive convertible shares, stock options and warrants as of April 30, 2007 and 2006 which were excluded from the calculation since the effect is anti-dilutive.

	2007	2006
Convertible preferred stock	9,859,125	9,877,194
Stock options	3,483,163	3,825,249
Warrants	7,102,838	6,952,838
Total	20,445,126	20,655,281

The Company’s undeclared dividend on it’s Preferred Stock amounting to $115,604 was included in the computation of net loss per share in accordance with SFAS No. 129 for the year ended April 30, 2006.

The Company’s undeclared dividends on its Preferred Stock amounting to $474,104 for the year ended April 30, 2007 was included in the computation of net loss per share in accordance with SFAS No. 129.

Aggregate undeclared dividends on Preferred Stock amounting to $589,708 are included in the computation of net loss per share for the period from inception (April 19, 2001) to April 30, 2007.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and in February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:
a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

c.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

e.
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company is currently evaluating the impact of SFAS 155.

In March 2006, the FASB issued SFAS No. 156 (“FAS 156”), “Accounting for Servicing of Financial Assets-An Amendment of FASB Statement No. 140.” Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and providing for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective beginning the first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on the financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” that provides guidance on the accounting for uncertainty in income taxes recognized in financial statements. The interpretation will be adopted by us on May 1, 2007. We are currently evaluating the impact of adopting FIN 48; however, we do not expect the adoption of this provision to have a material effect on our financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged

Lease Transaction,” that provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for the lease. This staff position will be adopted by us on May 1, 2007. The Company is currently evaluating the impact of adopting this FSP; however, the Company does not expect the adoption of this provision to have a material effect on the financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the consolidated financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement is effective as of the end of the fiscal year ending after December 15, 2006. The Company does not have any defined benefit plans, or other post-retirement plans. Therefore, the Company does not expect SFAS No. 158 to have any impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected by the Board to expand the use of fair value measurement, consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting this statement; however, the Company does not expect the adoption of this provision to have a material effect on its financial position, results of operations or cash flow.

3. ACCRUED EXPENSES

Accrued expenses consist of the following at April 30, 2007:

Payroll & vacation	$472,014
Accounting & legal	326,325
Consultant	13,200
$811,539

4. WARRANT LIABILITIES

The Company issued 6,792,852 warrants in conjunction with convertible note (Note 10) and private placement (Note 11). These warrants have registration rights for the underlying shares. EITF 00-19 provides that contracts that include any provision that could require net-cash settlement cannot be accounted for as equity of the Company. The warrant agreements require net cash settlement, at the option of the holders, in the event the Company fails to issue and deliver common stock on exercise of the warrants within three business days of receipt of a written exercise notice by a holder. Pursuant to EITF 00-19, the fair value of the warrants revalued at April 30, 2007 was recorded as a warrant liability amounting $5,786,844. The change in fair value of warrant liabilities from April 30, 2006 to April 30, 2007 in the amount of $2,931,118 was recorded as other expense in the consolidated statements of operations for the year ended April 30, 2007. The change in fair value from the issuance date to April 30, 2006 in the amount of $137,543 was recorded as other income in the consolidated statements of operations for the year ended April 30, 2006.

In the year ended April 30, 2007, the Company issued warrants to non-employees to purchase up to 150,000 common shares over a period of six years at a price of $.01. The Company recorded $163,920 to permanent equity as, pursuant to EITF 00-19, no criteria were met requiring liability classification.

5. RELATED PARTY TRANSACTIONS

Fees Paid to Related Parties

Pursuant to a financial advisory agreement dated March 2005 between Bridge Oncology and SCO Financial Group LLC (SCO), which the Company has assumed, the Company compensates SCO with a monthly fee of $12,500 and an annual grant of warrants (Note 4) to purchase 150,000 shares of Company common stock at an exercise price of $.01 for the term of the agreement for financial advisory services.  The Company recorded advisory service fees totaling $150,000 and $112,500 to SCO for the years ended April 30, 2007 and 2006, respectively. The Company recorded non-cash advisory service fees to SCO related to the warrant grants totaling $163,920 (Note 4) and $88,734 for the years ended April 30, 2007 and 2006, respectively.

The Company recorded board of director fees of $76,000 and $38,187 for the years ended April 30, 2007 and 2006, respectively.

Agreement with Related Party

Virium Pharmaceuticals, Inc.

The Company entered into an exclusive co-development and sublicense agreement in February 2005 with a related entity, Virium Pharmaceuticals, Inc. These two entities share a common director and their largest single shareholder, SCO Capital Partners LLC. On May 19, 2005, the Company paid $50,000 to this related party to in-license phenylbutyrate and expensed this amount.

6. LEASES

The lease on the Company’s London office space of approximately 500 sq. ft. for its United Kingdom operations is an operating lease which expired on May 16, 2007.  Lease expense for the years ended April 30, 2007 and 2006 were $22,370 and $26,724, respectively.

7. INCOME TAXES

The significant components of the Company’s income tax provision (benefit) at April 30, 2007 and April 30, 2006 are as follows:

	April 30, 2007	April 30, 2006
Current Taxes:
Federal	$—	$—
State	3,717	2,339
Foreign	—	—
Total	$3,717	$2,339
Deferred Taxes:
Federal	—	—
State	—	—
Foreign	—	—
Total	—	—

The principal components of the Company’s deferred tax assets at April 30, 2007 and April 30, 2006 are as follows:

	April 30, 2007	April 30, 2006
US Net Operating Loss Carryforwards at statutory rate	$2,602,000	$1,107,000
UK Net Operating Loss Carryforwards at statutory rate	703,000	703,000
Total	3,305,000	1,810,000
Less Valuation Allowance	(3,305,000)	(1,810,000)
Net Deferred Tax assets	$—	$—

A reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory income tax rate to the loss before income taxes is as follows:

	April 30, 2007	April 30, 2006
Income tax (benefit) expense at statutory rate	$(2,549,000)	(1,701,000)
Non Deductible Expenses at statutory rate	1,050,000	335,000
Other	4,000	18,000
Change in valuation allowance at statutory rate	1,495,000		1,348,000
	$-	$

The Company has established a valuation allowance against its deferred tax asset, due to the uncertainty of the realization of the asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

At April 30, 2007 and 2006, the Company had US net operating loss carryforwards of approximately $7,652,000 and $3,256,000 respectively, which may be available to offset future taxable income for tax purposes. These net operating loss carryforwards expire through 2026. At April 30, 2007 and 2006, the Company also had UK net operating loss carryforwards of approximately $2,696,000.

The Internal Revenue Code limits the availability of net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company. The Company’s use of $167,000 of its prior net operating loss carryforwards will be significantly limited, because the Company underwent “ownership changes” during the fiscal year ended April 30, 2006. Further, the use of UK net operating loss carryforwards may be limited.

8. STOCKHOLDERS’ TRANSACTIONS

Common Stock

From inception through April 30, 2003, the Company financed its operations through the sale of 4,314,461 shares of common stock to individual investors at prices in United Kingdom Pounds translated into US Dollars ranging from approximately $0.03, to $1.10, for a total of $155,570. Of this total, $5,728 remained unpaid at the end April 30, 2003 and was recorded as subscription receivable. In addition, 733,684 shares were issued at $0.03 for the services of consultants, for a total of $17,007. Of this total, $9,975 was recorded to deferred equity-based expense, because some services were performed in the subsequent years. The services were accounted for at the fair value of the common stock issued, measured at the dates the commitments for service were reached with the contractors. The fair value of these shares was determined as equal to the value at which shares were being sold to unaffiliated investors at the times of the commitments for service.

For the year ending April 30, 2004, the Company completed additional sales of 350,164 shares of common stock at approximately $1.23 for a total of $436,987. At the end of April 30, 2004, the amount remaining unpaid for all prior equity sales was $84,283 and was recorded as subscription receivable. The Company issued 22,233 shares of common stock at approximately $1.23 for the services of a consultant, for a total of $27,985. Of this total, $25,216 was recorded as deferred equity-based expense. During the year ended April 30, 2004, 146,007 issued shares were purchased by the President and Chief Executive Officer of the Company from an individual who had not paid for the shares. The fair value of these shares was determined as equal to the value at which shares were being sold to all other unaffiliated investors at the time of this share purchase. The Company recorded the difference between the purchase price and the fair value of the shares as compensation expense amounting to $181,371.

For the year ending April 30, 2005, the Company sold 374,074 shares to individual investors at approximately $1.33, for a total of $494,443. In this period, 21,901 shares of common stock were issued at approximately $1.23 per share for the services of a consultant, for a total of $26,955.

During the year ended April 30, 2006, the Company sold 12,669 shares to an individual investor at approximately $1.57, for a total of $19,834. In this period, 3,650 shares of common stock were issued at approximately $1.50 in satisfaction of the shares to be issued at April 30, 2005 for a balance of $5,465.

Stock-Based Compensation

The Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan in June 2005. The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to its future success, and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends. Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee. There are 8,000,000 shares reserved for grants of options under the plan, of which 2,204,701 have been issued as substitutions with the exact same terms for the 2,204,701 previously issued options outstanding as of April 30, 2005. Stock options vest pursuant to individual stock option agreements. No options granted under the plan are exercisable after the expiration of ten years (or less in the discretion of the Board of Directors or the Compensation Committee) from the date of the grant. The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on August 31, 2015.

On April 13, 2007, the Company’s Board of Directors approved a merger agreement with Access Pharmaceuticals, Inc, as more fully described in Note 15. Under the terms of that agreement Access will not assume, or provide a substitute option, for any of the Company’s stock options.  Rather, all of the outstanding options to purchase Company common stock issued pursuant to the Company’s 2005 Equity Incentive Plan will be cancelled prior to the closing of the transaction in accordance with Section 11.3(d) of the Equity Incentive Plan. As a result, pursuant to the terms of Section 11.3(d) of the Equity Incentive Plan, the Company’s Board of Directors has resolved to: (i) allow the immediate and accelerated vesting of all of the options granted, and (ii) allowed the exercise of the option in whole or in part until May 31, 2007. Based on FAS 123(R), no incremental expense was recorded for these options with accelerated vesting as the fair value of the modified options was less than the fair value of the original options calculated immediately before the terms were modified. None of the options were exercised thru May 31, 2007. Additional expenses of $507,284 was due to the acceleration of the vesting.

FAS 123(R) requires the use of a valuation model to calculate the fair value of each stock-based award. Since May 1, 2003, the Company has used the Black-Scholes model to estimate the fair value of stock options granted. For the valuation of stock-based awards granted in the years ended April 30, 2007 and 2006, respectively, the Company used the following significant assumptions:

Compensation Amortization Period. All stock-based compensation is amortized over the requisite service period of the options, which is generally the same as the vesting period of the options. For all stock options, the Company amortizes the fair value on a straight-line basis over the service periods.

Expected Term or Life. The expected term or life of stock options granted or stock purchase rights issued represents the expected weighted average period of time from the date of grant to the estimated date that the stock option would be fully exercised. To calculate the expected term, the Company used the total of one-half of the option term and one-half of the vesting periods.

Expected Volatility. Expected volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate. The Company’s stock is currently traded on the over-the -counter bulletin board under the trading symbol “SMPM”. The Company estimated the expected volatility of the stock options at grant date using the daily stock price of three comparable companies over a recent historical period equal to the Company’s expected term.

Risk-Free Interest Rate. The risk-free interest rate used in determining the fair value of our stock-based awards is based on the implied yield on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of our stock-based awards.

Expected Dividends. The Company has never paid any cash dividends on common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero in valuation models.

Expected Forfeitures. As stock-based compensation expense recognized in the consolidated statements of operations for year ended April 30, 2007 is based on awards that are ultimately expected to vest, it should be reduced for estimated forfeitures. FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be 0% for stock options granted for the year ended April 30, 2007 based upon historical forfeitures.

Summary of Significant Assumptions of the Valuation of Stock-Based Awards. The weighted-average estimated fair value of stock options granted during the year ended April 30, 2007 and 2006 was $0.43 and $0.42 per share, respectively. The fair value for these stock options was estimated at the date of grant with the following weighted-average assumptions for the years ended April 30, 2007 and April 30, 2006, respectively:

	Year ended April 30,
	2007	2006
Expected volatility	80.17 to 81.38%	101.80%
Weighted-average volatility	80.41%	101.80%
Expected dividend yield	0%	0%
Expected term in years	6.0	6.0 to 7.0
Risk-free interest rate	4.8% to 5.1%	4.1% to 4.6%

During the years ended April 30, 2007 and 2006, the Company recognized compensation costs related to stock options of $739,000 and $300,615, respectively.

The following table summarizes activity for stock options issued to employees, consultants and directors for the years ended April 30, 2007 and 2006:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at April 30, 2005	2,204,701	$1.23	7.6	$44,094
Granted	1,781,170	0.60
Exercised	—
Forfeited	(160,622)	1.23
Expired	—
Outstanding at April 30, 2006	3,825,249	0.94	7.9	$65,696
Granted	122,500	0.60
Exercised	—
Forfeited	(339,417)	0.60
Expired	(125,169)	1.15
Outstanding at April 30, 2007	3,483,163	$0.95	0.1	$1,040,399
Exercisable at April 30, 2007	3,483,163	$0.95	0.1	$1,040,399

The aggregate intrinsic value represents the difference between the stock price on the last day of the fiscal year, April 30, 2007, which was $1.25, and the exercise price multiplied by the number of options outstanding.

The following table summarizes information about non-vested Company stock options as of April 30, 2007 (unaudited):

Shares	Weighted Average Grant Date Fair Value
Non-vested at April 30, 2006	1,849,128	$0.43
Granted	122,500	$0.43
Vested	(1,632,211)	$0.48
Forfeited	(339,417)	$0.18
Non-vested at April 30, 2007	-0-

Stock Warrants

Through the year ended April 30, 2005, the Company issued no warrants. During the year ended April 30, 2006, the Company issued warrants to non-employees to purchase up to 6,952,838 common shares over periods ranging from 5 to 7 years at prices ranging from $0.01 to $2.25. Included in the warrants issued were warrants to a non-employee to purchase up to 9,987 common shares over a five year period at a price of $2.25. In the year ended April 30, 2007, the Company issued warrants to non-employees to purchase up to 150,000 common shares over a period of six years at a price of $.01 (Note 4). In accordance with EITF 96-18, the Company determined that the fair value of the equity instrument issued was more reliably measured because it was difficult to determine the value of the services performed. In accordance with FASB Statement No. 123R, the Company has expensed the fair value of all the warrants issued during the year. The fair value was estimated using the Black-Scholes valuation method. The assumptions utilized in the valuation model were a dividend yield of zero, volatility factors ranging from 76.5 to 97.2%, the risk-free interest rates prevailing at the warrant issuance dates, which ranged from 4.1 to 4.9%, and expected warrant lives ranging from 2.5 to 3.5 years. The fair market value of the warrants used in the Black-Scholes valuation model was equal to the most recent value at which shares were being sold to unaffiliated investors.

The following table summarizes the activity for warrants issued during the years ended April 30, 2007 and 2006.

	Shares	Wtd. Avg. Exercise Price
Outstanding April 30, 2005	—
Granted	6,952,838	$.62
Exercised	—
Forfeited	—
Expired	—
Outstanding April 30, 2006	6,952,838	$.62
Granted	150,000	$.01
Exercised	—
Forfeited	—
Expired	—
Outstanding April 30, 2007	7,102,838	$.61

The following table summarizes information about warrants outstanding as of April 30, 2007:

Warrants Outstanding	Warrants Exercisable
Exercise Prices	Number Outstanding	Wtd. Avg Remaining Contr. Life	Wtd. Avg Exercise Price	Number Exercisable	Wtd. Avg Exercise Price
$0.01	1,166,534	5.8 years	$0.01	1,166,534	$0.01
$0.60	987,720	4.8 years	$0.60	987,720	$0.60
$0.75	4,938,597	4.8 years	$0.75	4,938,597	$0.75
$2.25	9,987	3.1 years	$2.25	9,987	$2.25

9. SHARE EXCHANGE AGREEMENT AND PLAN OF MERGER AGREEMENT

On August 22, 2005, Somanta Limited, a company organized under the laws of England and Wales, became a wholly-owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation pursuant to a share exchange with BOPI. BOPI was formed in February 2005, and its only operation was to in-license a product development candidate for development outside the United States and Canada.

Under the terms of a Share Exchange Agreement by and among BOPI, Somanta Limited, and the shareholders and option holders of Somanta Limited, BOPI (i) issued 5,832,834 shares of BOPI to the twenty-five holders of 79,898,686 ordinary shares of Somanta Limited and (ii) issued substitute options to purchase 2,032,166 shares of BOPI to the eleven holders of Somanta Limited options covering 27,836,800 ordinary shares of Somanta Limited. The exchange ratio in the share exchange was 1 share of BOPI for each 13.698 shares of Somanta Limited. As a result of this share exchange, the shareholders of Somanta Limited owned 50% of the fully diluted ownership of BOPI, and the holders of BOPI owned the remaining 50%.

Somanta Limited options were all priced at 5 pence pursuant to Somanta Limited’s Board resolution dated May 18, 2005. These option grant prices were converted into US dollars at the exchange rate on June 13, 2005, to $0.09 per share. After the exchange ratio from the share exchange was applied, these options now have an exercise price of $1.232828 per share for each BOPI option issued in the share exchange.

The acquisition was accounted for as a recapitalization, as described in FASB 141, 17-3. This transaction is treated as a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to Somanta Limited issuing stock for the net monetary assets of BOPI, accompanied by a recapitalization. The assets of BOPI were recorded at the historical value. The intangible asset on BOPI’s books was written off to the income statement on the date of the acquisition (August 22, 2005). Accordingly, the historical financial statements of Somanta Limited became the historical financial statements of BOPI after this transaction. In accounting for this transaction, since Somanta Limited is deemed to be the purchaser and surviving company, its net assets have been included in the consolidated balance sheets at their historical book values.

On August 24, 2005, the name of BOPI was changed to Somanta Incorporated (“SI”).

On September 7, 2005, SI entered into a letter of intent to effect a merger with Hibshman Optical Corp (“Hibshman”), a New Jersey corporation, and a public reporting company that did not have a market for its common stock. Hibshman was formed in 1991 under the name PRS Sub I, Inc., as a subsidiary of People Ridesharing Systems, Inc. (“PRS”), a public corporation that had filed for Bankruptcy in 1989. In March 1992, the name of PRS Sub I was changed to Service Lube, Inc., in anticipation of becoming an operating business. In April 1992 the name was changed to Fianza Commercial Corp. Again in April 1992 the name was changed to Hibshman. Hibshman never had an operating business, its stock never traded publicly, and its shareholders never received stock certificates.

On September 27, 2005, Hibshman, pursuant to an action taken by the written consent of its board and shareholders, adopted an Agreement and Plan of Merger to effect the reincorporation of Hibshman into Delaware prior to the merger with SI. Hibshman formed a new Delaware corporation which was a wholly owned subsidiary of Hibshman (“Delaware NewCo”). At the closing of the reincorporation, Hibshman merged into Delaware NewCo and each outstanding Hibshman share was exchanged for .01305340 of Delaware NewCo shares with each registered holder of a fractional share being issued 50 Delaware NewCo shares in lieu of such fractional share. Delaware NewCo was the surviving entity and the successor issuer under the Exchange Act and had 576,700 outstanding shares. Delaware NewCo was named “Somanta Pharmaceuticals, Inc.”

On January 31, 2006, pursuant to an Agreement and Plan of Merger by and among Delaware NewCo, SI, and Somanta Merger Sub (“Merger Sub”), a wholly-owned subsidiary of Delaware NewCo, SI merged with Merger Sub and became a wholly-owned subsidiary of Delaware NewCo. In connection with this merger transaction, Delaware NewCo issued to the holders of SI capital stock an aggregate of 13,697,834 shares of Delaware NewCo common stock and assumed the SI 2005 Equity Incentive Plan and all options outstanding thereunder which options became options to purchase 3,831,864 shares of Delaware NewCo common stock. As a result, (i) the shareholders and optionholders of SI owned approximately 97% of the total outstanding common stock of Delaware NewCo on a fully diluted basis, (ii) Delaware NewCo assumed the SI 2005 Equity Incentive Plan and reserved 8,000,000 common shares for issuance under the Plan, and (iii) Delaware NewCo changed its name to Somanta Pharmaceuticals, Inc.

The acquisition was accounted for as a recapitalization, as described in FASB 141, 17-3. This transaction is treated as a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to Somanta Incorporated issuing stock for the net monetary assets of Hibshman Optical Corp., accompanied by a recapitalization. Accordingly, the historical financial statements of Somanta Incorporated became the historical financial statements of Hibshman Optical Corp. after this transaction. In accounting for this transaction, since Somanta Incorporated is deemed to be the purchaser and surviving company, its net assets have been included in the consolidated balance sheets at their historical book values. Somanta Pharmaceuticals, Inc., elected to change the fiscal year end from December 31 to April 30 of Somanta Incorporated.

10. CONVERTIBLE NOTE

On August 23, 2005, Bridge Oncology Products, Inc. (“BOPI”) issued a $1,000,000 secured convertible note to SCO Capital Partners LLC (“SCO”). The note was secured by BOPI’s assets, carries an annual interest rate of 7.5%, and was due at the earlier of (i) BOPI’s completion of a qualified equity financing of at least $10,000,000 or (ii) August 23, 2006. SCO had the option to be repaid in cash or to convert the debt into the shares of a qualified equity financing at the lowest price paid by institutional investors.

On November 7, 2005, SCO agreed to expand its secured convertible note to SI from $1,000,000 up to $1,250,000. Under the terms of the revised arrangement with SI, the security and interest rate remained unchanged. The terms were amended to require repayment at the earlier of (i) SI’s completion of an equity financing of at least $5,000,000 or (ii) February 28, 2006. Consistent with the secured convertible note above, SCO had the option to be repaid in cash or to convert the debt into the shares of a qualified equity financing at the lowest price paid by institutional investors.

In addition, for each $50,000 borrowed on the additional $250,000 line of credit, the Company agreed to issue a six-year warrant to purchase 173,307 shares of common stock in the amount of 1% of the Company’s fully diluted common shares outstanding at an exercise price of $0.01 per share. SI has drawn an additional $250,000 under this arrangement, for a total amount outstanding of $1,250,000 and has issued warrants to purchase a total of 866,534 shares of common stock to SCO. These warrants are immediately exercisable upon issuance and expire on November 8, 2012. The fair market value of these warrants, as discussed further below, was estimated to be $0.59 per share at the issuance date and re-measured at $0.59 as of April 30, 2006. The assumptions used in the Black-Scholes model were risk-free interest rate of 4.5% at the time of issuance and 4.95% at April 30, 2006, volatility factors of 97.24% at the issuance and 76.63% at April 30, 2006, calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share, as negotiated between the Company and the Series A Convertible Preferred Stock investors. None of these warrants have been exercised as of April 30, 2007.

These warrants have registration rights for the underlying shares. The investor rights agreement for the warrant requires the Company pay a penalty in cash as liquidated damages if the underlying shares are not registered in a Registration Statement and such Registration Statement is not declared effective on or prior to the 90th day following the initial closing date. The Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holder’s subscription amount. Pursuant to Emerging Issues Task Force (EITF) No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the fair value of the warrants at the issuance was recorded as a warrant liability, as 1) the shares are required to be registered and 2) net cash settlement could occur. EITF 00-19 provides that contracts that include any provision that could require net-cash settlement cannot be accounted for as equity of the Company. The warrant agreements require net cash settlement, at the option of the holders, in the event the Company fails to issue and deliver common stock on exercise of the warrants within three business days of receipt of a written exercise notice by a holder and the holder purchases shares of common stock to deliver in satisfaction of a sale of the shares of warrants stock which the holder anticipated to receive upon exercise.

In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (“FASB 133”), the Company determined that the conversion feature of the notes did not meet the criteria for bifurcation of the conversion option, as the debt met the definition of “conventional convertible debt”, as defined under EITF 00-19, and therefore the conversion feature of the debt did not need to be bifurcated and accounted for as a derivative.

In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument, the Company has determined that the convertible note payable had a non-cash beneficial conversion feature of $364,721, which was determined once the qualified equity financing was finalized. The beneficial conversion feature was calculated on the note commitment date but recognized when the contingency of conversion was resolved and was determined based on the difference between the calculated conversion value after the allocation of the full fair value of the warrants of $514,981 to the debt as debt discount and the fair value of the Company’s common stock of $0.60 per share. The value of the Company’s common stock of $0.60 per share was based on the value of common stock obtained through negotiation for independent sales of common stock to unaffiliated investors. After the allocation of proceeds between the debt and warrants are made, conversion price of $0.425 was calculated based on the allocated amount to debts divided by 2,083,333, the total number of shares into which the note is convertible. The calculated amount of $0.175, the difference of the fair value of the common stock of $0.60 and the effective conversion price of $0.425, represents the beneficial value per share. This beneficial value was applied to the total shares into which the note is convertible, to calculate the beneficial conversion feature. The proceeds of $1,250,000 on the note were recorded net of the discount of $364,721 on account of the beneficial conversion feature and discount of $514,981 on account of the full fair value of the warrants. In conjunction with the private placement (Note 12), the debt and accrued interest was converted into 128.6318 shares of Series A Convertible Preferred Stock. The discounts on account of the beneficial conversion feature and fair value of the warrants have been recognized as additional interest expense on conversion.

11. PRIVATE PLACEMENT

On January 31, 2006, Somanta Pharmaceuticals, Inc. completed a private placement of 592.6318 shares of its Series A Convertible Preferred Stock (“Series A Preferred”) at a price of $10,000 per share, including six-year warrants to purchase an additional 4,938,598 shares of its common stock. The Series A Preferred shares consisted of 464 shares purchased by investors which are convertible into 7,733,333 shares of common stock and 128.6318 shares that gave effect to the conversion amount of $1,286,318, representing the value of the converted note of $1,250,000 (Note 11) and the associated accrued interest of $36,318. The total 592.6318 preferred shares are convertible into 9,877,197 common shares. Gross proceeds to Somanta were $4,640,000, including $3,671,209 in cash, payments to various vendors amounting $968,791, which included cash payment of $624,105 to SCO Securities, LLC, its placement agent.

The Series A Preferred is initially convertible into 9,877,197 shares of the Company’s common stock at a conversion price of $0.60 per share. The conversion value is subject to adjustment. The exercise price for the warrants is $0.75 per share and they are immediately exercisable upon issuance. The fair market value of these warrants, as discussed further below, was estimated to be $0.41 per share at the issuance date.  The warrants expire on January 31, 2012. None of the warrants have been exercised as of April 30, 2007.

Holders of the Series A Preferred stock are entitled to receive dividends at 8% per annum. Dividends will accrue and will be cumulative from the date of issuance, whether or not earned or declared by the Board of Directors. Dividends can be paid at the Company’s option either in cash or shares of the Company’s common stock on April 30 and October 31 of each year. The holders of the Series A Preferred stock have full voting rights and powers, subject to the Beneficial Ownership Cap, equal to the voting rights and powers of the Common stock holders.

The Series A Preferred stockholders have a liquidation preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the holders of common stock in an amount equal to $10,000 per share of preferred stock plus any accumulated and unpaid dividends on the preferred stock. In the alternative, the holders of the Series A Preferred may elect to receive the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of the common stock held by each holder assuming conversion of all preferred stock, if such amount is greater than the amount such holder would receive pursuant to the liquidation preference. A change of Control of the Corporation will not be deemed a liquidation.

The Series A Preferred Stock is not redeemable for cash. The holder of any share or shares of Series A Preferred can, at the holder’s option, at any time convert all or any lesser portion of such holder’s shares of Series A Preferred stock into such number of shares of common stock as is determined by dividing the aggregate liquidation preference of the shares of preferred stock to be converted plus accrued and unpaid dividends thereon by the conversion value then in effect for such Preferred Stock (“Conversion Value”). The Company can, on the occurrence of a conversion triggering event, elect to convert all of the outstanding preferred stock into common stock. A conversion triggering event is (i) a time when the registration statement covering the shares of common stock into which the Series A Preferred is convertible is effective and sales may be made pursuant thereto or all of the shares of common stock into which the Series A Preferred is convertible may be sold without restriction pursuant to Rule 144(k) promulgated by the SEC and the daily market price of the common stock, after adjusting for stock splits, reverse splits, stock dividends and the like is $5 or more for a period of 30 of the immediately preceding 60 consecutive trading days and the volume of common stock traded on the applicable stock exchange on each such trading day is not less than 100,000 shares, or (ii) a time when the Company consummates a sale of common stock in a firm commitment underwritten public offering in which the offering price before deduction of expenses of the common stock is greater than 200% of the Conversion Value and the aggregate gross proceeds of the offering to the Company are greater than $25 million.

All the outstanding preferred stock will be automatically converted to common stock upon an occurrence of a qualified change of control provided that upon consummation of a qualified change of control the holders of the shares issuable on automatic conversion shall be entitled to receive the same per share consideration as the qualified change of control transaction consideration. The holders of the Series A Preferred may require the Company to redeem the shares upon the Company’s failure or refusal to convert any shares of Preferred Stock in accordance with the terms of issue, or by providing a written notice to that effect.

The Series A Preferred has been classified as equity, as the Series A Preferred stock is not redeemable. In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company has determined that the Series A Preferred had a beneficial conversion feature of $1,522,317 as of the date of issuance. As such, the Company recorded a non-cash deemed dividend of $1,522,317 resulting from the difference between the conversion price determined after allocation of the full fair value of the warrants of $0.41 at the issuance date, revalued at $0.78 as of April 30, 2007, and the fair value of common stock of $0.60. The carrying value of the Series A Preferred of $5,926,318 was recorded net of the deemed dividend of $1,522,317 and a discount of $2,048,531 at the issuance date. The change in fair value of the warrants was recorded as other income in the consolidated statement of operations for the year ended April 30, 2007.

The holders of the Series A Preferred and warrants have registration rights which obligate the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the common stock issuable upon conversion of the Series A Preferred and the common stock issuable upon exercise of the warrants (as well as certain other securities of the Company) within 30 days after the closing of the private placement. In the event the registration statement is not filed within such thirty day period or if the registration statement is not effective within 120 days after the date it is filed, or a registration statement, once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, the Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holders of the Series A Preferred investment amount for each thirty day period in which the registration statement is not filed or effective, or maintained effective, as the case may be. This penalty obligation expired on January 31, 2007 since the SEC declared the Registration Statement effective on August 10, 2006.

In accordance with EITF Issue 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19, the Company believes that the effect of the liquidated damages should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and derivative debenture and evaluated as a single instrument under EITF Issue 00-19 and FAS 133. The Company concluded that this view is the most appropriate for the transaction. The Registration Rights Agreement and the financial instruments to which it pertains (the warrants and the preferred stock) were considered a combined instrument and accounted for accordingly.  The SEC declared the Registration Statement effective on August 10, 2006. As a result, during the quarter ended July 31, 2006, the Company accrued a liability of liquidated damages of $120,502. During the quarter ended October 31, 2006 an agreement was reached with SCO on the liquidated damages matter. The agreement concluded that since the securities owned by SCO Capital Partners, LLC were not registered because SCO voluntarily withdrew them from the Registration because of the resale restrictions required by the SEC, the Company is not obligated for any liquidated damages pertaining specifically to SCO Capital Partners, LLC. Accordingly, the Company reversed out $85,302 of liquidated damages in the prior quarter ended October 31, 2006.

The Company also issued six year warrants to its placement agent to purchase 987,720 common shares at $0.60 per share to SCO Securities LLC, as part of the success fees of 10% of the aggregate value of the transaction at sales price of common stock. These warrants are immediately exercisable upon issuance. The fair value of these warrants at the date of issuance was estimated to be $0.44 per share and revalued at $0.41 as of April 30, 2006 and has been recorded as issuance costs and offset against the proceeds of the Series A Preferred. On February 27, 2007, the Company issued a six year warrant to SCO Financial Group to purchase 150,000 common shares at $.01 per share.

The fair value of warrants issued in connection with the issue of convertible debt and convertible preferred stock, including the agent warrants, was estimated at the date of grant and revalued at April 30, 2007 using a Black Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 4.5% at the issuance date and 4.6% on April 30, 2007, no dividend yield, volatility factors of 81.89% to 97.24% at the issuance date and 50.89% to 60.56% at April 30, 2007, contractual terms of 6 and 7 years and expected terms based upon the formula prescribed in SEC Staff Accounting Bulletin 107 of 3 years and 3.5 years. These assumptions use the interest rate prevailing at the time of issuance, volatility factors calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share at the issuance date, as negotiated between the Company and unaffiliated third party Series A investors, and $1.25 on April 30, 2007. The change in fair value of the warrants for the year ended April 30, 2007 of $2,931,118 was reported in other expense and disclosed in the financial statements.

The fair value of the above warrants has been classified as a liability pursuant to EITF 00-19 as described in Note 4 for the years ended April 30, 2007.

The fair value of the warrants was reassessed at the end of the fiscal year 2007 with changes in fair value recorded in other income (expense) and disclosed in the financial statements.

The holders of the Series A Preferred Stock are entitled to receive, when, if and as declared by the Board, dividends at 8% per annum cumulative from the date of issuance of the shares of Preferred Stock. The board did not declare the dividends as of April 30 2007. Therefore, a dividend of $589,708 and $115,604 for the year ended April 30, 2007 and 2006, respectively,   on the Preferred Stock has not been recorded in the consolidated financial statements, but in accordance with SFAS No. 129, the dividend amount has been included in the calculation of net loss per share.

12. SECURED NOTE

On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. (“Access”). Under the terms of the Loan Documents, Access initially loaned the Company $33,462. Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access.

13. COMMITMENTS—EMPLOYMENT AND CONSULTING AGREEMENTS

In January 2006, the Company entered into employment agreements with the Company’s President and Chief Executive Officer (“CEO”), and with the Company’s Executive Chairman, for one year terms. These agreements were automatically renewed for an additional on year term on January 31, 2007. Under these agreements, the President and Executive Chairman are to be paid annual base salaries of $275,000 and $248,000, respectively. Both officers are eligible to receive annual bonuses and additional stock option grants at the discretion of the Company’s board of directors. In July 2006, the Company’s CEO and Executive Chairman agreed to defer 50% of their base salaries until the completion of the Company’s next fund raising at which time the deferred amounts would be repaid and the deferrals would cease. Effective October 1, 2006, the Company’s CEO and Executive Chairman agreed to defer 100% of their base salaries until the completion of the Company’s next fund raising, or the completion of a merger or other consolidation with another company, at which time the deferred amounts would be repaid and the deferrals would cease. Effective June 30, 2006, our Executive Chairman was appointed by our Board to be our Chief Financial Officer, Secretary and Treasurer.

In January 2006, the Company entered into an employment agreement with the Company’s Chief Financial Officer (“CFO”). Under the agreement, the CFO was to be paid an annual base salary of $215,000 and also entitled to receive an annual bonus and additional stock option grants at the discretion of the Company’s board of directors. In June 2006, the Company’s CFO resigned. The Company is not obligated to pay him any severance or other payments as the result of his departure; however, the board agreed to amend the terms of his stock option agreement to immediately vest him in twenty five percent (25%) of the shares covered by the option, or 101,668 shares, and enable him to exercise such option until June 30, 2007. Based on FAS 123R, no incremental expense was recorded for these options with accelerated vesting as the fair value of the modified options was less than the fair value of the original options calculated immediately before the terms were modified.

In November 2005, the Company entered into two consulting agreements: (i) a Service Provision Agreement with Pharma Consultancy Limited, a UK company controlled by Luiz Porto, one of the Company’s stockholders pursuant to which the Company will pay Dr. Porto approximately $278,000 per year, for services rendered by Dr. Porto to the Company as an independent consultant in connection with the management of the Company’s clinical activities, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice; and (ii) a Service  Provision Agreement with Gary Bower pursuant to which the Company will pay Mr. Bower approximately $156,000 per year for services rendered by Mr. Bower to the Company as an independent consultant in connection with the pre-clinical activities related to the manufacturing of the Company’s product candidates, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and that may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice.

The agreement with Mr. Bower was amended in April 2006 to include GTE Consultancy Limited, a company organized under the laws of United Kingdom and owned by Mr. Bower, as the service provider pursuant to the agreement. With the approval of the Company’s board of directors, both Dr. Porto and Mr. Bower may also be granted cash bonuses and stock options in the future. In July 2006, Pharma Consultancy Limited and GTE Consultancy Limited amended their agreements to reduce, effective September 1, 2006, their consulting services to the Company by 33%, which in turn, will reduce the Company’s payments by approximately $91,000 and $51,000, respectively, on an annualized basis. Both agreements expired by there terms on December 31, 2006 and were not renewed.

The Company’s former CFO resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology. In January 2006, he entered into a consulting arrangement with the Company under which he is paid $5,000 per month retroactive to June 2005. Effective June 1, 2006, the former CFO agreed to modify his consulting arrangement to provide his services for $100 per hour in lieu of a fixed retainer and was granted options to acquire 25,000 of the Company’s common stock at $.60 per share vesting quarterly over twenty four months.  Those options expired as of May 31, 2007.

14. SIGNIFICANT CONTRACTS AND LICENSES

IN-LICENSING AGREEMENTS

De Montfort University

In November 2001, the Company entered into a Patent and Know-how Assignment and License Agreement with De Montfort University of Leicester, England, pursuant to which De Montfort University agreed to assign to the Company the key patent related to chloroethylaminoanthraquinone, a cytotoxic small molecule and to exclusively license to the Company certain know-how related to this molecule for use in field of the treatment of cancer. In March 2003, the Company amended and restated that agreement to extend the time period in which the assignment and license would be triggered. In October 2005, De Montfort University formally assigned the patent that covers the molecule to the Company. Pursuant to the agreement with De Montfort University, the Company paid De Montfort an initial assignment fee of $42,815 in March 2004 and issued 219,010 shares of common stock to De Montfort valued at $4,677 in December 2001. The Company is not obligated to make any royalty payments to De Montfort based on the sale of any product that is based on this small molecule, but it is obligated to pay De Montfort certain milestone payments based on the achievement of agreed upon clinical milestones. If the Company successfully achieves each of these milestones, it would be obligated to pay De Montfort a total aggregate amount of milestone payments of GBP 250,000, or approximately $500,000. The Company is obligated to use its commercial best efforts to achieve these agreed upon clinical milestones. The Company has the right to terminate its agreement with De Montfort on 90 days advance notice, and either party has the right to terminate the agreement for breach by the other party upon 90 days advance notice (60 days for payment failures), if such breach is not cured within the notice period.

Immunodex, Inc.

On January 25, 2002, the Company entered into a Patent Know-How and License Option Agreement with Immunorex, Inc. (later renamed Immunodex, Inc.) giving it a worldwide, exclusive sublicense, with the right to further sublicense, to all human radioimmunotherapy applications of certain patents on BrE3 and Mc3 monoclonal antibodies for use in breast cancer and other types of cancer. Pursuant to this agreement, the Company paid Immunodex an initial license fee of $10,000 and sold 292,012 shares of common stock to Immunodex for $5,638. On August 16, 2005, the Company entered into a Patent and Know-how Exclusive Sublicense Agreement with Immunodex, Inc. which had essentially the same terms and conditions as the 2002 agreement and which superseded that agreement. It also superseded prior agreements dated March 1, 2002 and September 17, 2002 related to the same subject matter. Pursuant to this August 2005 agreement, the Company paid Immunodex an initial license fee of $300,000. In addition, the Company is obligated to pay Immunodex $150,000 upon the delivery by Immunodex of each cell line that is necessary to manufacture each of the BrE3 and Mc3 monoclonal antibodies. The Company is further obligated to pay Immunodex annual license maintenance fees and all costs and expenses associated with the prosecution and maintenance of each of the patents licensed to the Company under the agreement. The Company’s obligation to pay this fee is reduced at such time as it begins to sell a product based on either of the antibodies, and terminates in its entirety at such time as the Company is selling products based on both antibodies. As noted below, on November 3, 2006 we terminated our license with respect on one of the monoclonal antibodies (huBrE-3 mAb), and continue to develop on Angiolix.

Assuming that we begin to sell products based on Angiolix fifteen (15) years after the date of the August 2005 agreement, or August 2020, which is our anticipated development timetable, we would have to pay to Immunodex an additional $2,600,000 in maintenance fees during that time period. In addition, we are obligated to pay Immunodex a royalty based on the net sales, if any, of products based on Angiolix. Further, we are obligated to develop Angiolix on an agreed upon timetable. If we fail to achieve any of the agreed upon clinical development and regulatory milestones, Immunodex would then have the right to terminate the August 2005 agreement, and if such a termination occurs, we would be obligated to pay Immunodex a termination fee of up to $500,000. We are also entitled to terminate the agreement with respect to Angiolix upon ninety (90) days advance notice to Immunodex. If we do so without cause, we would also be required to pay a termination fee of up to $500,000. Notwithstanding the foregoing, we do not have to pay a termination fee with respect to Angiolix if the agreement is terminated due to: (i) negative results of toxicity testing for the applicable drug candidate that the FDA indicates would preclude further testing of such drug candidate, (ii) a third party being granted orphan drug status by the FDA for a drug that would preclude us from receiving orphan drug status with respect to the applicable drug candidate, or (iii) our inability to achieve commercially viable yields with respect to the manufacture of the applicable drug candidate.

If we sublicense our rights with respect to Angiolix, we would be obligated to pay to Immunodex a sublicensing fee not to exceed $1,000,000 for each such sublicense granted based on payments received from each such sublicensee.

The term of the August 2005 agreement expires on the latter to occur of: (i) the expiration of the last to expire licensed patent, or (ii) fifteen (15) years after the first commercial sale of a product covered by the licensed patents. The August 2005 agreement superseded prior agreements with Immunodex dated January 25, 2002, March 1, 2002 and September 17, 2002, in each case related to the same subject matter.

In February 2006, the Company made a deposit of $150,000 into an escrow account pursuant to the agreement. This amount was released on November 7, 2006.

Effective November 3, 2006, the Company entered into a Side Amendment to Patent and Know-how Exclusive Sublicense Agreement with Immunodex and the Cancer Research Institute of Contra Costa (“CRICC”) (the “Side Amendment”). Pursuant to the Side Amendment, the Company has agreed with Immunodex and CRICC to reduce the amount of the annual maintenance fee under the License Agreement from $250,000 to $200,000 and to defer the annual maintenance fee that was due in August 2006 until the earlier of (i) the closing of a fundraising resulting in gross proceeds to us of at least $5,000,000, or (ii) January 31, 2007 (the “2006 Annual Maintenance Fee”). If the Company is unable to timely pay the 2006 Annual Maintenance Fee, the annual maintenance fee due under the License Agreement would revert to $250,000.

The Company has retained its rights with respect to huMc-3 mAb and its product candidate Angiolix; however, the Company has agreed to suspend the development of Angiolix until such time as the Company has paid the 2006 Annual Maintenance Fee. In addition, each of the product development milestones with respect to Angiolix set forth in the License Agreement has been reset to begin at such time as we make the 2006 Annual Maintenance Fee payment.

In addition, the Company agreed to reimburse Immunodex for certain out of pocket expenses in the aggregate amount of approximately $21,000, which amount was payable upon the execution of the Side Amendment.

On January 18, 2007 the Company entered into an Amendment to the Side Amendment which defers the amounts due on January 31, 2007, including the 2006 Annual Maintenance Fee, until July 31, 2007. In consideration for the deferral, the Company will pay $12,000 for each month of the deferral. In addition, the Company paid $2,050 of patent annuity payments.

On November 8, 2006, the Company made application to the National Institutes of Health for a non-exclusive license to certain patents held by NIH related to the humanization of Angiolix (huMc-3 mAb).  On December 5, 2006 NIH provided the Company with proposed terms for a non-exclusive license. On May 15, 2007, the NIH terminated Somanta’s non-exclusive license application since Somanta had not accepted the terms and had not executed the proposed license agreement.

The School of Pharmacy, University of London (SOP)

In March 2004, the Company entered into a Patent and Know-how Assignment and License Option Agreement with The School of Pharmacy, University of London. The Agreement granted to the Company an option to acquire the rights to the key patent application related to di-N-oxides of chloroethylaminoanthraquinone as a bioreductive prodrug and an exclusive worldwide license to the related know-how for development and commercialization in the field of the treatment of cancer. Pursuant to this agreement, the Company paid an initial option fee of $44,575 and issued 131,505 shares of common stock valued at $2,630 to The School of Pharmacy. In September 2005, The School of Pharmacy formally assigned to the Company the rights to the key patent application and the relevant know-how in the field of the treatment of cancer. The Agreement obligate the Company to pay The School of Pharmacy certain milestone payments based on the achievement of agreed upon clinical milestones with respect to the prodrug. If the Company successfully achieve each of these milestones, it would be obligated to pay The School of Pharmacy a total aggregate amount of milestone payments of GBP 275,000, or approximately $550,000. The Company is obligated to use its commercial best efforts to achieve these agreed upon clinical milestones. If the Company fails to achieve any of these agreed upon clinical milestones, The School of Pharmacy would have the right to terminate the know-how license under the agreement. In addition, the Company is obligated to pay The School of Pharmacy a royalty on net sales, if any, of products based on the prodrug. The Company has the right to terminate the agreement with the The School of Pharmacy on 90 days advance notice, and either party has the right to terminate the agreement for breach by the other party upon 90 days advance notice (60 days for payment failures), if such breach is not cured within the notice period. In February, 2006, SOP waived the condition in the agreement that the Company assign the patent back to SOP if the Company was unable to complete a substantial funding by December 31, 2005.

Virium Pharmaceuticals, Inc. (Virium)

In February 2005, Bridge Oncology Products, Inc. (BOPI), entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc. covering the worldwide rights, excluding the United States and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. BOPI paid an upfront license fee of $50,000. As a result of the exchange agreement with BOPI, the Company has succeeded to the rights and obligations under this Agreement. The Company’s single largest stockholder, SCO Capital Partners, LLC, is also the single largest stockholder of Virium Pharmaceuticals, Inc., and the companies share a common director.

Virium is also a party to a sublicense agreement with VectraMed, Inc. for the rights to develop and commercialize PB worldwide for the treatment of cancer, autoimmune diseases and other clinical indications. In turn, VectraMed has obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service (“PHS”) representing the National Institutes of Health. VectraMed subsequently assigned all its rights to PB to Virium pursuant to a novation agreement dated May 10, 2005. Virium is in the process of obtaining PHS approval for this agreement.

The Company is responsible for the conduct of clinical trials and patent prosecution outside the United States and Canada and payment of royalties to Virium on net product sales until such time as the patents covering such products expire. These patents expire at various times between 2011 and 2016.

The Company’s agreement with Virium does not fully comply with the sublicensing requirements set forth in Virium’s agreement with the National Institutes of Health because it does not expressly incorporate by reference all of the relevant sections of Virium’s license with NIH. The Company is currently seeking to amend its agreement with Virium to bring it into full compliance with such sublicensing requirements and to permit the Company to become a direct licensee of the NIH, should Virium default on its license with the NIH.

On October 20, 2006, NIH conditionally consented to the sublicense to the Company. However, the NIH conditions include an amendment to the Virium license to reflect an updated Virium development plan and milestones, the payment of $216,971 in past due patent expenses and the payment of a $5,000 sublicense royalty. Based on the information provided by NIH, it appears that about $200,000 relates to foreign patent expenses for calendar 2005 which would be the Company’s responsibility under its license agreement with Virium. Of that amount, approximately $12,000 relates to foreign patent maintenance fees and $197,000 largely relates to foreign patent legal expenses.  Somanta accrued an additional approximately $38,700 as patent annuity and legal expense for the year ended April 30, 2007. Virium advised Somanta that they satisfied two of the three conditions to obtaining final NIH approval for Somanta’s sublicense. Virium is in the process of negotiating an installment payment plan with respect to the past due patent expenses.

On December 6, 2006, the Company signed a letter of intent (LOI) pertaining to a license and collaboration agreement with Virium covering all formulations or drug combinations where Phenylbutyrate is an active ingredient.  Pursuant to the LOI, in addition to current worldwide rights, excluding North America, involving the current formulation of Phenylbutyrate, Somanta would obtain a participation in any revenue or royalties derived from sales in North America.  In return, we would grant Virium a reciprocal participation in Europe.  In the rest of the world, Somanta and Virium would share revenues and royalties equally. The LOI’s terms provide that both companies will, among other things, share data and jointly undertake the necessary pre-clinical and clinical studies, seek regulatory approvals and file for patent protection in all territories. It also provides for the formation of a joint development committee to oversee all aspects of the development and commercialization of Phenylbutyrate. Completion of the transaction contemplated by the LOI remains subject to the negotiation and execution of a definitive agreement.

COLLABORATIONS

Cancer Research Institute of Contra Costa (CRICC)

In August 2005, the Company entered into an Agreement Regarding Academic Clinical Study with the Cancer Research Institute of Contra Costa to provide financial support for an on-going Phase I-II clinical trial of patients with recurrent, metastatic breast cancer using the humanized monoclonal antibody BrE-3, labeled with Yttrium-90. In this trial, the antibody is being administered to patients in combination with the chemotherapeutic drug, Xeloda®. This agreement superseded a similar agreement signed in October 2003, which related to the same subject matter. Pursuant to this agreement, the Company is obligated to reimburse the Cancer Research Institute of Contra Costa over the twenty-four moths after the date of the agreement for the costs associated with the treatment of at least 10 patients with recurrent, metastatic breast cancer that are enrolled in the current Phase I/II clinical trial of Phoenix, which is being conducted at New York University/Bellevue Hospital. The Company does not expect these reimbursement payments to exceed $300,000 in the aggregate.

Effective November 3, 2006, the Company entered into a Side Amendment to Patent and Know-how Exclusive Sublicense Agreement with Immunodex and the Cancer Research Institute of Contra Costa (“CRICC”) (the “Side Amendment”). Pursuant to the Side Amendment, the Company elected to terminate the License Agreement with respect to huBrE-3 mAb product candidate. As a result, the Company has terminated all development activities with respect to huBrE-3 mAb and returned the related cell lines to Immunodex. In connection therewith, the Company has terminated its financial support of the clinical trial currently being conducted at New York University with respect to huBrE-3 mAB (the “huBrE-3 mAb Clinical Trial”). The Company has agreed to pay a total of $31,400 to CRICC for the two patients that were dosed in the huBrE-3 mAb Clinical Trial, which amount shall become due and payable at the time the Company becomes obligated to make the 2006 Annual Maintenance Fee payment.

University of Bradford (“UoB”)

On March 1, 2006, the Company entered into an agreement with the University of Bradford, Leeds, United Kingdom for the Company to fund a two-year research and development project staffed by UoB scientists to evaluate di-N-oxides of chloroethylaminoanthraquinones as a bioreductive prodrug and to evaluate and provide data on chloroethylaminoanthraquinones to support the requirements to initial clinical trials. The Company paid $84,835 and accrued $180,000 for project costs based on this agreement as of April 30, 2007. In May 2007, UoB threaten suit for non-payment of the amounts owed.

Imperial College of Science, Technology and Medicine (“Imperial College”)

On July 27, 2006, the Company entered into an agreement with Imperial College and a post-graduate student for the Company to fund a three-year pre-clinical research project staffed by Imperial College scientists to evaluate Angiolix (huMc-3 mAb) for anti-vascular cancer therapy. The Company has accrued $10,000 for the project costs in the year ended April 30, 2007.

OUT-LICENSING AGREEMENT

Advanced Cardiovascular Devices LLC (ACD)

On August 31, 2004, the Company entered into a research collaboration and license agreement with ACD. Under the agreement Somanta granted to ACD an exclusive license to use Somanta’s intellectual property, including the licensed patent and know-how related to chloroethlylaminoanthraquinone (see De Montfort University), a cytotoxic small molecule, in the field of vascular disorders using stents and devices in that field. The term of this agreement expires when the underlying patent expires in 2015. ACD agreed to pay Somanta a licensing fee at such time as ACD had received funding, plus milestones, and royalties on future product sales. In August, 2005, ACD paid the Company a non-refundable licensing fee of $10,000. In addition, ACD is obligated to develop a product based on the small molecule pursuant to an agreed-upon timetable. If ACD fails to achieve any of the agreed upon milestones, the Company would have the right to terminate the agreement; provided, however, that ACD could prevent the Company from so terminating the agreement with respect to the applicable failure by paying the Company a fee not to exceed $500,000 to reinstate its rights under the agreement. In addition, ACD is also obligated to pay the Company a royalty based on net sales, if any, of products based on the small molecule. Either party may terminate this agreement on 30 days advance notice for breach by the other party if the breach is not cured within such 30 day period. In addition, ACD may terminate the agreement upon written notice to the Company and without any further obligation if the licensed technology does not perform to the reasonable satisfaction of ACD or cannot be commercialized because of safety or efficacy reasons or because ACD is unable to raise the funds necessary to develop a product based on the licensed technology.

15. MERGER AGREEMENT

On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited,  a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). In addition, Access has received voting agreements with certain executive officers, directors and affiliates of Somanta representing approximately 81% of Somanta’s outstanding common and approximately 60% of its outstanding preferred shares under which the parties, subject to certain limited exceptions, have granted an irrevocable proxy to Access to vote their shares in favor of the merger.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, including accrued and unpaid dividends, that is outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

As of April 18, 2007, there were (i) 15,459,137 shares of Somanta’s common stock outstanding, including 1,166,534 shares issuable upon the exercise of warrants that are expected to be exercised prior to the Effective Time, and (ii) 591.6 shares of Somanta’s preferred stock outstanding. Also as of April 18, 2007, there were outstanding warrants to purchase 5,936,304 shares of Somanta’s common stock that are not expected to be exercised prior to the Effective Time and are expected to be converted into warrants to purchase approximately 192,000 shares of Access’ common stock (subject to adjustment as provided in the Merger Agreement).

The completion of the Merger is subject to various conditions to closing, including, without limitation, obtaining the approval of the Somanta stockholders. The Merger is intended to qualify as reorganization for federal income tax purposes.

  Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Balance Sheets

	(Unaudited) October 31, 2007	(Audited) April 30, 2007

Assets
Current assets:
Cash	$1,424	$5,385
Prepaid expenses	25,391	43,308

Total current assets	26,815	48,693
Office equipment, net of accumulated depreciation of $9,441 and $6,750 for the period ended October 31, 2007 and April 30, 2007, respectively	13,870	16,560
Other assets:
Restricted funds	—	2,000
Deposits	73	73

Total other assets	73	2,073

Total assets	$40,758	$67,326

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,027,819	$774,022
Due to related parties	281,335	241,874
Accrued expenses	969,121	811,539
Accrued research and development expenses	354,733	554,733
Note payable	822,712	33,462
Liquidated damages related to Series A preferred stock and warrants	35,200	35,200
Deferred revenue	6,429	7,143
Warrant liabilities	117,636	5,786,844

Total current liabilities	3,614,985	8,244,817
Stockholders’ deficit:
Preferred stock - $0.001 par value, 20,000,000 shares authorized Series A Convertible Preferred Stock, $0.001 par value, 2,000 shares designated, 591.6318 issued and outstanding as of October 31, 2007 and April 30, 2007	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 15,459,137 shares issued and outstanding as of October 31, 2007 and April 30, 2007	15,460	14,293
Additional paid-in capital	7,614,859	7,604,360
Deficit accumulated during development stage	(11,204,549)	(15,796,145)

Total stockholders’ deficit	(3,574,229)	(8,177,491)

Total liabilities and stockholders’ deficit	$40,756	$67,326

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statements of Operations
Three Months and Six Months Ended October 31, 2007 and 2006 and for the Period
from Inception of Operations
(April 19, 2001) to October 31, 2007
(Unaudited)

					From Inception of Operations (April 19, 2001) to October 31, 2007
	Three Months Ended October 31,		Six Months Ended October 31,

	2007	2006	2007	2006

Revenue	$357	$357	$714	$714	$3,571

Operating expenses:

General and administrative	(293,809)	(874,810)	(726,685)	(1,700,359)	(8,063,803)

Research and development	(269,688)	(583,318)	(321,827)	(901,352)	(3,422,474)

Loss from operations	(563,140)	(1,457,771)	(1,047,798)	(2,600,997)	(11,482,706)

Other income (expense):

Interest income	—	11,475	5	28,554	40,437

Interest expense	(20,181)	—	(27,316)	—	(1,043,390)

Liquidated damages	—	85,302	—	(35,200)	(35,200)

Change in fair value of warrant liabilities	88,157	119,762	5,669,206	394,324	2,875,631

Gain on settlement of debt	—	—	—	—	5,049

Currency translation loss	(589)	(768)	(710)	(2,002)	(34,206)

Income (loss) before income taxes	(495,753)	(1,242,000)	4,593,387	(2,215,321)	(9,674,385)

Income taxes	(1,600)	—	(1,791)	(250)	(7,847)

Net income (loss)	(497,353)	(1,242,000)	4,591,596	(2,215,571)	(9,682,232)

Deemed dividends on convertible preferred stock	—	—	—	—	(1,522,317)

Net income (loss) applicable to common shareholders	$(497,353)	$(1,242,000)	$4,591,596	$(2,215,571)	$(11,204,549)

Net income (loss) per share-basic	$(0.03)	$(0.09)	$0.31	$(0.16)	$(0.84)

Weighted average number of shares outstanding—basic	14,630,402	14,274,534	14,630,402	14,274,534	13,364,892

Net income (loss) per share-diluted	$(0.03)	$(0.09)	$0.19	$(0.16)	$(0.84)

Weighted average number of shares outstanding—diluted	14,630,402	14,274,534	23,889,527	14,274,534	13,364,892

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statement of Stockholders’ Deficit
For the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (Unaudited)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Shares to be Issued
Balance at April 19, 2001 (Inception)	—	$—	—	$—	$—	$—
Shares issued for cash at $.0326			4,299,860	4,300	135,680	—
Shares issued for services at $.0139			514,674	515	11,801
Amortization of deferred expense
Comprehensive loss—foreign currency translation adjustment
Net loss for the period from inception to April 30, 2002

Balance at April 30, 2002	—	—	4,814,534	4,815	147,481	—
Shares issued for cash at $1.0677			14,601	15	15,575
Shares issued for services at $.0214			219,010	219	4,472
Amortization of deferred expense
Receipt of cash for subscription receivable
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2003

Balance at April 30, 2003	—	—	5,048,145	5,049	167,528	—
Shares issued for cash at $1.2479			350,164	350	436,637
Shares issued for services at $1.2587			22,233	22	27,962
Amortization of deferred expense
Exchange for loan payment and compensation					181,371
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2004

Balance at April 30, 2004	—	—	5,420,542	5,421	813,498	—
Shares issued for cash at $1.3218			374,073	374	494,069
Shares issued for services at $1.2308			21,901	22	26,933
3,650 shares to be issued for service at $1.4973						5,465
Amortization of deferred expense
Receipt of cash for subscription receivable
Options issued for services					257,515
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2005

Balance at April 30, 2005	—	—	5,816,516	5,817	1,592,015	5,465
Write off foreign currency translation adjustment
Shares issued for cash at $1.5656			12,669	13	19,821
Shares issued for prior service			3,650	3	5,462	(5,465)
Amortization of deferred expense
Options issued for services					300,616
Recapitalization with Bridge Oncology			7,865,000	7,865	(92,335)

Beneficial conversion feature associated with convertible debt financing					364,721
Convertible Series A Preferred shares issued for cash at $10,000 (net of issuance costs of $544,169)	464	0.464			4,095,830
Convertible Series A Shares issued on conversion of notes payable	128.6318	0.1286			1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Shares					1,522,317
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred stock					(429,757)
Discount on warrant issued with Convertible Series A Preferred stock					(2,048,531)
Recapitalization with Hibshman Optical Corp.			576,700	577	(7,708)
Warrant expense					92,689
Net loss for the year ended April 30, 2006

Balance at April 30, 2006	592.6318	.5926	14,274,535	14,275	6,701,458	—
Options issued for services					739,000
Warrant expense					163,920
Conversion of preferred stock	(1.000)	(.0010)	18,069	18	(18)
Net loss for the year ended April 30, 2007

Balance at April 30, 2007	591.6318	.5916	14,292,604	14,293	7,604,360

Conversion of warrants			1,166,534	1,167	10,499
Net income for the six months ended October 31, 2007

Balance at October 31, 2007 (unaudited)	591.6318	$.5916	15,459,138	$15,460	$7,614,859	—

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statement of Stockholders’ Deficit
For the Period from Inception of Operations
(April 19, 2001) to October 31, 2007 (Unaudited)

	Subscription Receivable	Deferred Equity- Based Expense	Accumulated Other Comprehensive Loss - Foreign Currency Translation Adjustment	Deficit Accumulated During Development Stage	Total Stockholders’ Equity/(Deficit)

Balance at April 19, 2001(Inception)	$—	$—	$—	$—	$—
Shares issued for cash at $.0326	(97,245)	—	—	—	42,735
Shares issued for services at $.0139		(11,177)			1,139
Amortization of deferred expense		521			521
Comprehensive loss—foreign currency translation adjustment			29,905		29,905
Net loss for the period from inception to April 30, 2002				(95,901)	(95,901)

Balance at April 30, 2002	(97,245)	(10,656)	29,905	(95,901)	(21,601)
Shares issued for cash at $1.0677					15,590
Shares issued for services at $.0214		(3,127)			1,564
Amortization of deferred expense		3,808			3,808
Receipt of cash for subscription Receivable	91,517				91,517
Comprehensive loss—foreign currency translation adjustment			1,534		1,534
Net loss for the year ended April 30, 2003				(111,456)	(111,456)

Balance at April 30, 2003	(5,728)	(9,975)	31,439	(207,357)	(19,044)
Shares issued for cash at $1.2479	(81,464)				355,523
Shares issued for services at $1.2587		(25,216)			2,768
Amortization of deferred expense		7,691			7,691
Exchange for loan payment and compensation	2,909				184,280
Comprehensive loss—foreign currency translation adjustment			(51,651)		(51,651)
Net loss for the year ended April 30, 2004				(439,453)	(439,453)

Balance at April 30, 2004	(84,283)	(27,500)	(20,212)	(646,810)	40,114
Shares issued for cash at $1.3218					494,443
Shares issued for services at $1.2308					26,955
3,650 shares to be issued for service at $1.4973					5,465
Amortization of deferred expense		26,939			26,939
Receipt of cash for subscription receivable	84,283				84,283
Options issued for services					257,515
Comprehensive loss—foreign currency translation adjustment			(5,719)		(5,719)
Net loss for the year ended April 30, 2005				(1,129,290)	(1,129,290)

Balance at April 30, 2005	—	(561)	(25,931)	(1,776,100)	(199,295)
Write off foreign currency translation adjustment			25,931		25,931
Shares issued for cash at $1.5656					19,834
Shares issued for prior service					—
Amortization of deferred expense		561			561
Options issued for services					300,616
Recapitalization with Bridge Oncology					(84,470)
Beneficial conversion feature associated with convertible debt financing					364,721
Convertible Series A Preferred shares issued for cash at $10,000 (net of issuance costs of $544,169)					4,095,830
Convertible Series A Shares issued on conversion of notes payable					1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Shares				(1,522,317)	—
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred stock					(429,757)
Discount on warrant issued with Convertible Series A Preferred stock					(2,048,531)
Recapitalization with Hibshman Optical Corp.					(7,131)
Warrant expense					92,689
Net loss for the year ended April 30, 2006				(5,002,091)	(5,002,091)

Balance at April 30, 2006	—	—	—	(8,300,508)	(1,584,775)
Options issued for services					739,000
Warrant expense					163,920
Conversion of preferred stock					—
Net loss for the year ended April 30, 2007				(7,495,637)	(7,495,637)

Balance at April 30, 2007	—	—	—	(15,796,145)	(8,177,492)
Conversion of warrants					11,666
Net income for the six months ended October 31, 2007				4,591,596	4,591,596

Balance at October 31, 2007 (unaudited)	$—	$—	—	$(11,204,549)	$(3,574,229)

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows
Six Months Ended October 31, 2007 and 2006 and for the Period from Inception of Operations
(April 19, 2001) to October 31, 2007
(Unaudited)

			From Inception of Operations (April 19, 2001) to October 31, 2007
	Six Months Ended October 31,

	2007	2006

Cash flows provided by (used for) operating activities:
Net income (loss)	$4,591,596	$(2,215,571)	$(9,682,232)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	2,690	2,770	9,684
Gain on sale of equipment	—	(622)	(622)
Amortization of stock based expense	—	—	39,520
Write off foreign currency translation adjustment	—	—	25,931
Change in fair value of warrant liabilities	(5,669,206)	(394,324)	(2,875,631)
Shares issued for services and compensation	—	—	219,262
Gain on settlement of debts	—	—	(5,049)
Options expense	—	124,376	1,297,131
Warrants expense	—	—	256,609
Interest expense related to beneficial conversion feature on convertible note	—	—	364,721
Interest expense related to warrants issued on convertible note	—	—	514,981
Changes in assets and liabilities:
(Increase) decrease in assets -
VAT receivable	—	1,628	3,444
Other receivable	—	(22,509)	—
Restricted funds	2,000	(2,269)	—
Prepaid expenses	17,917	33,093	(25,120)
Deposits	—	—	(73)
Increase (decrease) in liabilities:
Accounts payable	229,784	214,931	1,012,445
Accrued liabilities	(42,418)	783,221	1,311,994
Liquidated damages	—	35,200	35,200
Deferred revenue	(714)	(714)	6,429
Due to officers and related parties	75,140	152,003	171,120

Net cash used for operating activities	(793,211)	(1,288,787)	(7,320,256)

Cash flows used for investing activities:
Purchase of equipment	—	—	(24,824)
Proceeds from sale of equipment	—	2,000	2,000

Net cash used for investing activities	—	2,000	(22,824)

Cash flows provided by financing activities:
Loan payable—related party	—	—	79,402
Loan payment-related party	—	—	(7,367)
Proceeds from convertible note-related party	—	—	1,250,000
Proceeds from note payable	789,250	—	822,712
Proceeds from issuance of common stock	—	—	928,125
Proceeds from issuance of preferred stock	—	—	4,095,831
Cash received for subscription receivable	—	—	175,801

Net cash provided by financing activities	789,250	—	7,344,504

Effect of exchange rate changes on cash	—	—	—

Increase (decrease) in cash	(3,961)	(1,286,787)	1,424
Cash, beginning of period	5,385	1,587,751	—

Cash, end of period	$1,424	$300,964	$1,424

Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$—

Income tax paid	$—	$—	$—

Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$—	$2,909

Receivable from issuance of convertible stock	$—	$—	$—

Issuance of warrants in conjunction with convertible preferred stock	$—	$—	$2,341,785

Deemed dividends related to convertible preferred stock	$—	$—	$1,522,317

Conversion of note and accrued interest	$—	$—	$1,286,318
Accrued issuance costs related to convertible stock	$—	$—	$—

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

SOMANTA PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	ORGANIZATION, BASIS OF PRESENTATION, AND NATURE OF OPERATIONS

Organization

          Somanta Pharmaceuticals, Inc. is a Delaware corporation that was formed for the purpose of effecting the reincorporation of Hibshman Optical Corp., a New Jersey corporation, into the State of Delaware and for the purpose of consummating a business combination via a reverse merger of Somanta Incorporated and Hibshman Optical Corp. Pursuant to this reverse merger, Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc. and the sole operating subsidiary of Somanta Pharmaceuticals, Inc. For financial reporting purposes, this transaction has been reflected in the accompanying financial statements as a recapitalization of Somanta Incorporated and the financial statements of Somanta Pharmaceuticals, Inc. reflect the historical financial information of Somanta Incorporated. References herein to the “Company” or “Somanta” are intended to refer to each of Somanta Pharmaceuticals, Inc. and its wholly owned subsidiary Somanta Incorporated, as well as Somanta Incorporated’s wholly-owned subsidiary Somanta Limited.

          Hibshman Optical Corp. was originally incorporated in the State of New Jersey in 1991 under the name PRS Sub I, Inc. The name subsequently changed to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. The business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

          Somanta Incorporated was incorporated as Somantis Limited under the laws of England and Wales on April 19, 2001. Somantis Limited changed its name to Somanta Limited on March 14, 2005, and performed business as a United Kingdom entity through the fiscal year ending April 30, 2005. On August 22, 2005, Somanta Limited became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation, pursuant to a share exchange with BOPI; however, Somanta Limited was deemed the accounting acquirer in this share exchange transaction. On August 24, 2005, the name of BOPI was changed to Somanta Incorporated.

          Somanta Pharmaceuticals, Inc. is a development stage biopharmaceutical company engaged in the development of products for the treatment of cancer. The Company has in-licensed four product development candidates from academic and research institutions in the United States and Europe designed for use in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval. The Company intends to obtain approval from the United States Food and Drug Administration (“FDA”) and from the European Medicines Evaluation Agency (“EMEA”) for the products.

          Somanta is a development stage enterprise since the Company has not generated revenue from the sale of its products, and its efforts have been principally devoted to identification, licensing and clinical development of its products as well as raising capital through October 31, 2007. Accordingly, the financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Basis of Presentation

          The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the years ended April 30, 2007 and 2006.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended October 31, 2007 are not necessarily indicative of the results that may be expected for the full fiscal year ending April 30, 2008.

          The Company reported a net income and net income applicable to common stockholders of $4,591,596 for the six month period ended October 31, 2007. The net loss from date of inception, April 19, 2001 to October 31, 2007, totaled $9,682,232 (net loss applicable to common stockholders of $11,204,549). The Company’s operating activities have used cash since its inception. These losses raise substantial doubt about the Company’s ability to continue as a going concern.

          On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited, a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). The Board of Directors of Somanta has approved the Merger and the Merger Agreement. On August 17, 2007 the Company’s stockholders approved the merger.

          In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, included accrued and unpaid dividends, that are outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

          On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. as more fully described in Note 7. Under the terms of the Loan Documents, Access initially loaned the Company $33,462 ($822,712 at October 31, 2007). Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access. No demand for repayment has been made by Access. To date the Merger has not closed since the Company has not been able to meet one of the key closing conditions.

          If the merger fails to close, the Company expects that it will no longer be able to operate its business and will not have the resources to repay the loan.

          The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Reclassifications

          For comparative purposes, prior periods’ consolidated financial statements have been reclassified to conform with report classifications of the current period. The Company has reclassified certain expenses related to the in-licensing of product candidates, milestone and license maintenance payments and patent expense from general and administrative expense to research and development expense.

Share-Based Compensation

          On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). On April 14, 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of SFAS 123R. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005.

          Effective May 1, 2006, the Company adopted SFAS 123R and accordingly has adopted the modified prospective application method. Under this method, SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards that are outstanding as of the date of adoption for which the requisite service has not been rendered (such as unvested options) is recognized over a period of time as the remaining requisite services are rendered.

          Prior to May 1, 2006, the Company accounted for its employee stock option plan in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”

Fair Value of Financial Instruments

          Statement of Financial Accounting Standard No. 107, Disclosures About Fair Value of Financial Instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net income (loss) per share

          Net income (loss) per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128). Basic net income (loss) per share is based upon the weighted average number of common shares outstanding. Diluted net income (loss) per share is based on the assumption that all potential dilutive convertible shares and stock options or warrants were converted or exercised.

          The Company has the following dilutive convertible shares, stock options and warrants as of October 31, 2007 and 2006 which were excluded from the calculation for the six months ended October 31, 2007 and from inception to date since the effect is anti-dilutive. For the six months ended October 31, 2007, the convertible preferred stock have been included.

	2007
	Three Months Ended October 31	Six Months Ended October 31	2006

Convertible preferred stock	9,859,125	9,859,125	9,877,194
Stock options	—	—	3,642,747
Warrants	5,936,304	7,102,838	6,952,838

Total	15,795,429	16,961,963	20,472,779

          The Company’s undeclared dividends on its Preferred Stock amounting to $115,605 for the three months ended October 31, 2007 are included in the computation of net income per share for the period ended October 31, 2007 in accordance with SFAS No. 129.

          Aggregate undeclared dividends on Preferred Stock amounting to $820,918 are included in the computation of net loss per share for the period from inception (April 19, 2001) to October 31, 2007.

Recent Accounting Pronouncements

          In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statement No. 133 and in February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

c.

Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

e.

Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

          This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company has no new instruments impacted by SFAS 155.

          In March 2006, the FASB issued SFAS No. 156 (“FAS 156”), “Accounting for Servicing of Financial Assets-An Amendment of FASB Statement No. 140.” Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and providing for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective beginning the first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on the financial position or results of operations.

          In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” that provides guidance on the accounting for uncertainty in income taxes recognized in financial statements. The interpretation was adopted by us on May 1, 2007. Because of the Company’s operating losses, adoption of this provision does not have material effect on the financial position, results of operations or cash flows.

          In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” that provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for the lease. This staff position was adopted by us on May 1, 2007. The Company does not expect the adoption of this provision to have a material effect on the financial position, results of operations or cash flows.

          In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the consolidated financial statements.

          In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement is effective as of the end of the fiscal year ending after December 15, 2006. The Company does not have any defined benefit plans, or other post-retirement plans. Therefore, the Company does not expect SFAS No. 158 to have any impact on the consolidated financial statements.

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected by the Board to expand the use of fair value measurement, consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting this statement; however, the Company does not expect the adoption of this provision to have a material effect on its financial position, results of operations or cash flow.

          In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations”. The objective of this statement will significantly change the accounting for business combinations. Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition –date fair value will limited exceptions. Statement 141 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 141R to have a material impact on the consolidated financial statements.

          In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51". The objective of this statement is to establish new accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on the consolidated financial statements.

          In late 2007, the Emerging Issues Task Force (“EITF”) added two new issues to their agenda. These include EITF Issue No. 07-1, “Accounting for Collaborative Arrangements Relating to the Development and Commercialization of Intellectual Property”, and EITF Issue No. 07-3, “Accounting for Nonrefundable Payments for Goods or Services to be Used in Future Research and Development Activities”. The Company expects that its activities will be subject to the EITF’s determination on these matter.

2.	PRIVATE PLACEMENT

          On January 31, 2006, Somanta Pharmaceuticals, Inc. completed a private placement of 592.6318 shares of its Series A Convertible Preferred Stock (“Series A Preferred”) at a price of $10,000 per share, including six-year warrants to purchase an additional 4,938,598 shares of its common stock. The Series A Preferred shares consisted of 464 shares purchased by investors which are convertible into 7,733,333 shares of common stock and 128.6318 shares that gave effect to the conversion amount of $1,286,318, representing the value of the converted note of $1,250,000 and the associated accrued interest of $36,318. The total 592.6318 preferred shares are convertible into 9,877,197 common shares. Gross proceeds to Somanta were $4,640,000, including $3,671,209 in cash, payments to various vendors amounting $968,791, which included cash payment of $624,105 to SCO Securities, LLC, its placement agent.

          The Series A Preferred is initially convertible into 9,877,197 shares of the Company’s common stock at a conversion price of $0.60 per share. The conversion value is subject to adjustment. The exercise price for the warrants is $0.75 per share and they are immediately exercisable upon issuance. The fair market value of these warrants, as discussed further below, was estimated to be $0.41 per share. The warrants expire on January 31, 2012. None of the warrants have been exercised as of October 31, 2007.

          Holders of the Series A Preferred stock are entitled to receive dividends at 8% per annum. Dividends will accrue and will be cumulative from the date of issuance, whether or not earned or declared by the Board of Directors. Dividends can be paid at the Company’s option either in cash or shares of the Company’s common stock on April 30 and October 31 of each year. The holders of the Series A Preferred stock have full voting rights and powers, subject to the Beneficial Ownership Cap, equal to the voting rights and powers of the Common stock holders. The Board of Directors did not declare the dividends as of October 31, 2007. Therefore, a dividend of $115,605 for the quarter ended October 31, 2007, and $820,918 for the period from inception (April 19, 2001) to October 31, 2007 on the Preferred Stock have not been recorded in the consolidated financial statements, but in accordance with SFAS No. 129, the dividend amount has been included in the calculation of the net income per share.

          The Series A Preferred stockholders have a liquidation preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the holders of common stock in an amount equal to $10,000 per share of preferred stock plus any accumulated and unpaid dividends on the preferred stock. In the alternative, the holders of the Series A Preferred may elect to receive the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of the common stock held by each holder assuming conversion of all preferred stock, if such amount is greater than the amount such holder would receive pursuant to the liquidation preference. A change of control of the Corporation will not be deemed a liquidation.

          The Series A Preferred Stock is not redeemable for cash. The holder of any share or shares of Series A Preferred can, at the holder’s option, at any time convert all or any lesser portion of such holder’s shares of Series A Preferred Stock into such number of shares of common stock as is determined by dividing the aggregate liquidation preference of the shares of preferred stock to be converted plus accrued and unpaid dividends thereon by the conversion value then in effect for such Preferred Stock (“Conversion Value”). The Company can, on the occurrence of a conversion triggering event, elect to convert all of the outstanding preferred stock into common stock. A conversion triggering event is (i) a time when the registration statement covering the shares of common stock into which the Series A Preferred is convertible is effective and sales may be made pursuant thereto or all of the shares of common stock into which the Series A Preferred is convertible may be sold without restriction pursuant to Rule 144(k) promulgated by the SEC and the daily market price of the common stock, after adjusting for stock splits, reverse splits, stock dividends and the like is $5 or more for a period of 30 of the immediately preceding 60 consecutive trading days and the volume of common stock traded on the applicable stock exchange on each such trading day is not less than 100,000 shares, or (ii) a time when the Company consummates a sale of common stock in a firm commitment underwritten public offering in which the offering price before deduction of expenses of the common stock is greater than 200% of the Conversion Value and the aggregate gross proceeds of the offering to the Company are greater than $25 million.

          All the outstanding preferred stock will be automatically converted to common stock upon an occurrence of a qualified change of control provided that upon consummation of a qualified change of control the holders of the shares issuable on automatic conversion shall be entitled to receive the same per share consideration as the qualified change of control transaction consideration. The holders of the Series A Preferred may require the Company to redeem the shares upon the Company’s failure or refusal to convert any shares of Preferred Stock in accordance with the terms of issue, or by providing a written notice to that effect.

          The Series A Preferred has been classified as equity, as the Series A Preferred stock is not redeemable. In accordance with EITF No. 00–27, Application of Issue No. 98–5 to Certain Convertible Instruments, the Company has determined that the Series A Preferred had a beneficial conversion feature of $1,522,317 as of the date of issuance. As such, the Company recorded a non-cash deemed dividend of $1,522,317 resulting from the difference between the conversion price determined after allocation of the full fair value of the warrants of $0.41 and the fair value of common stock of $0.60. The carrying value of the Series A Preferred of $5,926,318 was recorded net of the deemed dividend of $1,522,317 and a discount of $2,048,531 on account of the full fair value of the warrants at the issuance date.

          The fair value of the above warrants has been classified as a liability pursuant to EITF 00-19.

3.	LIQUIDATED DAMAGES AND WARRANT LIABILITIES

          In connection with the additional $250,000 line of credit drawn pursuant to a convertible note which was converted into Series A Preferred on January 31, 2006 (Note 4), the Company issued warrants to purchase a total of 866,534 shares of common stock at an exercise price of $0.01 per share to SCO. The warrants are immediately exercisable upon issuance and expire on November 8, 2012. The fair market value of these warrants, as discussed further below, was estimated to be $0.59 per share. The assumptions used in the Black-Scholes model were risk-free interest rate of 4.5% at the time of issuance, volatility factors of 97.24% calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share, as negotiated between the Company and the Series A Convertible Preferred Stock investors. These warrants were exercised on August 20, 2007 by a partial forgiveness of $11,666 of debt owed by the Company to SCO Financial Group.

          The holders of the Series A Preferred and warrants have registration rights which obligate the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the common stock issuable upon conversion of the Series A Preferred and the common stock issuable upon exercise of the warrants (as well as certain other securities of the Company) within 30 days after the closing of the private placement. In the event the registration statement is not filed within such thirty day period or if the registration statement is not effective within 120 days after the date it is filed, or a registration statement, once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, the Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holders of the Series A Preferred investment amount for each thirty day period in which the registration statement is not filed or effective, or maintained effective, as the case may be. The SEC declared the Registration Statement effective on August 10, 2006.

          In accordance with EITF Issue 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19, the Company believes that the effect of the liquidated damages should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and derivative debenture and evaluated as a single instrument under EITF Issue 00-19 and FAS 133. The Company concluded that this view is the most appropriate for the transaction. The Registration Rights Agreement and the financial instruments to which it pertains (the warrants and the preferred stock) were considered a combined instrument and accounted for accordingly. The SEC declared the Registration Statement effective on August 10, 2006. As a result, during the quarter ended July 31, 2006, the Company accrued a liability of liquidated damages of $120,502. During the quarter ended October 31, 2006 an agreement was reached with SCO on the liquidated damages matter. The agreement concluded that since the securities owned by SCO Capital Partners, LLC were not registered because SCO voluntarily withdrew them from the Registration because of the resale restrictions required by the SEC, the Company is not obligated for any liquidated damages pertaining specifically to SCO Capital Partners, LLC. Accordingly, the Company reversed out $85,302 of liquidated damages in the prior quarter ended October 31, 2006.

          The Company also issued six year warrants to its placement agent to purchase 987,720 common shares at $0.60 per share to SCO Securities LLC, as part of the success fees of 10% of the aggregate value of the transaction at sales price of common stock. These warrants are immediately exercisable upon issuance. The fair value of these warrants at the date of issue was estimated to be $0.44 per share and has been recorded as issuance costs and offset against the proceeds of the Series A Preferred.

          The fair value of warrants issued in connection with the issue of convertible debt and convertible preferred stock, including the agent warrants, was estimated at the date of grant and revalued at October 31, 2007 using a Black Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 4.5% at the issuance date and 3.94% on October 31, 2007, no dividend yield, volatility factors of 81.89% to 97.24% at the issuance date and 53.6% at October 31, 2007, contractual terms of 6 and 7 years and expected terms based upon the formula prescribed in SEC Staff Accounting Bulletin 107 of 2.1 years and years. These assumptions use the interest rate prevailing at the time of issuance, volatility factors calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share at the issuance date, as negotiated between the Company and unaffiliated third party Series A investors, and $0.17 on October 31, 2007. The change in fair value of the warrants for the three months ended October 31, 2007 of $88,157, was reported in other income and disclosed in the financial statements.

          The following table summarizes the activity for warrants issued during the six month period ended October 31, 2007.

          On August 20, 2007, SCO Capital Partners LLC exercised warrants on 1,166,534 shares of common stock at $.01 per share by forgiving $11,666 owed by the Company to SCO Financial Group LLC.

	Number of shares	Weighted Average Exercise Price

Balance—April 30, 2007	7,102,838	0.61
Granted	—	—
Exercised	1,166,534	0.001
Forfeited	—	—
Expired	—	—

Balance—October 31, 2007	5,936,304	0.61

          The following table summarizes information about warrants outstanding as of October 31, 2007.

	Warrants Outstanding			Warrants Exercisable

Exercise Prices	Number Outstanding	Wtd. Avg Remaining Contr. Life	Wtd. Avg Exercise Price	Number Exercisable	Wtd. Avg Exercise Price

$0.60	987,720	4.2 years	$0.60	987,720	$0.60
$0.75	4,938,597	4.2 years	$0.75	4,938,597	$0.75
$2.25	9,987	2.5 years	$2.25	9,987	$2.25

4.	EMPLOYMENT AND CONSULTING AGREEMENTS

          In January 2006, the Company entered into employment agreements with the Company’s President and Chief Executive Officer (“CEO”), and with the Company’s Executive Chairman, for one year terms. These agreements were automatically renewed for an additional oneyear term on January 31, 2007. Under these agreements, the President and Executive Chairman are to be paid annual base salaries of $275,000 and $248,000, respectively. Both officers are eligible to receive annual bonuses and additional stock option grants at the discretion of the Company’s board of directors. In July 2006, the Company’s CEO and Executive Chairman agreed to defer 50% of their base salaries until the completion of the Company’s next fund raising at which time the deferred amounts would be repaid and the deferrals would cease. Effective October 1, 2006, the Company’s CEO and Executive Chairman agreed to defer 100% of their base salaries until the completion of the Company’s next fund raising, or the completion of a merger or other consolidation with another company, at which time the deferred amounts would be repaid and the deferrals would cease. Effective June 30, 2006, our Executive Chairman was appointed by our Board to be our Chief Financial Officer, Secretary and Treasurer.

5.	STOCK- BASED COMPENSATION

          The Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan in June 2005. The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to its future success, and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends. Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee. There are 8,000,000 shares reserved for grants of options under the plan, of which 2,204,701 have been issued as substitutions with the exact same terms for the 2,204,701 previously issued options outstanding as of April 30, 2005. Stock options vest pursuant to individual stock option agreements. No options granted under the plan are exercisable after the expiration of ten years (or less in the discretion of the Board of Directors or the Compensation Committee) from the date of the grant. The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on August 31, 2015.

          On April 13, 2007, the Company’s Board of Directors approved a merger agreement with Access Pharmaceuticals, Inc, as more fully described in Note 15. Under the terms of that agreement Access will not assume, or provide a substitute option, for any of the Company’s stock options. Rather, all of the outstanding options to purchase Company common stock issued pursuant to the Company’s 2005 Equity Incentive Plan will be cancelled prior to the closing of the transaction in accordance with Section 11.3(d) of the Equity Incentive Plan. As a result, pursuant to the terms of Section 11.3(d) of the Equity Incentive Plan, the Company’s Board of Directors has resolved to: (i) allow the immediate and accelerated vesting of all of the options granted, and (ii) allowed the exercise of the option in whole or in part until May 31, 2007. Based on FAS 123(R), no incremental expense was recorded for these options with accelerated vesting as the fair value of the modified options was less than the fair value of the original options calculated immediately before the terms were modified. None of the options were exercised thru May 31, 2007. Additional expense of $507,284 was recorded in the year ended April 30, 2007 due to the acceleration of the vesting. There is no stock-based compensation expense for the three months ended October 31, 2007.

6.	RELATED PARTY TRANSACTIONS

Fees Paid to Related Parties

          Pursuant to a financial advisory agreement dated March 2005 between Bridge Oncology and SCO Financial Group LLC (SCO), which the Company has assumed, the Company compensates SCO with a monthly fee of $12,500 and an annual grant of warrants to purchase 150,000 shares of Company common stock at an exercise price of $.01 for the term of the agreement for financial advisory services. The Company recorded advisory service fees totaling $75,000 and $75,000 to SCO for the six months ended October 31, 2007 and 2006, respectively.

Agreement with Related Party

          Virium Pharmaceuticals, Inc.

          The Company entered into an exclusive co-development and sublicense agreement in February 2005 with a related entity, Virium Pharmaceuticals, Inc. These two entities share a common director and their largest single shareholder, SCO Capital Partners LLC. On May 19, 2005, the Company paid $50,000 to this related party to in-license phenylbutyrate and expensed this amount.

7.	SECURED NOTE

          On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. (“Access”). Under the terms of the Loan Documents, Access initially loaned the Company $33,462 ($822,712 at October 31, 2007). Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access. To date the Merger has not closed since the Company has not been able to meet one of the key closing conditions. No demand for repayment has been received from Access.

8.	MERGER AGREEMENT

          On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited, a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). In addition, Access has received voting agreements with certain executive officers, directors and affiliates of Somanta representing approximately 81% of Somanta’s outstanding common and approximately 60% of its outstanding preferred shares under which the parties, subject to certain limited exceptions, have granted an irrevocable proxy to Access to vote their shares in favor of the merger.

          In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, including accrued and unpaid dividends, that is outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

          As of April 18, 2007, there were (i) 15,459,137 shares of Somanta’s common stock outstanding, including 1,166,534 shares issuable upon the exercise of warrants that are expected to be exercised prior to the Effective Time, and (ii) 591.6 shares of Somanta’s preferred stock outstanding. Also as of April 18, 2007, there were outstanding warrants to purchase 5,936,304 shares of Somanta’s common stock that are not expected to be exercised prior to the Effective Time and are expected to be converted into warrants to purchase approximately 192,000 shares of Access’ common stock (subject to adjustment as provided in the Merger Agreement). On August 17, 2007, the Company’s stockholders approved the Merger. On August 20, 2007, SCO Capital Partners LLC exercised warrants on 1,166,534 shares of common stock at $.01 per share by forgiving $11,622 owed by the Company to SCO Financial Group LLC

          The completion of the Merger is subject to various conditions to closing, including, without limitation, obtaining the approval of the Somanta stockholders. The Merger is intended to qualify as reorganization for federal income tax purposes. To date the Merger has not closed since the Company has not been able to meet one of the key closing conditions.

          As of December 19, 2007, the Company had borrowed $856,064 from Access under the Secured Note (Footnote 7).

9.	SUBSEQUENT EVENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements apply to the merger between Somanta and Access, by which Somanta became a wholly owned subsidiary of Access, and are based upon the historical condensed consolidated financial statements and notes thereto (as applicable) of Access and Somanta, which are incorporated by reference into this Form S-1/A. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger as if the merger had been completed on December 31, 2007 and combines Access’s December 31, 2007 audited consolidated balance sheet with Somanta’s January 4, 2008 unaudited consolidated balance sheet. The unaudited pro forma condensed combined statement of operations gives pro forma effect to the merger as if it had been completed on January 1, 2007 and combines Access’ audited consolidated statement of operations for the year ended December 31, 2007, with Somanta’s unaudited consolidated statement of operations for the nine months ended October 31, 2007.

The pro forma adjustments are based upon available information and certain assumptions that Access believes are reasonable under the circumstances.

Total consideration paid in connection with the acquisition included:

•
Approximately 1.5 million shares of Access common stock was issued to the common and preferred shareholders of Somanta as consideration having a value of approximately $4,650,000 (the value was calculated using Access’ stock price on January 4, 2008 times the shares issued);

•
exchange all outstanding warrants for Somanta common stock for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share. The warrants were valued at approximately $281,000. All of the warrants are exercisable immediately and expire approximately four years from date of issue. The weighted average fair value of the warrants was $1.46 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.26%, expected volatility 114% and an expected term of approximately 4 years;

•	an aggregate of $475,000 in direct transaction costs; and
•	cancelled receivable from Somanta of $931,000.

Approximately $8,879,000 of the purchase price represents the estimated fair value of the acquired in-process research and development projects that have no alternative future use. Accordingly this amount was immediately expensed and for the purposes of this pro forma is included in additional paid-in capital.

The following table summarizes the initial fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands) based on a preliminary valuation. Subsequent adjustments may be recorded upon the completion of the valuation and the final determination of the purchase price allocation.

Cash	$1
Prepaid expenses	25
Office equipment, net	14
Accounts payable	(2,582)
In-process research & development	8,879
$6,337

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Access and Somanta with the Securities and Exchange Commission.

Pro Forma Condensed Combined Balance Sheet
As of December 31, 2007
(Unaudited)

Historical

	Access	Somanta	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$159,000	$2,000				$161,000
Short term investments, at cost	6,762,000					6,762,000
Receivables	35,000					35,000
Receivables from Somanta	931,000		(931,000)		(d)	-
Prepaid expenses and other current expenses	410,000	25,000	(410,000)		(c)	25,000
Total current assets	8,297,000	27,000				6,983,000

Property and equipment, net	130,000	14,000				144,000
Patents net	710,000					710,000
Other assets	12,000					12,000
Total assets	$9,149,000	$41,000				$7,849,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,796,000	$2,583,000	(410,000)		(c)	$3,969,000
Accrued interest payable	130,000					130,000
Current portion of deferred revenue	68,000					68,000
Current portion of long-term debt net of discount	64,000	856,000	(856,000)		(d)	64,000
Total current liabilities	2,058,000	3,439,000				4,231,000

Long-term deferred revenue	910,000					910,000
Long-term debt	5,500,000					5,500,000
Total liabilities	8,468,000	3,439,000				10,641,000

Stockholders’ equity (deficit)
Preferred stock	-	-				-
Common stock	36,000	15,000	15,000 (15,000)		(a) (b)	51,000
Additional paid-in capital	116,018,000	7,615,000	4,756,000 (7,615,000)		(a) (b)	120,774,000
Notes receivable from stockholders	(1,045,000)					(1,045,000)
Treasury stock, at cost	(4,000)					(4,000)
Accumulated deficit	(114,324,000)	(11,028,000)	(4,771,000)		(a)	(122,568,000)
			(3,398,000 11,028,000 (75,000	) )	(b) (b) (d)
Total stockholders’ equity (deficit)	681,000	(3,398,000)				(2,792,000)
Total liabilities and stockholders’ equity (deficit)	$9,149,000	$41,000				$7,849,000

See accompanying Notes to Pro Forma Condensed Combined Balance Sheet

Notes to Pro Forma Condensed Combined Balance Sheet

Note 1: The above statement gives effect to the following pro forma adjustments necessary to reflect the merger of Access and Somanta, as if the transaction had occurred January 1, 2007. Somanta statements used were as of January 4, 2008 (unaudited).

a)
To record the exchange, for accounting purposes, by Somanta shareholders of their preferred and common stock (valued at $4,650,000) for 1,500,000 shares of Access (or 1,500,000 shares valued at the stock price of $3.10 per share) and record the exchange of Somanta warrants for Access warrants valued at a fair value of $281,000. The value placed on the shares was determined based on the Access stock price at January 4, 2008, the date of the acquisition.

b)	To eliminate the shareholders equity section and warrant liabilities of Somanta in connection with the merger and credit the net equity to combined deficit.

c)	Accrual of $410,000 of legal, accounting and other professional fees relating to the merger.

d)	Eliminate intercompany notes receivable and payable of $856,000 and other Somanta costs of $75,000 totaling $931,000.

After the consummation of the transactions described herein, Access had 100,000,000 common shares authorized, approximately 5,085,023 common shares issued and outstanding, 2,000,000 preferred shares authorized with approximately 3,227.3617 shares of Series A cumulative Convertible Preferred Stock issued and outstanding.

Pro Forma Condensed Combined Statement of Operations
For The Twelve Months Ended December 31, 2007
(Unaudited)

Historical
	Access			Somanta		Pro Forma Combined

Revenues		$57,000			$1,000		$58,000

Expenses
Research and development		2,602,000			445,000		3,047,000
General and administrative		4,076,000			1,889,000		5,965,000
Depreciation and amortization		279,000			-		279,000
Total expenses		6,957,000			2,334,000		9,791,000

Loss from operations		(6,900,000)			(2,333,000)		(9,233,000)

Interest and miscellaneous income		125,000			(3,000)		122,000
Interest and other expenses		(3,514,000)			(27,000)		(3,541,000)
Loss on extinguishment of debt		(11,628,000)					(11,628,000)
Change in fair value of warrant liabilities		-			5,119,000		5,119,000
Currency translation loss		-			(1,000)		(1,000)
		(15,017,000)			5,088,000		(9,929,000)
Loss before discontinued operations and before income tax benefit		(21,917,000)			2,755,000		(19,162,000)
Income tax benefit		61,000			(5,000)		56,000
Loss from continuing operations		(21,856,000)			2,750,000		(19,106,000)

Less preferred stock dividends		(14,908,000)			-		(14,908,000)
Loss from continuing operations allocable to common stockholders		(36,764,000)			2,750,000		(34,014,000)
Discontinued operations, net of taxes of $61,000		112,000			-		112,000
Net loss allocable to common stockholders		$(36,652,000)			$2,750,000		$(33,902,000)

Basic and diluted loss per common share Loss from continuing operations allocable to all common stockholders Discontinued operations Net loss allocable to common stockholders	$ $	(10.35 0.03 (10.32	) )	$ $	0.19 - 0.19	$ $	(6.73 0.02 (6.71	) )

Weighted average basic and diluted common shares outstanding		3,552,006			14,630,402		5,052,006

Notes to Pro Forma Condensed Combined Statement of Operations

Note 1: The above statement gives effect to the merger of Access and Somanta, as if the merger had occurred on January 1, 2006. Somanta statements used were for the nine months ended October 31, 2007.

Note 2: The pro forma combined-weighted average number of common outstanding shares is based on the weighted average number of shares of common stock of Access during the period plus those shares to be issued in conjunction with the merger. A reconciliation between Access' historical weighted average shares outstanding and pro forma weighted average shares outstanding and pro forma weighted average shares outstanding is as follows:

Historical	3,552,006
Somanta equivalent shares giving effect to the merger	1,500,000
Total	5,052,006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

SEC Registration Fee	$1,324
Printing and Engraving Expenses	$2,500
Legal Fees and Expenses	$50,000
Accountants' Fees and Expenses	$25,000
Miscellaneous Costs	$2,176
Total	$81,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The Registrant’s Certificate of Incorporation, as amended, and By-laws, as amended, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The above discussion of the Registrant's Certificate of Incorporation, as amended, By-laws, as amended, and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, By-Laws and statute.

Item 15: Recent Sales of Unregistered Securities

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.50 shares of our “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 499,584 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,725,000. Proceeds, net of issuance costs from the sale were $2,444,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

In addition, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable. The issuance of shares of our common stock in settlement of these accounts was made pursuant to Section 4(2) and Rule 506 of the Securities Act of 1933, as amended.

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On December 6, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000. The notes and warrants were sold in a private placement to a group of accredited investors led by SCO Capital Partners LLC (“SCO”) and affiliates.

On October 24, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000. The notes and warrants were sold in a private placement to a group of accredited investors led by SCO and affiliates.

On February 16, 2006, the Registrant entered into a note and warrant purchase agreement pursuant to which it sold and issued an aggregate of $5,000,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase an aggregate of 3,863,634 shares of common stock of Access. Net proceeds to Access were $4.557 million. The notes and warrants were sold in a private placement to a group of accredited investors led by SCO and its affiliates.

All of the above-described issuances were exempt from registration pursuant to Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder, as transactions not involving a public offering.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

  Exhibit
Number	Description of Document

2.1
Amended and Restated Agreement of Merger and Plan of Reorganization between Access Pharmaceuticals, Inc. and Chemex Pharmaceuticals, Inc., dated as of October 31, 1995 (Incorporated by reference to Exhibit A of the our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

2.2
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., Somanta Acquisition Corporation, Somanta Pharmaceuticals, Inc. Somanta Incorporated and Somanta Limited, dated April 18, 2007. (Incorporated by reference to Exhibit 2.1 to our Form 8-K dated April 18, 2007)

2.3
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., MACM Acquisition Corporation and MacroChem Corporation, dated July 9, 2008. (Incorporated by reference to Exhibit 2.3 of our Form 10-Q for the quarter ended June 30, 2008)

3.1	Certificate of Incorporation (Incorporated by Reference to Exhibit 3(a) of our Form 8-B dated July 12, 1989, Commission File Number 9-9134)
3.2           Certificate of Amendment of Certificate of Incorporation filed August 21, 1992
3.3	Certificate of Merger filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)
3.4
Certificate of Amendment of Certificate of Incorporation filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

3.5	Certificate of Amendment of Certificate of Incorporation filed July 18, 1996. (Incorporated by reference to Exhibit 3.8 of our Form 10-K for the year ended December 31, 1996)
3.6	Certificate of Amendment of Certificate of Incorporation filed June 18, 1998. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended June 30, 1998
3.7	Certificate of Amendment of Certificate of Incorporation filed July 31, 2000. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended March 31, 2001)
3.8
Certificate of Designations of Series A Junior Participating Preferred Stock filed November 7, 2001 (Incorporated by reference to Exhibit 4.1.h of our Registration Statement on Form S-8, dated December 14, 2001, Commission File No. 333-75136)

3.9	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of our Form 10-Q for the quarter ended June 30, 1996)
3.10	Certificate of Designation of Series A Cumulative Convertible Preferred Stock filed November 9, 2007 (Incorporated by reference to Exhibit 3.10 to our Form 10-K for the year ended December 31, 2007)
3.11
Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock filed June 11, 2008 (Incorporated by reference to Exhibit 3.11 of our Form 10-Q for the quarter ended June 30, 2008)

5.1	Opinion of Bingham McCutchen LLP
10.1*	1995 Stock Option Plan (Incorporated by reference to Exhibit F of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031
10.2*	Amendment to 1995 Stock Option Plan (Incorporated by reference to Exhibit 10.25 of our Form 10-K for the year ended December 31, 2001)
10.3	Lease Agreement between Pollock Realty Corporation and us dated July 25, 1996 (Incorporated by reference to Exhibit 10.19 of our Form 10-Q for the quarter ended September 30, 1996)
10.4
Platinate HPMA Copolymer Royalty Agreement between The School of Pharmacy, University of London and the Company dated November 19, 1996 (Incorporated by reference to Exhibit 10.11 of our Form 10-K for the year ended December 31, 1996)

10.5*	Employment Agreement of David P. Nowotnik, PhD (Incorporated by reference to Exhibit 10.19 of our Form 10-K for the year ended December 31, 1999)
10.6*	401(k) Plan (Incorporated by reference to Exhibit 10.20 of our Form 10K for the year ended December 31, 1999)
10.7	Form of Convertible Note (Incorporated by reference to Exhibit 10.24 of our Form 10-Q for the quarter ended September 30, 2000)
10.8
Rights Agreement, dated as of October 31, 2001 between the us and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K dated October 19, 2001)

10.9	Amendment to Rights Agreement, dated as of February 16, 2006 between us and American Stock Transfer & Trust Company, as Rights Agent (2)
10.10	Amendment to Rights Agreement, dated as of November 9, 2007 between us and American Stock Transfer & Trust Company as Rights Agent
10.11*	2001 Restricted Stock Plan (Incorporated by reference to Appendix A of our Proxy Statement filed on April 16, 2001)
10.12*	2005 Equity Incentive Plan (Incorporated by reference to Exhibit 1 of our Proxy Statement filed on April 18, 2005 (2)
10.13*	Employment Agreement, dated as of June 1, 2005 by and between us and Stephen B. Thompson (1)
10.14       Asset Sale Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)
10.15	Amendment to Asset Sale Agreement, dated as of December 8, 2006, between us and Uluru, Inc. (3)
10.16       License Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)
10.17	Form of Warrant, dated February 16, 2006, issued by us to certain Purchasers (2)
10.18	Form of Warrant, dated October 24, 2006, issued by us to certain Purchasers (3)
10.19	Form of Warrant, December 6, 2006, issued by us to certain Purchasers (3)
10.20*	2007 Special Stock Option Plan and Agreement, dated January 4, 2007, by and between us and Stephen R. Seiler, President and Chief Executive Officer (4)
10.21	Note Purchase Agreement dated April 26, 2007 between us and Somanta Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 10.42 of our Form 10-Q for the quarter ended June 30, 2007)
10.22	Preferred Stock and Warrant Purchase Agreement, dated November 7, 2007, between us and certain Purchasers (5)
10.23	Investor Rights Agreement, dated November 10, 2007, between us and certain Purchasers (5)
10.24	Form of Warrant Agreement dated November 10, 2007, between us and certain Purchasers (5)
10.25	Board Designation Agreement, dated November 15, 2007, between us and SCO Capital Partners LLC (5)
10.26	Amendment and Restated Purchase Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.27	Amended and Restated Investor Rights Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.28*	Employment Agreement, dated January 4, 2008 between us and Jeffrey B. Davis (5)
23.1         Consent of Whitley Penn LLP
23.2         Consent of Stonefield Josephson, Inc.
23.3         Consent of Bingham McCutchen LLP (Included in Exhibit 5.1)

*	Management contract or compensatory plan required to be filed as an Exhibit to this Form pursuant to Item 15(c) of the report.

(1)	Incorporated by reference to our Form 10-K for the year ended December 31, 2005.
(2)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2006.
(3)	Incorporated by reference to our Form 10-K for the year ended December 31, 2006.
(4)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2007.
(5)	Incorporated by reference to our Form S-1, 333-149633.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 7th day of October 2008.

ACCESS PHARMACEUTICALS, INC.

Date October 7, 2008                                                                                    By:  /s/ Jeffrey B. Davis
 Jeffrey B. Davis
 Chief Executive Officer
                                              (Principal Executive Officer)

Date October 7, 2008                                                                                    By:  /s/ Stephen B. Thompson
 Stephen B. Thompson
 Vice President, Chief Financial
 Officer and Treasurer
 (Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors of Access Pharmaceuticals, Inc., hereby severally constitute and appoint Jeffrey B. Davis and Stephen B. Thompson, and both or either one of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Date            October 7, 2008                                                                By:  /s/ Jeffrey B. Davis
       Jeffrey B. Davis, Director,
       Chief Executive Officer

Date            October 7, 2008                                                                By:          *
       Mark J. Ahn, Director

Date            October 7, 2008                                                                By:          *
       Mark J. Alvino, Director

Date            October 7, 2008                                                                By:          *
       Esteban Cvitkovic, Director

Date            October 7, 2008                                                                By:          *
       Stephen B. Howell, Director

Date     October 7, 2008                                                               By:          *
       David P. Luci, Director

Date            October 7, 2008                                                                By:          *
       Steven H. Rouhandeh, Chairman of
       the Board

* - Executed October 7, 2008 by Stephen B. Thompson as attorney-in-fact under power of attorney granted in Registration Statement previously filed on March 11, 2008.

Exhibit
Number	Description of Document

Exhibit Number
2.1
Amended and Restated Agreement of Merger and Plan of Reorganization between Access Pharmaceuticals, Inc. and Chemex Pharmaceuticals, Inc., dated as of October 31, 1995 (Incorporated by reference to Exhibit A of the our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

2.2
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., Somanta Acquisition Corporation, Somanta Pharmaceuticals, Inc. Somanta Incorporated and Somanta Limited, dated April 18, 2007. (Incorporated by reference to Exhibit 2.1 to our Form 8-K dated April 18, 2007)

2.3
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., MACM Acquisition Corporation and MacroChem Corporation, dated July 9, 2008. (Incorporated by reference to Exhibit 2.3 of our Form 10-Q for the quarter ended June 30, 2008)

3.1	Certificate of Incorporation (Incorporated by Reference to Exhibit 3(a) of our Form 8-B dated July 12, 1989, Commission File Number 9-9134)
3.2           Certificate of Amendment of Certificate of Incorporation filed August 21, 1992
3.3	Certificate of Merger filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)
3.4
Certificate of Amendment of Certificate of Incorporation filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

3.5	Certificate of Amendment of Certificate of Incorporation filed July 18, 1996. (Incorporated by reference to Exhibit 3.8 of our Form 10-K for the year ended December 31, 1996)
3.6	Certificate of Amendment of Certificate of Incorporation filed June 18, 1998. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended June 30, 1998
3.7	Certificate of Amendment of Certificate of Incorporation filed July 31, 2000. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended March 31, 2001)
3.8
Certificate of Designations of Series A Junior Participating Preferred Stock filed November 7, 2001 (Incorporated by reference to Exhibit 4.1.h of our Registration Statement on Form S-8, dated December 14, 2001, Commission File No. 333-75136)

3.9	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of our Form 10-Q for the quarter ended June 30, 1996)
3.10	Certificate of Designation of Series A Cumulative Convertible Preferred Stock filed November 9, 2007 (Incorporated by reference to Exhibit 3.10 to our Form 10-K for the year ended December 31, 2007)
3.11
Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock filed June 11, 2008 (Incorporated by reference to Exhibit 3.11 of our Form 10-Q for the quarter ended June 30, 2008)

5.1	Opinion of Bingham McCutchen LLP
10.1*	1995 Stock Option Plan (Incorporated by reference to Exhibit F of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031
10.2*	Amendment to 1995 Stock Option Plan (Incorporated by reference to Exhibit 10.25 of our Form 10-K for the year ended December 31, 2001)
10.3	Lease Agreement between Pollock Realty Corporation and us dated July 25, 1996 (Incorporated by reference to Exhibit 10.19 of our Form 10-Q for the quarter ended September 30, 1996)
10.4
Platinate HPMA Copolymer Royalty Agreement between The School of Pharmacy, University of London and the Company dated November 19, 1996 (Incorporated by reference to Exhibit 10.11 of our Form 10-K for the year ended December 31, 1996)

10.5*	Employment Agreement of David P. Nowotnik, PhD (Incorporated by reference to Exhibit 10.19 of our Form 10-K for the year ended December 31, 1999)
10.6*	401(k) Plan (Incorporated by reference to Exhibit 10.20 of our Form 10K for the year ended December 31, 1999)
10.7	Form of Convertible Note (Incorporated by reference to Exhibit 10.24 of our Form 10-Q for the quarter ended September 30, 2000)
10.8
Rights Agreement, dated as of October 31, 2001 between the us and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K dated October 19, 2001)

10.9	Amendment to Rights Agreement, dated as of February 16, 2006 between us and American Stock Transfer & Trust Company, as Rights Agent (2)
10.10	Amendment to Rights Agreement, dated as of November 9, 2007 between us and American Stock Transfer & Trust Company as Rights Agent
10.11*	2001 Restricted Stock Plan (Incorporated by reference to Appendix A of our Proxy Statement filed on April 16, 2001)
10.12*	2005 Equity Incentive Plan (Incorporated by reference to Exhibit 1 of our Proxy Statement filed on April 18, 2005 (2)
10.13*	Employment Agreement, dated as of June 1, 2005 by and between us and Stephen B. Thompson (1)
10.14       Asset Sale Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)
10.15	Amendment to Asset Sale Agreement, dated as of December 8, 2006, between us and Uluru, Inc. (3)
10.16       License Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)
10.17	Form of Warrant, dated February 16, 2006, issued by us to certain Purchasers (2)
10.18	Form of Warrant, dated October 24, 2006, issued by us to certain Purchasers (3)
10.19	Form of Warrant, December 6, 2006, issued by us to certain Purchasers (3)
10.20*	2007 Special Stock Option Plan and Agreement, dated January 4, 2007, by and between us and Stephen R. Seiler, President and Chief Executive Officer (4)
10.21	Note Purchase Agreement dated April 26, 2007 between us and Somanta Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 10.42 of our Form 10-Q for the quarter ended June 30, 2007)
10.22	Preferred Stock and Warrant Purchase Agreement, dated November 7, 2007, between us and certain Purchasers (5)
10.23	Investor Rights Agreement, dated November 10, 2007, between us and certain Purchasers (5)
10.24	Form of Warrant Agreement dated November 10, 2007, between us and certain Purchasers (5)
10.25	Board Designation Agreement, dated November 15, 2007, between us and SCO Capital Partners LLC (5)
10.26	Amendment and Restated Purchase Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.27	Amended and Restated Investor Rights Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.28*	Employment Agreement, dated January 4, 2008 between us and Jeffrey B. Davis (5)
23.1         Consent of Whitley Penn LLP
23.2         Consent of Stonefield Josephson, Inc.
23.3         Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

*	Management contract or compensatory plan required to be filed as an Exhibit to this Form pursuant to Item 15(c) of the report.

(6)	Incorporated by reference to our Form 10-K for the year ended December 31, 2005.
(7)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2006.
(8)	Incorporated by reference to our Form 10-K for the year ended December 31, 2006.
(9)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2007.
(10)	Incorporated by reference to our Form S-1, 333-149633.